  As filed with the Securities and Exchange Commission on August 7, 2000
                                                      Registration No. 333-95051
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ------------

                             AMENDMENT NO. 13
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 ------------
                       AMERICA ONLINE LATIN AMERICA, INC.
             (Exact name of registrant as specified in its charter)
        Delaware                     7370                    65-0963212
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)
                             6600 N. Andrews Avenue
                                   Suite 500
                           Fort Lauderdale, FL 33309
                                 (954) 229-2100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                 ------------
                              Charles M. Herington
                            Chief Executive Officer
                       America Online Latin America, Inc.
                             6600 N. Andrews Avenue
                                   Suite 500
                           Fort Lauderdale, FL 33309
                                 (954) 229-2100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ------------
                                With copies to:
      Michael L. Fantozzi, Esq.                  Marc S. Rosenberg, Esq.
       Peter S. Lawrence, Esq.                   Cravath, Swaine & Moore
     Mintz, Levin, Cohn, Ferris,                     Worldwide Plaza
       Glovsky and Popeo, P.C.                      825 Eighth Avenue
        One Financial Center                       New York, NY 10019
          Boston, MA 02111                           (212) 474-1000
           (617) 542-6000
                                 ------------
   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are being offered or on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 ------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
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                                EXPLANATORY NOTE

   This registration statement contains two separate prospectuses. The first prospectus relates to an underwritten public offering by America Online Latin America, Inc. of an aggregate of 28,750,000 shares of class A common stock. The second prospectus relates to a concurrent distribution of an aggregate of 2,057,950 shares of class A common stock by one of our principal stockholders, the Cisneros Group of Companies, to some current and former employees of companies within the Cisneros Group of Companies. The prospectus for the underwritten public offering and the Cisneros Group of Companies distribution will be identical in all material respects with the exception that the Cisneros Group prospectus will have an alternative front cover page and an alternative "Plan of Distribution" section in place of the "Underwriting" section for the underwritten public offering prospectus. Additional non-substantive conforming changes will also be made to the Cisneros Group prospectus to reflect that the initial public offering is being made by a separate prospectus. The alternative pages appear in this registration statement immediately following the complete prospectus for the underwritten public offering. Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED AUGUST 7, 2000

PROSPECTUS

[LOGO OF AMERICA ONLINE]

                               25,000,000 Shares
                       America Online Latin America, Inc.
                              Class A Common Stock
                                 $    per share

                                   --------

  America Online Latin America, Inc. is selling 25,000,000 shares of its class A common stock. The underwriters named in this prospectus may purchase up to 3,750,000 additional shares of class A common stock to cover over-allotments.

  This is our initial public offering of class A common stock. All of the shares of class A common stock are being sold by America Online Latin America, Inc. No public market exists for the class A common stock. We anticipate that the initial public offering price will be between $8.00 and $10.00 per share. We have applied to have the class A common stock included for quotation on the Nasdaq National Market under the symbol AOLA.

                                   --------

  Investing in our class A common stock involves risks. See the risk factors section beginning on page 10.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  In a concurrent distribution made by a separate prospectus, one of our principal stockholders, the Cisneros Group of Companies, intends to give up to 2,057,950 shares of our class A common stock to some current and former employees of companies within the Cisneros Group of Companies. Neither we nor the Cisneros Group of Companies will receive any proceeds from the distribution by the Cisneros Group of Companies.

                                   --------

                                                            Per Share Total
                                                            --------- ------
Initial Public Offering Price                                $        $
Underwriting Discount                                        $        $
Proceeds to America Online Latin America, Inc., before ex-
 penses                                                      $        $

  The underwriters are offering the shares in the initial public offering subject to various conditions. The underwriters expect to deliver the shares to
purchasers in the initial public offering on or about   , 2000.

                                   --------

Salomon Smith Barney                                Donaldson, Lufkin & Jenrette

                                   --------

Lehman Brothers
                Cazenove & Co.
                                                     Prudential Volpe Technology
                              a unit of Prudential Securities

        , 2000

   Outside front cover and outside back cover of prospectus:

  . watermark of the AOL-LA logo

   Inside front cover of prospectus:

  .  AOL-LA logo

  .  screen shot of America Online Brazil online service welcome screen

  .  text: "Online Service Welcome Screen

  .  Internet access

  .  In-depth local content

  .  Community building tools

  .  Personalization and control features

  .  Access to global AOL content and community

  .  E-commerce opportunities"

  .  screen shot of America Online Brazil portal

  .  text: "America Online Brazil Portal

  .  Local content

  .  Community features

  .  Connection to worldwide portal network

  .  E-commerce opportunities"

  . text: "Hi you are online," "Welcome," "You've got mail," "Ready" and "Downloading completed" in English and Portuguese

   Inside back cover of prospectus:

  .  AOL-LA logo

  . text: "Our mission is to be a leader in the development in Latin America of the global interactive medium that is changing the way people communicate, stay informed, are entertained, learn, shop and conduct business. We began offering our interactive services in Brazil in November 1999 and in Mexico in July 2000. We plan to offer our services in Argentina later in the third calendar quarter of this year and then in additional countries in Latin America."

  .  map of Latin America

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   4

Risk Factors...............................................................  10

Forward-Looking Statements.................................................  23

Use of Proceeds............................................................  24

Dividend Policy............................................................  24

Capitalization.............................................................  25

Dilution...................................................................  26

Selected Financial Data....................................................  28

Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations................................................................  29

Business...................................................................  35

Management.................................................................  55

Related Party Transactions.................................................  65

Principal Stockholders.....................................................  77

Description of Provisions of Our Restated
 Certificate of Incorporation that Affect the
 Scope of Our Business.....................................................  79

Description of Capital Stock...............................................  80

Shares Eligible For Future Sale............................................  87

U.S. Tax Consequences to Non-U.S. Holders..................................  89

Underwriting...............................................................  92

Legal Matters..............................................................  95

Experts....................................................................  95

Where You Can Find Additional Information..................................  95

Index to the Consolidated Financial Statements............................. F-1

                               PROSPECTUS SUMMARY

   The following summary contains a general discussion of our business, the offering of class A common stock and summary financial information. It does not contain all of the information that is important to you in making a decision to purchase shares of class A common stock. Before deciding to invest in our class A common stock, you should read this entire prospectus, including the risk factors section and our consolidated financial statements and related notes.

America Online Latin America, Inc.

   America Online Latin America seeks to become the leading provider of interactive services in Latin America. We intend to bring to the Latin American market localized AOL-branded interactive services and the opportunity to join AOL's global online community of approximately 23 million subscribers in 15 countries and seven languages. We believe that our relationships with our founders and principal stockholders, America Online, Inc. and the Cisneros Group of Companies, give us significant competitive advantages. We believe that we will benefit from the technology, brand name, infrastructure and relationships of AOL, the world's leader in branded interactive services, and will draw on the relationships, regional experience and extensive media assets of the Cisneros Group, one of the leading media groups in the Americas.

Our Opportunity

   We believe that Latin America is one of the fastest growing markets for Internet use. International Data Corporation projects that the number of Internet users in Latin America will increase at a compound annual growth rate of 41% from 1998 to 2003 and the number of Internet accessing devices will increase at a compound annual growth rate of 49% over the same period. Our three core target markets are Brazil, Mexico and Argentina. In November 1999, we concurrently launched our first AOL-LA country service, America Online Brazil, and our first AOL-LA country Internet portal, our Brazilian portal at www.americaonline.com.br. In July 2000, we launched our country service in Mexico, America Online Mexico, and our Mexican portal at www.americaonline.com.mx. In the third calendar quarter of this year, we also plan to introduce a localized version of the AOL-LA country service and portal in Argentina, as well as our Latin American regional portal. After that, we intend to introduce our interactive services in additional countries in Latin America.

Our Services

   Our family of AOL-branded interactive services will include the AOL-LA country services, our comprehensive online services which will be available to subscribers, and the AOL-LA country Internet portals and our Latin American regional Internet portal. We believe that our AOL-LA country services will be unique in their seamless integration of local, regional and global interactive communities and the Internet, and in their array of interactive tools, content and e-commerce opportunities. Our network of Internet portals will offer content, community and e-commerce opportunities to all Internet users. We expect to derive our revenues principally from subscriptions to our AOL-LA country services and generate additional revenues from advertising and e-commerce.

Our Strategy

   Our strategy is to develop AOL-LA brand recognition, grow our subscriber and user base and expand beneficial relationships with advertisers, content providers and e-commerce merchants. As part of this strategy, in Brazil we have entered into a strategic marketing alliance with Banco Itau, one of the largest banks in Latin America with approximately seven million customers and one million users of its interactive financial services. We have agreed to create a co-branded, customized version of our America Online Brazil service that Banco

Itau will market to its customers. We will issue 31,700,000 shares of our class A common stock at the closing of this offering to Banco Itau in exchange for its commitment to achieve various subscriber and revenue levels during a five year period. If Banco Itau fails to meet these subscriber and revenue levels, then it has agreed to make substantial cash payments to us. We believe that our relationship with Banco Itau will significantly expand our presence in Brazil.

   We believe that our relationships with AOL, the Cisneros Group and Banco Itau are essential to our success and provide us with significant competitive advantages. Nonetheless, you should be aware that these relationships involve numerous risks, including limitations on the scope of our rights to offer AOL's interactive services, which are discussed more fully in the risk factors section.

                                  ------------

   Our principal executive offices are located at 6600 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309 and our telephone number at that address is
(954) 229-2100.

                                  ------------

                                  The Offering

Class A common stock offered by this
 prospectus...................................       25,000,000 shares
Capital stock to be outstanding after this
 offering, our concurrent issuance of shares
 to Banco Itau and Abrenuncio, the concurrent
 distribution by the Cisneros Group and the
 conversion of series C preferred stock into
 class A common stock by two of our directors
 and one of our executive officers:                Number of Shares    Voting Power
                                                   ----------------    ------------

  Class A common stock

    .  sold in this offering .................       25,000,000              1.215%

    .  issued to Banco Itau...................       31,700,000              1.541%
    .  issued to Abrenuncio...................           27,778              0.001%
    .  given by the Cisneros Group to some of
       its current and former employees under
       a separate prospectus..................        2,057,950              0.100%
    .  held by two of our directors and one of
       our executive officers.................        1,996,424              0.097%

  Series B preferred stock....................      101,858,334             49.508%
  Series C preferred stock....................       97,803,960             47.538%
    Total.....................................      260,444,446             100.00%

   Following this offering, all outstanding shares of series B preferred stock will be held by AOL and all outstanding shares of series C preferred stock will be held by the Cisneros Group. The two directors and one executive officer will receive shares of series C preferred stock in the corporate reorganization described below. These shares will immediately convert into class A common stock. Shares of our series B preferred stock are convertible into shares of class B common stock, which are convertible into class A common stock at any time on a one-for-one basis. Shares of our series C preferred stock are convertible into shares of class C common stock, which are convertible into class A common stock at any time on a one-for-one basis. No shares of class B or class C common stock are currently outstanding.

   Concurrently with this offering:

  .we intend to issue to Banco Itau 31,700,000 shares of our class A common stock in exchange for Banco Itau agreeing to enter into and perform its obligations under the strategic interactive services and marketing agreement with us.

  .we intend to issue 27,778 shares, or $250,000, of our class A common stock in exchange for Abrenuncio, the publisher of Cambio and other magazines, entering into an interactive services agreement with us.

  .the Cisneros Group intends to give up to 2,057,950 shares of our class A common stock to some of its current and former employees. These shares were issued by us to the Cisneros Group as series C preferred stock and will automatically convert into shares of class A common stock upon their distribution to the current and former employees of the Cisneros Group.

   Throughout this prospectus, the term B stock refers collectively to our series B preferred stock and our class B common stock and the term C stock refers collectively to our series C preferred stock and our class C common stock.

   The number of shares of capital stock outstanding after this offering, the issuance of shares to Banco Itau and the concurrent distribution by the Cisneros Group does not include:

  . 9,000,000 shares of class A common stock issuable upon the exercise of options that we expect to grant to our employees, directors and consultants under our stock plan immediately after the effective date of this offering with an exercise price equal to the initial public offering price.

  . 4,208,333 shares of class A common stock available for future issuance under our stock plan.

  . 16,642,500 shares of our series B preferred, class A common or class B common stock issuable to AOL upon its exercise of an immediately exercisable warrant to be granted upon the effective date of this offering with an exercise price equal to the initial public offering price.

  . 83,333 shares of our class A common stock that Abrenuncio has agreed to purchase at the initial public offering price on or before December 31, 2000.



Use of proceeds.................  Working capital purposes, including, expansion of our interactive services and telecommunications network capacity and capital expenditures.

Voting rights...................  Each holder of class A common stock is entitled to one vote per share.

                                  As the holder of B stock, AOL is entitled to ten votes for each share of its B stock and entitled to elect five of our 14 directors.

                                  As the holder of C stock, the Cisneros
                                  Group is entitled to ten votes for each
                                  share of its C stock and entitled to
                                  elect five of our 14 directors.

                                  Banco Itau will be entitled to nominate
                                  one of our directors and AOL and the
                                  Cisneros Group have agreed to vote in
                                  favor of Banco Itau's nominee.

                                  Following this offering, the issuance of the shares to Banco Itau, the issuance of shares to Abrenuncio and the concurrent distribution by the Cisneros Group, AOL will control 49.51% and the Cisneros Group will control 47.54% of the voting power of all our capital stock. Because of the ownership percentages of AOL and the Cisneros Group, they will determine the outcome of all corporate matters requiring stockholder approval, including the election of all our directors, merger transactions and the sale of all or substantially all our assets.

                                  Our restated certificate of incorporation requires the approval of both AOL and the Cisneros Group to amend a number of important provisions and to undertake a wide variety of corporate actions.


Proposed Nasdaq National Market
 symbol.........................  AOLA

Corporate Reorganization

   Currently, our business is conducted by affiliates of AOL Latin America, S.L., a joint venture between AOL and the Cisneros Group formed in December 1998. Immediately before the effectiveness of this offering, we will indirectly own all of AOL Latin America, S.L. and its affiliates through a corporate reorganization.

   In the reorganization, AOL-LA will acquire all of the ownership interests in the two holding companies that own AOL Latin America, S.L. and its affiliates in exchange for shares of AOL-LA's preferred stock. At the time of the reorganization:

   AOL will receive 101,858,334 shares of our series B preferred stock in exchange for its interest in one of the holding companies that owns AOL Latin America, S.L. and its affiliates. AOL will also receive the AOL warrant.

   The Cisneros Group will receive 99,861,910 shares of our series C preferred stock in exchange for its interests in one of the holding companies that owns AOL Latin America, S.L. and its affiliates, before its concurrent distribution of up to 2,057,950 shares to current and former employees.

   Also, Cristina Pieretti and Steven Bandel, executives of the Cisneros Group and members of our board of directors, and Eduardo Hauser, a former executive officer of the Cisneros Group and now our vice president of corporate development, will receive an aggregate of 1,996,424 shares of our series C preferred stock in exchange for their interests in one of the two holding companies that own AOL Latin America, S.L. and its affiliates. Upon receipt, these 1,996,424 shares of series C preferred stock issued to these individuals will immediately convert into 1,996,424 shares of class A common stock.

America Online-Time Warner Merger

   On January 10, 2000, AOL entered into a merger agreement with Time Warner, Inc. Under the agreement, a new holding company, AOL Time Warner, Inc., will form two wholly-owned subsidiaries that will merge with each of AOL and Time Warner. After the merger, AOL and Time Warner will be wholly-owned subsidiaries of AOL Time Warner. The merger is not expected to close until the last quarter of 2000 and is subject to closing conditions. Although the merger will result in changes in the stockholders, management and assets of AOL, we do not believe that the merger will have a material effect on us. Although we recently entered into agreements to distribute Turner Broadcasting and Time Inc. content on our services in Latin America, no decisions have been made about whether other assets of AOL Time Warner will be made available to us.

About This Prospectus

   Unless the context otherwise requires, throughout this prospectus:

  . AOL-LA, we, us, and our refer to America Online Latin America, Inc., our subsidiaries, and our predecessor, AOL Latin America, S.L. and its affiliates;

  .  AOL refers to America Online, Inc; and

  . the Cisneros Group refers to the Cisneros Group of Companies, a group of companies and joint ventures that are associated with two of our directors, Ricardo and Gustavo Cisneros, and their families.

  . Banco Itau refers to Banco Itau S.A. and its affiliate, Banco Banerj
    S.A., both Brazilian banks.

  . Abrenuncio refers to Abrenuncio, S.A. and its affiliate Bakti technologies, Inc.

   Unless otherwise indicated, all information contained in this prospectus:

  . reflects the reorganization transaction and the adoption of our restated certificate of incorporation, restated by-laws and stockholders' agreement upon the effectiveness of this offering;

  . reflects the conversion of 1,996,424 shares of series C preferred stock into 1,996,424 shares of class A common stock by two of our directors and one of our executive officers, who received shares of series C preferred stock in the reorganization transaction;

  . reflects the issuance of 31,700,000 shares of our class A common stock to Banco Itau;

  . reflects the issuance of 27,778 shares of our class A common stock to Abrenuncio in exchange for Abrenuncio entering into an interactive services agreement;

  . reflects the concurrent distribution by the Cisneros Group of 2,057,950 shares of class A common stock to current and former employees of the Cisneros Group under a separate prospectus;

  . excludes 83,333 shares of our class A common stock to be issued to Abrenuncio by December 31, 2000; and

  . excludes the possible issuance of additional shares of class A common stock to the underwriters to cover over-allotments.

   AOL, America Online, AOL Globalnet, AOL.com, AOL Instant Messenger, AOL Netfind, AOL Buddy List, AOL Favorite Places and ICQ are trademarks of AOL. This prospectus also contains trademarks of other companies.

   We maintain the following web sites: www.americaonline.com.br., www.americaonline.com.mx and www.americaonline.com.ar. The information contained at our web sites is not incorporated into and does not constitute part of this prospectus, and the only information that you should rely on in making your decision whether to invest in our common stock is the information contained in this prospectus.

                             Summary Financial Data

   The following table presents our summary statement of operations data for:

  . the period from December 15, 1998, the date of our inception, through June 30, 1999, our first fiscal year end;

  . the period from December 15, 1998, the date of our inception, through March 31, 1999; and

  .  the nine months ended March 31, 2000.

   Our summary balance sheet data is presented as of March 31, 2000, on an actual, pro forma and pro forma as adjusted basis. Our pro forma balance sheet data gives effect to:

  . the conversion of 1,996,424 shares of series C preferred stock into 1,996,424 shares of class A common stock by two of our directors and one of our executive officers, who received shares of series C preferred stock in the reorganization transaction;

  .  the issuance of 31,700,000 shares of class A common stock to Banco Itau;

  .  the issuance of 27,778 shares of class A common stock to Abrenuncio; and

  . the concurrent distribution of 2,057,950 shares of class A common stock by the Cisneros Group.

   Our pro forma as adjusted balance sheet data also gives effect to our receipt of the net proceeds from our sale of 25,000,000 shares of class A common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting the underwriting discount and estimated offering expenses.

   You should read this information and our financial statements as well as the notes to those financial statements appearing elsewhere in this prospectus.

                                                      Period from
                                                       December
                                                       15, 1998
                                                       (date of
                                      Period from     inception)   Nine Months
                                   December 15, 1998   to March       Ended
                                  (date of inception)  31, 1999   March 31, 2000
                                   to June 30, 1999   (unaudited)  (unaudited)
                                  ------------------- ----------- --------------
                                                  (In thousands)
Statement of Operations Data:
Revenues:
  Subscriptions..................       $ 1,644         $   889      $  3,878
  Advertising and e-commerce.....            --              --         1,333
                                        -------         -------      --------
    Total revenues...............         1,644             889         5,211

Loss from operations.............        (1,750)           (587)      (52,445)

Net loss.........................       $(1,872)        $  (622)     $(51,244)
                                        =======         =======      ========
                                               As of March 31, 2000
                                                   (unaudited)
                                  ----------------------------------------------
                                                                    Pro Forma
                                        Actual         Pro Forma   As Adjusted
                                  ------------------- ----------- --------------
                                                  (In thousands)
Balance Sheet Data:
Cash and cash equivalents........       $34,584         $34,584      $242,772
Working capital..................        22,390          22,390       230,578
Total assets.....................        49,199          49,199       257,387
Total stockholders' equity.......        30,001          30,001       238,189

                                  RISK FACTORS

   AOL and AOL-LA are two separate companies. An investment in AOL-LA is not an investment in AOL, nor is AOL's investment in AOL-LA a recommendation for you to purchase shares of AOL-LA's class A common stock. Before purchasing shares of class A common stock offered by this prospectus, you should carefully consider the risks described below, as well as the other information presented in this prospectus.

             RISKS RELATED TO CONTROL BY AOL AND THE CISNEROS GROUP

Because AOL and the Cisneros Group control AOL-LA, investors will not be able to affect the outcome of any stockholder vote or exercise any influence over our business

   Following this offering, the issuance of shares to Banco Itau and Abrenuncio and the concurrent distribution by the Cisneros Group, AOL will control approximately 49.51% and the Cisneros Group will control approximately 47.54% of the voting power of our outstanding capital stock. Investors acquiring shares of class A common stock in this offering, which has disparate voting rights compared to the B stock and C stock held by AOL and the Cisneros Group, will control only 1.21% of the voting power. Because of the ownership percentages of AOL and the Cisneros Group, they will determine the outcome of all corporate matters requiring stockholder approval, including the election of all of our directors and transactions such as mergers.

   Moreover, AOL and the Cisneros Group will control our business direction and policies. AOL and the Cisneros Group exercise their control over our business through exclusive voting rights and veto powers granted to them as holders of B stock and C stock. For example, each of AOL and the Cisneros Group, along with the directors appointed by them who serve on the special committee of our board of directors, has the power to veto:

  . all amendments to our restated certificate of incorporation and restated by-laws;

  .  the selection of nominees to our board of directors; and

  .  all issuances of our capital stock.

   The Cisneros Group has not previously operated any interactive services business of the kind that we conduct and plan to conduct.

AOL and the Cisneros Group have interests that conflict with your interests and are free to place their interests ahead of yours

   Because AOL and the Cisneros Group operate in the interactive services and media industries, their control of AOL-LA creates actual and potential conflicts of interest between them and us. Neither our restated certificate of incorporation nor our agreements with AOL and the Cisneros Group prevent them from pursuing other opportunities that might be advantageous to us, acquiring a minority interest in businesses that compete with us or, in some instances, directly competing with us. Consequently, they each have the power to take actions that may be directly opposed to our interests and your interests as an investor.

   For example, AOL and the Cisneros Group may each offer Spanish- and Portuguese-language interactive services targeted to markets outside of Latin America. AOL may also offer any non-AOL-branded TV- or wireless-based online services or non-AOL-branded Spanish and Portuguese language portals in Latin America. Our business would be adversely affected if AOL or the Cisneros Group were to engage in any of these business opportunities. AOL and the Cisneros Group are not restricted from competing with us for advertising and e-commerce revenues.

   Our restated certificate of incorporation does not require AOL or the Cisneros Group to inform us of any business opportunities or to make any business opportunities available to us. Moreover, our restated certificate of incorporation protects AOL and the Cisneros Group and obligates us to indemnify them against liability for breach of fiduciary duty should they choose to pursue an opportunity that might be favorable to us or recommend the opportunity to a third party. Our directors and officers affiliated with AOL and the Cisneros Group are similarly protected.

   Because AOL and the Cisneros Group each hold preferred stock, their claim to our assets will be senior to yours if we are liquidated. Moreover, their preferred stock is entitled to receive cumulative annual dividends at the rate of $0.0736 per share, payable in additional shares of preferred stock. This means that their senior claim to our assets will increase over time, and that they will be able to convert their preferred shares into a larger percentage of our common stock in the future.

   Some of our directors and executive officers own AOL common stock or options to purchase AOL common stock. Their interests in AOL's equity may present them with incentives that are different from your incentives, which may heighten the conflicts described above. Furthermore, immediately after the effective date of this offering, we expect to grant options to our directors to purchase shares of our class A common stock. Our four directors who are also employees of AOL, however, will be required to transfer any benefits from these options to AOL.

Because AOL and the Cisneros Group control our ability to offer new types of interactive services, our revenues, growth and ability to compete may be adversely affected

   Because of restrictions and limitations in our charter documents, we may not be able to respond quickly, or at all, to new services offered by competitors or take advantage of new business opportunities, which could adversely affect our growth or reduce our revenues.

   First, we cannot engage in any business activity other than providing personal computer-based, or PC-based, and AOL-branded TV- and wireless-based interactive services in Latin America without the approval of AOL and the Cisneros Group for as long as:

  . AOL continues to own at least 50,929,167 shares of B stock, or 50% of the number of shares of series B preferred stock that we originally issued to it; and

  . the Cisneros Group continues to own at least 50,929,167 shares of C stock, or 50% of the number of shares of series C preferred stock that we originally issued to it and two of our directors and one of our executive officers.

   Second, even if AOL acquires or develops AOL-branded TV- and wireless-based online services, we will not be able to offer these services in Latin America, although we have the license to do so, without the approval of both of the directors appointed by AOL and the Cisneros Group who serve on the special committee of our board of directors. Disputes may also arise with AOL over whether our licensed rights extend to particular services, due to possible ambiguities in the terms PC-based, TV-based and wireless-based services.

   These limitations on our ability to offer new products and services beyond AOL-branded PC-, TV- and wireless-based interactive services in Latin America may prevent us from pursuing potentially lucrative business opportunities. For example, we are prevented from offering our services to Spanish- and Portuguese-speaking consumers in countries outside of Latin America.

Limitations and conditions on our rights to offer AOL-branded online services and portals in Latin America could harm the value of these rights and our ability to effectively compete

   We have entered into a license agreement with AOL under which we have exclusive rights to offer AOL-branded PC-based online services and, as they are developed by AOL, AOL-branded TV-and wireless-based online services in Latin America. These rights to use AOL's brand name and services are vital to our success as an interactive services provider. However, they are subject to important conditions and limitations, some of which are beyond our control, which could preclude us from exercising our rights or materially diminish their value to us and could adversely affect our business.

   First, we have no rights to offer AOL-branded wireless-based online services unless the services are developed by AOL for commercial launch within four years of the effective date of the registration statement for this offering. Our rights to offer TV-based services are also contingent upon AOL's developing these services.

   Second, we will lose our exclusivity:

  . to AOL-branded PC-based online services, upon the later of December 15, 2003 or the date on which either AOL or the Cisneros Group owns less than 20% of our outstanding capital stock; and

  . to AOL-branded TV- and wireless-based online services, upon the later of August 7, 2005 or the date on which either AOL or the Cisneros Group owns less than 20% of the outstanding capital stock of AOL-LA.

   Third, AOL may terminate our license agreement if we materially breach its terms.

   Fourth, our license to offer a network of Spanish- and Portuguese-language AOL-branded portals in Latin America is non-exclusive. If we do not exercise our option to purchase exclusive rights, AOL could offer competing portals or extend licensed rights to a third party.

   Except for CompuServe-branded services, we have no rights to market non-AOL-branded interactive services owned by AOL, including Netscape, DigitalCity and MovieFone. These limitations may prevent us from pursuing potentially lucrative business opportunities.

Our ability to maintain commercial operations would be seriously harmed if AOL fails to provide us with proprietary technology and other services related to our interactive services

   We have entered into a services agreement with AOL under which we pay AOL to provide us with all the technology and support we require to offer our interactive services in Latin America. Under the services agreement, AOL has agreed to run our interactive services on its host computers in the U.S. and to develop the localized versions of our interactive services that we intend to offer in various countries in Latin America. Because we do not have the resources, including personnel and technology, to develop or run our interactive services independently of AOL, any failure on AOL's part to meet its obligations under the services agreement would severely affect our business. Further, if AOL delays in localizing our software, future launches of our interactive services may be postponed, which would weaken our ability to compete and to grow our business. AOL has no obligation to reimburse us for losses caused by its failure to deliver any services under the services agreement, and AOL may terminate the services agreement if we materially breach its terms. The termination of the services agreement with AOL would critically impact our business.

If AOL and the Cisneros Group fail to agree on matters related to our business, our business may be adversely affected for as long as they remain in deadlock

   Since AOL and the Cisneros Group jointly control AOL-LA through provisions contained in our restated certificate of incorporation, restated by-laws, and stockholders' agreement, either AOL or the Cisneros Group can block a wide variety of actions. Should AOL and the Cisneros Group disagree on the direction of AOL-LA or on any matter over which each has exclusive veto rights, our business may be adversely affected until the disagreement is resolved. For example, under our restated certificate of incorporation, AOL, as the holder of our B stock, and the Cisneros Group, as the holder of our C stock, must each separately approve many corporate and business matters, including:

   . our offering AOL-branded TV- and wireless-based online services in Latin America;

   . any expansion of our business beyond offering PC-, TV- and wireless-based interactive services in Latin America; and

   . any changes to significant corporate governance provisions in our restated certificate of incorporation and restated by-laws.

   The list of matters that both AOL and the Cisneros Group must approve is extensive and extends beyond major corporate governance issues.

                                FINANCIAL RISKS

We expect to continue to incur losses and we may not achieve or maintain profitability, which may cause our stock price to decline

   We incurred net losses of approximately $53.1 million from December 15, 1998, the date of our inception, through March 31, 2000. We expect to continue to incur net losses as we expend substantial resources to develop our business. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future. We will need to generate significant revenues to achieve profitability and we may not be able to do so.

Because our short operating history makes it difficult to evaluate our prospects, our future financial performance may disappoint investors and result in a decline in our stock price

   You must consider our prospects given the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market. We launched our first AOL-LA country service and our first AOL-LA country Internet portal in November 1999 in Brazil. In July 2000, we launched our country service and Internet portal in Mexico. We have only a limited operating history for you to evaluate our business and our future financial performance may disappoint investors and result in a decline in our stock price. For the nine month period ended March 31, 2000, $2.9 million, or 56%, of our revenues reflect subscription fees attributable to our CompuServe Classic subscribers that we acquired from AOL. We expect these CompuServe revenues to decline significantly. You should not evaluate our business or financial prospects based upon our historical subscription revenues.

If we are not able to convert our subscribers into paying subscribers, we will not be able to increase our revenues as planned

   Due to our limited operating history, we cannot predict the extent to which we will be successful in converting trial subscribers and those whose payments are late into paying subscribers. If we fail to successfully convert these subscribers, we will have difficulty increasing our revenue at the rates required to reduce our operating losses and achieve profitability.

   As of March 31, 2000, we had approximately 96,300 subscribers in Brazil. As of June 25, 2000, we had approximately 129,000 subscribers in Brazil. Because our marketing efforts include offering a free trial period to our subscribers, and because of the early stage of our business, a substantial portion of our subscribers are in their free trial period. We expect that trial subscribers will represent a substantial portion of our total subscriber population as we continue to launch our interactive services in other countries in Latin America. Although we expect that the percentage of trial subscribers will fluctuate, it will not be unusual at any particular date following the launch of one or more of our country services or following a significant marketing campaign for a majority of our subscribers to be trial members. The percentage of trial members is likely to be at its highest during periods following our launch in a new market and following heavy promotional activity, which may include offering extended trial periods. We launched our country service in Mexico in July 2000 and we expect to launch our country service in Argentina later in the third calendar quarter of 2000.

   As of March 31, 2000, approximately 22% of our subscribers who were past their trial period had not made payment within 25 days of their billing date. As of June 25, 2000, approximately 8% of our subscribers who were past their trial period had not made payment within 25 days of their billing date. Approximately 80% of our subscribers in Brazil have chosen to use the boletos method of payment rather than credit cards. A significant number of the subscribers using boletos, who have received an invoice, have not made timely payment. The boleto is a customary form of payment, under which Brazilian banks that we designate act as conduits for collecting payments. We send each subscriber a bill and the subscriber pays the bill at a local bank. These local banks then send payments to our designated banks. We are enhancing our systems to validate billing information for all subscribers, new and existing, that choose to use boletos as a form of payment. As we go through the validation process for existing subscribers, we are terminating those subscribers for whom we cannot gather valid billing information. As of July 22, 2000 we had approximately 124,600 subscribers in Brazil and 18,000 subscribers in Mexico.

Because AOL and the Cisneros Group only have limited commitments to fund our capital requirements after this offering, if we are unable to obtain financing from other sources, we will be unable to sustain our business

   To support our operations up to the date of this offering, both AOL and the Cisneros Group have provided us with various services as well as cash. However, neither AOL nor the Cisneros Group is obligated to provide any future funding following this offering, except that each of AOL and the Cisneros Group is committed to provide $17.5 million by December 31, 2000. We anticipate that the proceeds from this offering, together with our cash on hand and the cash to be contributed by AOL and the Cisneros Group, will fund our operations only through March 31, 2001. We do not expect that our operations will be generating positive cash flow by that time. As a result, we will need financing from other sources to obtain cash to sustain our business. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or anticipated expansion, which will have an adverse effect on our business. We cannot accurately predict the timing and amount of our capital requirements. Consequently, we may require further financing sooner than anticipated. Any additional equity financing, if available, may be dilutive to our stockholders, and any debt financing, if available, may involve restrictions on our financing and operating activities.

Because we expect that most of our revenues will be paid in Latin American currencies, the value of our revenues will decline if these currencies depreciate relative to the U.S. dollar

   Although our reporting currency is the U.S. dollar, most of our revenues will be received in the currencies of the countries in which we offer our interactive services. The currencies of many Latin American countries, including Brazil, Mexico and Argentina, have experienced substantial volatility and depreciation in the past. Our revenues will decline in value if the local currencies in which we are paid depreciate relative to the U.S. dollar, which would adversely affect our business. Due to our constantly changing currency exposure and the potential substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations on our business.

   We have not tried to limit our exposure to exchange rate fluctuations by using foreign currency forward exchange contracts as a vehicle for hedging. A foreign currency forward exchange contract would obligate us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates and to make or receive an equivalent U.S. dollar payment equal to the value of the exchange. Our business may be adversely affected by foreign currency exchange rate fluctuations if we fail to enter into these hedging transactions or if these transactions are unsuccessful. Future currency exchange losses also may increase if we become subject to exchange control regulations restricting our ability to convert local currencies into U.S. dollars.

                      RISKS RELATED TO OUR MARKET STRATEGY

The availability of free and low-cost Internet access services may adversely affect our ability to attract and retain subscribers, generate revenues from online subscription fees and achieve profitability

   We expect to generate the substantial majority of our total revenues from our online service subscription fees. The availability of lower priced or free Internet services in Latin America may, however, adversely impact our ability to attract and retain paying subscribers, generate revenues and achieve profitability. As in other markets throughout the world, free Internet access services are now available in Brazil, Mexico and Argentina. In Mexico, various providers, including Terra Libre, Tutopia, Gratis1 and Libertis, offer free Internet access. Because these free Internet access services are available in Mexico, we may have difficulty attracting and retaining subscribers to our America Online Mexico service that we launched in July 2000. Moreover, providers of free Internet access services in Brazil claim to have registered a substantial number of users. Universo Online, or UOL, one of Brazil's largest internet service providers, and Terra Networks, each offer free Internet access services as well as billable Internet access subscription plans in Brazil. Various Brazilian banks, including Bradesco and Unibanco, have begun offering free limited Internet access services in Brazil to their online banking customers. Further, UOL reduced the price for its unlimited Internet access subscription plan significantly below the price of our unlimited Internet access plan. In reaction to these developments, we reduced our price by 29% in Brazil for our unlimited Internet access plan. Our price is still higher than those of our competitors, and we may need to make further reductions to our subscription fees to be more competitive.

   We are experiencing higher than expected subscriber cancellations in Brazil, presumably because of the availability of free service. Due to this increased competition from free service providers, we have not only lowered our prices but have also substantially increased our advertising spending and our spending for content in an effort to attract more subscribers. If these additional expenditures do not generate substantially higher revenues, our operating losses will increase.

Intense competition in Latin America may adversely affect our ability to generate revenues and acquire market share

   We compete in a rapidly growing marketplace with a wide range of competitors, including providers of online and Internet access services and portals. Competition is intense and may increase, which could adversely affect our ability to generate revenues and acquire market share.

   In general, we compete with providers of Spanish- and Portuguese-language interactive services, including Internet access providers, portals, search engines and web directories. Our principal regional market competitors include El Sitio, in which the Cisneros Group owns a minority interest, StarMedia, Terra Networks, which is affiliated with Telefonica, a leading telecommunications provider in Latin America, and UOL. Other competitors in our core target markets include Telmex in Mexico, which has an alliance with Microsoft and offers a Prodigy-branded service, and Ciudad Internet in Argentina. There are currently hundreds of other Internet access providers in Latin America, including providers of free Internet access services such as Internet Gratis, and new portals are being launched on a monthly basis. For example, Yahoo! has recently launched portals in Brazil and Mexico.

   Some of our competitors and potential future competitors may have the following advantages:

  .  longer operating histories;
  . greater name recognition in some markets; and . larger established customer bases.

   Our competitors may develop interactive services that achieve greater market acceptance and new competitors may emerge and acquire significant market share. Future technological improvements may make the Internet easier to navigate and therefore the factors that differentiate our online services may lose their relevance. Further, competitors that own or have established alliances with cable, satellite or telecommunications companies may have distribution, technical or financial advantages, including the ability to offer free Internet access or Internet access services at lower prices. These factors could adversely impact our business.

Past and future media coverage could adversely affect consumer acceptance of our interactive services, which could affect our ability to acquire market share and generate revenues

   Several Brazilian media have reported that consumer protection authorities in Brazil received consumer complaints about the installation of America Online Brazil software on their PCs. A non-governmental private consumer protection association, ADEC, has filed a complaint against us based on similar claims. If we are unsuccessful in defeating its claims, our business could be adversely affected. The Brazilian media has reported ADEC's claim. Past and future media coverage of AOL-LA and our interactive services could adversely affect consumer acceptance of our interactive services.

Volatile economic, social and political conditions in Latin America could make it difficult for us to develop our business, generate revenues or achieve or sustain profitability

   Economic, social and political conditions in Latin America are volatile. This volatility could make it difficult for us to develop our business, generate revenues or achieve or sustain profitability. Historically, volatility has been caused by:

  .  currency devaluations;
  . significant governmental influence over many aspects of local economies; . political, social and economic instability; and . imposition of trade barriers.

   Most or all of these factors have occurred at various times in the last two decades in our core Latin American markets: Brazil, Mexico and Argentina. We have no control over these matters. Economic conditions in Latin America are generally less attractive than those in the U.S. Poor social, political and economic conditions may inhibit use of online services and the Internet, create uncertainty in our operating climate and cause advertisers to reduce or eliminate their interactive services advertising spending, all of which may adversely impact our business.

Failure to effectively penetrate our target market and delays in future launches of our interactive services would harm the development of our business and our ability to generate revenues

   If we cannot effectively penetrate our target market or if future launches of our interactive services are delayed, our business objectives would be compromised. Our success will depend on the growth of the Internet in Latin America and how well our interactive services are received by our target market of consumers who already have computers, or who are financially able to purchase them, and who are able and willing to pay for Internet access. We intend to launch our AOL-LA country service and portal in Argentina later in the third calendar quarter of this year. After that we plan to introduce our interactive services in additional countries in Latin America.

   We have developed our launch schedule based on assumptions about:

  . the number of personal computers owned by individuals within the markets and the potential for future purchases;

  .  levels of Internet use;

  . the accessibility, reliability and cost of telecommunications network services; and

  . intensity of price competition for existing and potential Internet users.

   If our expectations in these areas are not met, future launches may be delayed and our business objectives may be compromised.

If our relationship with Banco Itau is not successful, our reputation, financial condition and competitive position may be harmed

   Our strategic marketing alliance with Banco Itau is subject to a number of risks and uncertainties. As part of our relationship, we will issue 31,700,000 shares of our class A common stock to Banco Itau at the closing of the offering. If we are unable to recover this substantial investment, our business could suffer. For example:

  . Our future revenue projections are highly dependent on Banco Itau's ability to attract a significant number of subscribers to our co-branded service. If we and Banco Itau are not successful in attracting a significant number of subscribers, or if these subscribers do not choose to pay for the service but instead use only the free hours allotted to them, we will not achieve the revenue levels that we expect.

  . If we and Banco Itau disagree on future marketing programs, new product development or the direction of the alliance, it is unlikely we will fully recover the working capital and other resources we contribute to the alliance.

  . Because our agreement with Banco Itau severely limits our ability to enter into strategic relationships with other financial institutions in Brazil, we may be unable to take advantage of potentially lucrative business opportunities.

  . Because we and Banco Itau will be marketing a co-branded service, if Banco Itau experiences any financial difficulties or negative publicity for any reason, our reputation and financial condition could be adversely affected.

Because we expect to generate revenues from advertisements, our business would be adversely affected if a market for interactive services advertising in Latin America fails to develop

   If the market for online service and Internet advertising in Latin America fails to develop or develops more slowly than expected, our ability to generate advertising revenues will be harmed. Currently, there are no widely accepted standards for measuring the effectiveness of advertising on online services and the Internet. If the industry does not develop standard measurements to support and promote online service and Internet advertising in Latin America, existing advertisers may not maintain their current levels of spending for this type of advertising and prospective advertisers may be reluctant to advertise on online services and the Internet, which would reduce potential advertising revenues. Moreover, advertisers may choose not to advertise on our online services or portals if they do not perceive our member and user demographics to be desirable. Furthermore, software programs that limit or prevent advertising from being delivered to a computer while the user is visiting portals on the Internet are available. Widespread adoption of this software would adversely affect the commercial viability of Internet advertising.

Our ability to generate revenues would be adversely affected if e-commerce fails to gain acceptance as a viable means for transacting business in Latin America

   Numerous factors could delay or prevent the emergence of e-commerce in Latin America, which would impair our ability to generate revenues through our interactive services and adversely impact our business. Reasons why e-commerce in Latin America may not gain acceptance among consumers and merchants include:

  . the small percentage of consumers holding credit cards, which are the primary method of payment for e-commerce transactions in the U.S.;

  . perceived lack of security of commercial data, such as credit card numbers;

  .  concerns over privacy of consumers' personal data; and

  . lack of adequate distribution and fulfillment operations for goods purchased.

   Moreover, unlike in the U.S., consumers and merchants in Latin America can be held fully liable for credit card and other losses due to third-party fraud. The incidence of credit card fraud is higher in Latin America than in the U.S. Because secure methods of payment for e-commerce transactions have not been widely adopted in Latin America, both consumers and merchants have a relatively low confidence level in the integrity of e-commerce transactions. Also, many banks and other financial institutions have generally been reluctant to give merchants the right to process online transactions due to concerns about credit card fraud. If concerns about credit card fraud persist, our ability to generate revenues from e-commerce may be limited, which could have an adverse effect on our business.

   Additionally, customs duties and taxes are imposed on deliveries of international parcels in many countries in Latin America, making international e-commerce transactions more costly. Many countries also do not have systems in place to ensure speedy and reliable delivery of parcels once they have cleared customs. These problems may deter merchants and consumers from engaging in e-commerce transactions.

Our inability to manage expansion effectively could cause us to fail to meet the needs of existing members and users or to attract new members and users

   We will need to expand our operations to support the growth of our interactive services. However, if our member base grows rapidly, our managerial, operational and financial resources, systems and internal controls may be strained significantly. For example, we must be able to manage concurrently the demands that will be placed on our executive management team in the U.S. and on our local management teams in Latin America as we launch our interactive services in our target markets. To accommodate a rapidly expanding member and user base and manage our growth, we must continue to implement and improve these systems and controls and effectively hire, train and manage our employees.

Because competition for qualified personnel is intense, we may not be able to retain or recruit qualified personnel, which could impact the management and development of our business

   Our success depends in part upon both the continued services of our executive officers and other key employees and our ability to attract and retain highly skilled and qualified personnel. The loss of the services of one or more of our key personnel could adversely impact our business. Since competition for talented people is intense, we may have difficulty in attracting and retaining skilled and qualified personnel in each of the countries where we expect to launch our interactive services.

          RISKS RELATED TO THE INTERNET AND TECHNOLOGY INFRASTRUCTURE

Our servers, which are owned and maintained by AOL, may be subject to system failures, computer viruses or other unanticipated problems that may damage our reputation and result in a loss of members and in a decrease in use of our portals

   Any damage to or failure of AOL's servers could adversely impact our business. The host computers that run our interactive services, which we refer to as our servers, are owned and maintained by AOL in three locations within the U.S. Our operations therefore depend entirely on AOL's ability to protect this equipment and the information stored there against events such as damage by fire, power loss, failures by third party service providers, computer viruses and unauthorized intrusions. Our property and business interruption insurance for our Brazilian, Mexican and Argentine operations may not sufficiently cover our losses. Moreover, if AOL experiences frequent or persistent system failures, our reputation and business could be permanently harmed even if the failures do not directly affect the systems that run our interactive services.

If the telecommunications networks we use are not reliable or are not able to accommodate our anticipated growth, the quality of our online services and our ability to make our online services available to our members would be harmed

   We depend entirely upon third party telecommunications network providers to transmit data between AOL's servers in the U.S. and our members and content providers in Brazil and Mexico, and we will be similarly dependent on these providers as we launch our AOL-LA country services throughout Latin America. If these third party telecommunications networks do not function properly, the quality of our online services, or even our ability to deliver our online services, would be compromised, which would adversely affect our business.

   Our primary areas of concern involve the capacity and reliability of these networks. Most of our data transmitted between Brazil and the U.S. is transmitted by fiber optic cable, although some of our data is transmitted by satellite because adequate quantities of fiber optic cable are not yet available for these overseas transmissions. Fiber optic cable offers greater capacity and is generally more reliable than satellite-based technology. All of our data transmitted between Mexico and the U.S. is transmitted by fiber optic cable, and we expect that all of our data transmitted between Argentina and the U.S. will be transmitted by fiber optic cable.

We anticipate, however, that we will need to enter into additional fiber optic network contracts in both Mexico and Argentina. If we are unable to enter into additional fiber optic cable contracts in our core markets as our needs expand, or if adequate quantities of fiber optic cable do not become available to our third party network providers, our business may be adversely affected.

   If our third party network providers lack the capacity to accommodate a rapid increase in use of our online services, members may encounter delays in accessing and using our online services. In the past, local and long distance networks in Latin America have experienced capacity problems. If these third party network providers are unable to meet their contractual obligations or if our data transmission needs exceed our projected levels, we would face the challenge of having to arrange for alternative sources of incremental capacity in a timely fashion and on favorable commercial terms. If our data transmission needs cannot be regularly met by our existing or future carriers, or through alternative sources, it would be difficult, if not impossible, for us to grow our online service business.

Underdeveloped local and long distance telephone service may limit the growth of the Internet in Latin America, which will harm our ability to generate revenues from our interactive services

   If improvements to and expansion of the Latin American local and long distance telephone service are not made, our ability to deliver our interactive services to consumers and the market acceptance of online services and the Internet in Latin America will be jeopardized and our business will suffer. Members and users of our interactive services initiate access through local and long distance telephone lines. Local and long distance telephone service in Latin America is significantly less developed than in the U.S. For example, in 1999, there were approximately 66 telephone lines for every 100 people in the U.S., compared to approximately 15 in Brazil, 11 in Mexico and 20 in Argentina. The quality and availability of local and long distance telephone service may vary considerably within a particular country, which may affect the rate at which we are able to expand our interactive services to potential consumers on a national scale. Moreover, adequate quantities of local and regional telephone lines may not be readily available should online service and Internet use increase more rapidly than anticipated.

If the cost of local access calls does not continue to decline in Latin America, consumers may conclude that our interactive services are not cost effective, which could reduce our revenues from subscription fees

   Unlike in the U.S., local calls are metered in Latin America and online service and Internet users pay for Internet access fees as well as local calls that connect them to an Internet access provider. We believe this has had a negative impact on the growth of online services and Internet use in Latin America. If competition among local and long distance telephone companies in our target markets does not continue to reduce telephone call charges for Internet use, our revenues may decline because consumers may be unwilling to pay both subscription fees for Internet access and fees for local calls.

If we fail to adapt our online services to accommodate faster methods of Internet access or if we fail to offer new technologies, we may lose members or fail to attract new members and our revenues may decline

   Unless we can accommodate high-speed Internet and online service access, new technologies, such as TV- and wireless-based services, and operating system platforms other than Windows 95 and Windows 98 in a timely manner, our interactive services will be less appealing to consumers and our revenues may decline. We expect high-speed Internet and online service access to become more widely available in Latin America. High speed access offers significantly faster connections and enhanced features, including the delivery of voice and full-motion video, as compared to the dial-up online access that we currently offer. We will be at a competitive disadvantage if we cannot allow our members to connect to our online services at these higher speeds.

   Moreover, although we have the right under our license agreement to offer AOL-branded TV- and wireless-based online services, our ability to offer these services depends upon AOL developing them. In the case of wireless-based services, our rights will only extend to services developed for commercial launch by AOL within four years of the effective date of the registration statement for this offering. We will be at a competitive disadvantage if we are not able to offer our online services over these new technologies. Additionally, our members can access our online services only through the Windows 95 and Windows 98 operating system platforms.

                 RISKS RELATED TO LEGAL AND REGULATORY MATTERS

We may become subject to burdensome government regulations affecting interactive services, which could increase our costs of doing business or impair our ability to generate revenues

   The legal and regulatory environment that pertains to interactive services in Latin America remains uncertain and may change. Latin American countries may adopt laws and regulations or apply existing laws to interactive services, including e-commerce and online service and Internet advertising. Uncertainty and new regulations could increase our costs, prevent us from delivering our interactive services and could also slow the growth of the Internet significantly, which could delay growth in demand for our interactive services and limit our ability to generate revenues.

   New and existing laws and the interpretation of existing laws may cover issues such as:

  .  copyright, trademark and patent infringement;

  .  access to networks;

  .  sales and other taxes;

  .  content provided on our services;

  .  user privacy and data protection;

  .  pricing controls; and

  .  cross-border commerce.

Because our licensed rights to AOL's trademarks and domain names are a valuable asset and integral to our brand identity, unauthorized use of intellectual property that we license from AOL could lead to public confusion about our brand and adversely affect our business

   AOL's or our own inability to protect our licensed rights to AOL's trademarks and domain names against infringement or misappropriation could lead to public confusion about our brand and adversely affect our business. For example, AOL has experienced difficulty in obtaining the rights to the domain names www.aol.com.br in Brazil, www.aol.com.cl in Chile and aol.com.ve in Venezuela, which incorporate the AOL trademarks that have been licensed to us by AOL. AOL is engaged in legal proceedings in Brazil and is considering initiating legal proceedings in Chile and Venezuela to obtain these domain names. Similarly, in Brazil, Mexico, Argentina, Chile, Colombia and Venezuela, AOL has initiated opposition proceedings to prevent registration of marks by third parties that are confusingly similar to AOL's marks. We cannot assure you that AOL will prevail in any legal proceedings or be able to register successfully all of the domain names that relate to its trademarks.

   Given the global reach of the Internet, the trademarks and other forms of licensed intellectual property that we license from AOL will be displayed in countries that offer less intellectual property protection than the U.S. We have distributed and will continue to distribute software, licensed to us by AOL, for our online services under agreements that grant members a license to use the software. Our members indicate acceptance of the terms of these licenses by clicking on a button on their monitor screen but do not actually sign the license. These licenses may therefore be unenforceable under the laws of Brazil, Mexico and other jurisdictions in which we expect to offer our online services.

Defending against intellectual property infringement claims could be time consuming and expensive and, if we are not successful, could subject us to significant liability and disrupt our business

   We cannot be certain that our interactive services do not or will not infringe on valid patents, copyrights or other intellectual property rights held by third parties. We may incur substantial expense or disruption in defending against third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial liability or materially disrupt the conduct of our business. We have received communications from third parties asserting that features, content or names related to our services may infringe patents, copyrights, trademarks and other rights of these parties. We cannot assure you that third parties will not make infringement claims against us in the future for current or future features or content of our interactive services or that any claim would not result in litigation or require us to enter into royalty and other similar arrangements. Third parties may also challenge AOL's marks and these challenges may result in limitation or loss of our rights to use AOL's proprietary marks.

                         RISKS RELATED TO THE OFFERING

Our stock price is likely to be highly volatile and you may lose all or part of your investment

   Following this offering, the trading price of our class A common stock, assuming that a trading market develops, may be highly volatile. Failure to meet market expectations because of quarterly fluctuations in our financial results could cause our stock price to decline and you could lose all or part of your investment. Moreover, factors that are not related to our operating performance could cause our stock price to decline. The stock market has periodically experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies. Consequently, you may experience a decrease in the market value of your class A common stock or lose all or part of your investment, regardless of our operating performance or prospects.

We may use the net proceeds of this offering in ways with which you may not agree or which prove to be ineffective

   We have not committed the net proceeds of this offering to any particular purpose. We will therefore have significant flexibility in applying the net proceeds of this offering, including ways with which you may disagree. We may, when the opportunity arises, use a portion, or all, of the net proceeds to acquire or invest in businesses, products and technologies. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we may lose significant business opportunities.

The substantial number of shares that will be eligible for sale 180 days after this offering may cause the market price for our class A common stock to drop significantly

   A substantial number of shares of class A common stock will be eligible for sale 180 days after this offering. The occurrence of sales, or the perception that sales could occur, could cause the amount of our stock available, or perceived to be available, for sale in the market to exceed demand, which could cause the market price of our class A common stock to drop significantly. Immediately following this offering, the issuance of the class A common stock to Banco Itau, the issuance of shares of Abrenuncio and the concurrent distribution by the Cisneros Group, 60,782,152 shares of class A common stock will be outstanding. An additional 216,304,794 shares of class A common stock will be issuable to AOL and the Cisneros Group in exchange for their B stock and C stock, as well as upon exercise of the AOL warrant. AOL and the Cisneros Group have registration rights for the class A common stock issuable to them and Banco Itau has separate registration rights for the class A common stock issued to it.

The net tangible book value of your class A common stock will be less than the initial public offering price that you paid for your shares, and as a result, you may not receive the full amount of your investment if we are liquidated

   The initial public offering price per share of our class A common stock is substantially higher than the net tangible book value per share of our class A common stock. You will experience immediate and substantial dilution in pro forma as adjusted net tangible book value of $8.09 per share, assuming an initial public offering price of $9.00 per share. Because the net tangible book value of your shares will be diluted immediately following this offering, if we are liquidated, you may not receive the full amount of your investment.

Because we do not plan to pay cash dividends on our shares, holders of our class A common stock will not be able to receive a return on their shares unless they sell them

   We have never declared or paid any cash dividends on our shares of class A common stock and do not anticipate paying cash dividends in the future. The special committee of our board of directors must unanimously approve the payment of any dividends before our full board of directors can approve a dividend payment. Further, before the payment of any dividends on our shares of class A common stock, we must pay cumulative dividends, payable in series B and series C preferred stock, as and when declared by our board of directors, on our shares of series B and series C preferred stock.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our beliefs, assumptions, expectations and projections about our business and industry. These statements are only predictions and involve known and unknown risks and uncertainties that may cause our or our business and our industry's actual results to be materially different from any future results expressed or implied by these forward-looking statements. We have described these risks in the risk factors section and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as may, will, should, expect, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made.

   This prospectus contains market data related to our business and the Internet. This market data includes projections that are based on a number of assumptions. These projections assume that:

  . social, political and economic conditions will be stable in our target markets;

  .  no catastrophic failure of the Internet will occur;

  . the number of people online and the total number of hours spent online will increase significantly over the next four years;

  . the value of online advertising dollars spent per online user hour will increase;

  .  the download speed of content will increase significantly; and

  .  Internet security and privacy concerns will be adequately addressed.

   If any one or more of these assumptions turns out to be incorrect, our actual results may differ from the projections based on these assumptions. Even if these assumptions turn out to be correct, the markets related to interactive services may not grow over the next four years at the rates projected by the market data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business and the market price of our shares of class A common stock.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer of the class A common stock in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                USE OF PROCEEDS

   We estimate that the net proceeds from our sale of 25,000,000 shares of class A common stock in this offering will be $208 million. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be $240 million. These estimates reflect the deduction of the underwriting discount and estimated offering expenses and assume an initial public offering price of $9.00 per share.

   We intend to use the net proceeds of this offering for working capital purposes, including for the following purposes:

  . expansion of our interactive services, including marketing, brand and content development;
  . expansion of telecommunications network capacity;
  . capital expenditures; and
  . general corporate purposes, including possible acquisitions of or investments in complementary businesses, products or technologies.

   As of the date of this offering, we have no understandings, commitments or agreements to make any material acquisitions or investments. Pending our use of the net proceeds of the offering for the purposes described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

   This discussion is merely an estimate based on our current business plans. Our actual expenditures may vary depending upon circumstances not yet known.

   Neither we nor the Cisneros Group will receive any proceeds from the distribution by the Cisneros Group.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our shares of class A common stock. We intend to retain any earnings to fund our future growth and the operation of our business. Therefore, we do not anticipate paying any cash dividends on our shares of class A common stock in the future. The special committee of our board of directors must unanimously approve the payment of any dividends before our full board of directors can approve a dividend payment. Further, before the payment of any dividends on our shares of class A common stock, we must pay dividends, payable in series B and series C preferred stock, as and when declared by our board of directors, on our shares of series B and series C preferred stock.

                                 CAPITALIZATION

   The following table presents our capitalization as of March 31, 2000 on an actual, pro forma and pro forma as adjusted basis. Our pro forma capitalization gives effect to:

  . the conversion of 1,996,424 shares of series C preferred stock into 1,996,424 shares of class A common stock by Cristina Pieretti, Steven Bandel and Eduardo Hauser, who received shares of series C preferred stock in the corporate reorganization;

  .  our issuance of 31,700,000 shares of class A common stock to Banco Itau;

  .  our issuance of 27,778 shares of class A common stock to Abrenuncio; and

  . the concurrent distribution of 2,057,950 shares of class A common stock by the Cisneros Group.

   Our pro forma as adjusted capitalization also gives effect to our sale of 25,000,000 shares of class A common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting the underwriting discount and estimated offering expenses.

  You should read this information with our financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

                                                     As of March 31, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (In thousands)
Cash and cash equivalents (1).................. $ 34,584  $ 34,584    $242,772
                                                ========  ========    ========
Stockholders' equity:
Preferred stock, $0.01 par value; 500,000,000
 shares authorized (2):
  Series B and C cumulative redeemable
   convertible--150,000,000 shares of series B
   and 150,000,000 shares of series C
   authorized;
   101,858,334 shares of series B cumulative
   redeemable preferred issued and outstanding
   on an actual, pro forma and pro forma as
   adjusted basis .............................    1,019     1,019       1,019
   101,858,334 shares of series C cumulative
   redeemable preferred issued and outstanding
   on an actual basis; 97,803,960 shares issued
   and outstanding on a pro forma and a pro
   forma as adjusted basis.....................    1,019       978         978
Common stock, $0.01 par value; 1,750,000,000
 shares authorized (3):
  Class A--1,250,000,000 shares authorized; no
   shares issued or outstanding on an actual
   basis; 35,782,152 shares issued and
   outstanding on a pro forma basis; 60,782,152
   shares issued and outstanding on a pro forma
   as adjusted basis ..........................       --       358         608
  Class B and C--250,000,000 shares of class B
   and 250,000,000 shares of class C
   authorized; no shares issued or outstanding
   on an actual, pro forma or pro forma as
   adjusted basis .............................       --        --          --
  Additional paid-in capital...................   94,940   380,173     588,111
  Subscription receivable from affiliate (1)...  (12,679)  (12,679)    (12,679)
  Unearned services (4)........................       --  (285,550)   (285,550)
  Accumulated other comprehensive income.......   (1,182)   (1,182)     (1,182)
  Accumulated deficit..........................  (53,116)  (53,116)    (53,116)
                                                --------  --------    --------
    Total stockholders' equity.................   30,001    30,001     238,189
                                                --------  --------    --------
      Total capitalization..................... $ 30,001  $ 30,001    $238,189
                                                ========  ========    ========

--------
(1) Reflects approximately $87.4 million contributed by the Cisneros Group in equity capital from December 15, 1998 through March 31, 2000. Excludes $45.2 million that we received from the Cisneros Group through July 2000 and $32.5 million that we received from AOL through July 2000. Also excludes the additional $17.5 million funding commitment from each of AOL and the Cisneros Group, which is to be paid by December 31, 2000.
(2) Excludes the AOL warrant, an immediately exercisable warrant to purchase 16,642,500 shares in any combination of our series B preferred, class A common or class B common stock at an exercise price equal to the initial public offering price, that we will grant to AOL as of the effective date of this offering.

(3) Excludes options to purchase a total of 9,000,000 shares of class A common stock that we will grant to employees, directors and consultants immediately after the effective date of this offering. Also excludes 83,333 shares of our class A common stock to be issued to Abrenuncio by December 31, 2000.
(4) Reflects the value of the services to be received from Banco Itau and Abrenuncio in exchange for the shares to be issued to them.

                                    DILUTION

   Dilution represents the difference between the initial public offering price of class A common stock in this offering and the net tangible book value per share of our capital stock following this offering. We have calculated our net tangible book value per share at March 31, 2000 by:

  .  subtracting our total liabilities from our total tangible assets; and

  . dividing the difference by the number of outstanding shares of our class A common stock and series B and series C preferred stock.

   Our pro forma net tangible book value per share at March 31, 2000 gives effect to:

  . the conversion of 1,996,424 shares of series C preferred stock into 1,996,424 shares of class A common stock by two of our directors and one of our executive officers, who will receive shares of series C preferred stock in the reorganization transaction;

  .  the issuance of 31,700,000 shares of class A common stock to Banco Itau;

  .  the issuance of 27,778 shares of class A common stock to Abrenuncio; and

  . the concurrent distribution of 2,057,950 shares of class A common stock by the Cisneros Group.

Dilution

   As of March 31, 2000, our net tangible book value was approximately $30.0 million, or $0.15 per share of capital stock.

   Assumed initial public offering price per share..................       $9.00
     Pro forma net tangible book value per share at March 31, 2000..  0.13
     Increase in pro forma net tangible book value per share
      attributable to new
      investors purchasing shares in this offering..................  0.78
                                                                      ----
   Pro forma as adjusted net tangible book value per share after the
    offering........................................................        0.91
                                                                           -----
   Dilution per share to new investors..............................       $8.09
                                                                           =====

Capital stock

   The following table summarizes, on a pro forma as adjusted basis, as of March 31, 2000, the total number of shares of capital stock issued by us, the total cash paid to us and the average cash price per share paid to us by:

  .  AOL for series B preferred stock, paid before this offering;

  . the Cisneros Group for series C preferred stock, paid before this offering;

  . investors in this offering for class A common stock, based upon an assumed initial public offering price of $9.00 per share, before deducting the underwriting discount and estimated offering expenses; and

  . Banco Itau, Abrenuncio, former and current employees of the Cisneros Group receiving shares in the concurrent distribution, and two of our directors and one of our executive officers for class A common stock. No cash consideration is shown for these shares due to the nature of the arrangement with Banco Itau, Abrenuncio, the gifts of shares by the Cisneros Group to its employees and the purchase of shares by two directors and an executive officer from the Cisneros Group at its cost.

                                                       Total
                               Shares Issued     Cash Consideration   Average
                            ------------------- --------------------   Price
                              Number    Percent    Amount    Percent Per Share
                            ----------- ------- ------------ ------- ---------
AOL ....................... 101,858,334    39%  $ 32,500,000     8%    $0.32
The Cisneros Group ........  97,803,960    38    132,599,000    34      1.36
Investors in this
 offering..................  25,000,000    10    225,000,000    58      9.00
Other holders of class A
 common stock..............  35,782,152    13             --    --        --
                            -----------   ---   ------------   ---     -----
  Total.................... 260,444,446   100%  $390,099,000   100%    $1.50
                            ===========   ===   ============   ===     =====

   As of the effective date of this offering, we will issue to AOL the AOL warrant, an immediately exercisable warrant to purchase any combination of 16,642,500 shares of series B preferred stock or class A or class B common stock at an exercise price equal to the initial public offering price. We also expect to grant options to employees, directors and consultants to purchase a total of 9,000,000 shares of class A common stock at an exercise price equal to the initial public offering price. No other stock options or warrants have been granted or issued. We also have agreed to issue 83,333 shares of our class A common stock to Abrenuncio at the initial public offering price on or before December 31, 2000. These tables do not reflect the exercise of any outstanding stock options, the AOL warrant or the issuance of 83,333 shares to Abrenuncio.

                            SELECTED FINANCIAL DATA

   You should read the selected financial data presented below and our financial statements, the notes to those financial statements and the management's discussion and analysis of financial condition and results of operations section appearing elsewhere in this prospectus. The statement of operations and balance sheet data as of and for the period from December 15, 1998, the date of inception, to June 30, 1999 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations and balance sheet data as of and for the period from December 15, 1998, the date of inception, to March 31, 1999 and as of and for the nine months ended March 31, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the operating results to be realized in the future.

                                                      Period from
                                           Period     December 15,
                                            from       1998 (date
                                        December 15,       of      Nine Months
                                        1998 (date of  inception)     Ended
                                          inception)  to March 31,  March 31,
                                             to           1999        2000
                                        June 30, 1999 (unaudited)  (unaudited)
                                        ------------- ------------ -----------
                                                    (In thousands)
Statement of Operations Data:
Revenues:
  Subscriptions........................    $ 1,644       $  889     $  3,878
  Advertising and e-commerce...........         --           --        1,333
                                           -------       ------     --------
    Total revenues.....................      1,644          889        5,211
                                           -------       ------     --------
Costs and expenses:
  Cost of revenues.....................      1,091          616       10,429
  Sales and marketing..................         12           --       35,192
  Product development..................        312          145        1,948
  General and administrative...........      1,979          715       10,087
                                           -------       ------     --------
    Total costs and expenses...........      3,394        1,476       57,656
                                           -------       ------     --------
Loss from operations...................     (1,750)        (587)     (52,445)
Other income, net......................          9           (2)       1,241
                                           -------       ------     --------
Loss before (provision) benefit for
 income taxes..........................     (1,741)        (589)     (51,204)
(Provision) benefit for income taxes...       (131)         (33)         (40)
                                           -------       ------     --------
Net loss...............................    $(1,872)      $ (622)    $(51,244)
                                           =======       ======     ========

                                                                        As of
                                                             As of    March 31,
                                                            June 30,    2000
                                                              1999   (unaudited)
                                                            -------- -----------
                                                               (In thousands)
Balance Sheet Data:
Cash and cash equivalents.................................. $17,716    $34,584
Working capital............................................  16,156     22,390
Total assets...............................................  19,467     49,199
Total stockholders' equity.................................  16,166     30,001

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Consolidated Results of Operations

   Revenues. Total revenues consist of subscription revenues, advertising revenues and e-commerce revenues. The following table presents the components of our revenues for the periods from December 15, 1998 to June 30, 1999, December 15, 1998 to March 31, 1999, and for the nine months ended March 31, 2000.

                                                    December
                                                    15, 1998
                                                    (date of
                                 December 15, 1998 inception)
                                      (date of      to March   Nine Months Ended
                                   inception) to    31, 1999    March 31, 2000
                                   June 30, 1999   (unaudited)    (unaudited)
                                 ----------------- ----------- -----------------
                                             (Dollars in thousands)
Revenues:
  Subscriptions................. $  1,644   100.0% $889 100.0% $  3,878    74.4%
  Advertising and e-commerce....       --     --     --   --      1,333   25.6
                                 -------- -------- ---- ------ -------- --------
    Total revenues..............   $1,644   100.0% $889 100.0% $  5,211   100.0%
                                 ======== ======== ==== ====== ======== ========

   Subscription revenues. For the periods presented, our subscription revenues were generated from members paying fees to subscribe to the CompuServe Classic service and, to a lesser extent, the AOL-LA country service in Brazil. We expect that future subscription revenues will be generated primarily from members paying fees to subscribe to the AOL-LA country services and to a lesser extent from the CompuServe Classic service.

   Subscription revenues for the nine months ended March 31, 2000 were approximately $3.9 million and approximately $1.6 million for the period from December 15, 1998 through June 30, 1999.

   AOL-LA subscription revenues. For the nine months ended March 31, 2000, approximately $939,000, or 24%, of our subscription revenues were generated from members subscribing to our Brazil service, which was launched during November 1999. As of March 31, 2000 and June 25, 2000, we had approximately 96,300 and 129,000 subscribers in Brazil, respectively. Approximately 22% of our subscribers who were past their trial period as of March 31, 2000 had not made payment within 25 days of their billing date. Approximately 8% of our subscribers who were past their trial period as of June 25, 2000 had not made payment within 25 days of their billing date. A substantial portion of our subscribers at March 31 and June 25 were in their standard free trial period.

  We have been attempting to build our subscriber base by aggressively marketing our AOL-LA country services in Brazil and Mexico, which is generating new subscribers. Following the launch of our interactive services in other countries in Latin America, we expect that a substantial percentage of our subscribers will be in their trial period, as we believe is typical of Internet subscription businesses in the early stages of their growth. Although we expect the actual percentage of trial users to fluctuate, it may not be unusual at any particular date following the launch of our interactive services or heavy marketing activity for a majority of our subscribers to be trial members. The percentage of trial members is likely to be highest following our launch in a new market and following particular promotional campaigns, which may include offering extended trial periods. We began operations in Brazil in November 1999 with all of our subscribers in their trial period, and we are still heavily promoting our service in Brazil. All of our subscribers in Mexico are in their free trial period following the launch of our America Online Mexico service in July 2000. For a limited time, we are offering new subscribers in Mexico a 90 day free trial period beginning on the date they register for the service. The duration of this free trial offer is subject to market conditions. Because the service in Mexico was launched in July, we have not yet received any subscription revenue in Mexico. We expect to launch our country service in Argentina later in the third calendar quarter of 2000. Subject to market conditions, we anticipate that we will offer new subscribers in Argentina the same 90 day free trial period we offer to our subscribers in Mexico.

   During March 2000, our subscribers in Brazil, including those in their free trial period, spent an average of 21 minutes per day on our America Online Brazil service. Average monthly subscriber usage in Brazil has since increased to 23 minutes per day in April, 25 minutes per day in May and 29 minutes per day during June 2000. Increased usage by our subscribers in Brazil has not significantly affected our subscription revenues because substantially all of our subscribers to date have selected unlimited usage plans. Increased usage does, however, favorably impact our potential advertising revenues.

   We offer Brazilian subscribers two alternative methods by which they can pay their subscription fees, credit cards and boletos bancarios. The boleto is a customary form of payment, under which Brazilian banks that we designate act as conduits for collecting the payments. We send each member a bill and the member pays the bill at a local bank. These local banks then send the payments to our designated banks. This is a common method for payment in Brazil, but is more costly for us than payment through credit cards and results in a longer collection cycle. As the boleto is a common form of payment in Brazil, approximately 80% of our subscribers in Brazil have selected this method of payment. Although we have not experienced any significant difficulties collecting subscription fees from members using credit cards, a significant number of our subscribers using boletos who have received an invoice have not made timely payment.

   To decrease the number of late paying subscribers, we are in the process of enhancing our systems to validate billing information during the registration process or during the subscriber's trial period. We are also in the process of trying to validate billing information for the late paying subscribers and, as we go through this validation process, we are terminating those subscribers for whom we cannot gather valid billing information. We are also considering making available various alternative methods of payment, such as direct debit and payment through a third party.

   For subscribers in Brazil that have elected to pay their subscription fees with credit cards, we recognize subscription revenues when the fees become due. For subscribers in Brazil who pay through means other than credit cards, we begin to recognize subscription revenues when we receive payment. In Mexico, our subscribers can pay their subscription fees with either credit cards or bank debit cards. Upon the expiration of the free trial period following the launch of our America Online Mexico service, we will begin to recognize subscription revenue when the fees become due.

   In January 2000, we reduced our monthly fee for unlimited access in Brazil from R$35.00, which is equal to approximately U.S.$19.55, to R$24.95, which is equal to approximately U.S.$13.94, in response to the availability of free Internet access and price cuts by our competitors. We may need to make further reductions in the future.

   For the first five years of our alliance with Banco Itau, Banco Itau will subsidize a minimum of one free hour per month for every approved member of the co-branded service. Any payments received from Banco Itau for those hours will be reflected as a reduction of cost of revenues in the statement of operations. We expect that our subscriber numbers will increase significantly because of this agreement. At the same time, our revenue per subscriber may decrease because members of the co-branded service may stay within the free hours to avoid having to pay any subscription fees. Our joint objective with Banco Itau, however, is for these members to pay for additional hours on the service, which would generate additional subscription revenues.

    CompuServe Classic subscription revenues. For the nine months ended March 31, 2000, $2.9 million, or 76%, of our subscription revenues were generated from our CompuServe Classic service. Due to a declining base of subscribers to the CompuServe Classic service, subscription revenues from this service have been declining. The CompuServe subscriber base was approximately 18,000 subscribers when we acquired them from America Online on December 15, 1998 and approximately 6,700 subscribers at March 31, 2000. We believe that our CompuServe Classic subscription base has declined because we have not been marketing the service to retain and increase members. Since we do not expect to add new CompuServe Classic members, we anticipate that our subscription revenues from the CompuServe Classic service will continue to decline.

   At the time we acquired the subscribers to the CompuServe Classic service, we entered into a contract with a third party to manage and administer the CompuServe Classic service. In exchange for these services, this third party retained a portion of these subscription fees. We recorded the net subscription fees due to us as revenues. In June 1999, we modified the contract to eliminate the sharing of all subscription fees and to include the payment of a service fee to the third party. Since that time, we have recorded gross subscription fees due to us from the CompuServe Classic service, and the related service fees are included in cost of revenues for the nine months ended March 31, 2000.

   Advertising and e-commerce revenues. An important component of our business strategy is to generate advertising and e-commerce revenues from our online services and our portals.

   Advertising revenues are derived principally from:

  . advertising arrangements under which we receive fees based on the number of advertisements displayed on our interactive services; and
  . sponsorship or co-sponsorship arrangements that allow advertisers to sponsor an area on our interactive services in exchange for a fixed payment either in cash or, in some instances, in equity.

   For advertising arrangements that require us to display a specified number of advertisements for a fixed fee, we recognize advertising revenues as the advertisements are displayed. We also derive revenues from sponsorship or co-sponsorship arrangements that provide for advertising and other services. We recognize these revenues on a straight line basis over the term of the contract, provided we are meeting our obligations under the contract. Payments received from advertisers before we display their advertisements on our interactive services are recorded as deferred revenues. As of March 31, 2000, we had deferred revenues of approximately $4.8 million from advertising arrangements.

   We also expect to derive revenues from e-commerce transactions conducted through our interactive services. These revenues will be in the form of a flat payment, a percentage of each e-commerce transaction that is attributable to our interactive services, or both. We may receive cash or, in some instances, equity. We will recognize revenues from e-commerce transactions when we are notified of sales that are attributable to our interactive services.

   Advertising and e-commerce revenues for the nine months ended March 31, 2000 were approximately $1.3 million. We did not generate any advertising and e-commerce revenues during the period from December 15, 1998 through June 30, 1999. Although we expect advertising and e-commerce revenues to increase in future periods, we expect to derive the substantial majority of our revenues from subscriptions to our AOL-LA country services.

   We have not yet recognized any barter revenue. We will recognize future barter revenue based on the fair value of the advertising that we agree to provide, where we can demonstrate fair value by reference to recent similar cash-based transactions.

   Costs and expenses. The following table presents the components of our costs and expenses for the period from December 15, 1998 to June 30, 1999, December 15, 1998 to March 31, 1999 and for the nine months ended March 31, 2000.

                                                  For the
                                                Period from
                              For the Period   December 15,
                                   from        1998 (date of
                             December 15, 1998 inception) to
                                   (date         March 31,   Nine Months Ended
                               of inception)       1999        March 31, 2000
                              to June 30, 1999  (unaudited)     (unaudited)
                             ----------------- ------------- ------------------
                                           (Dollars in thousands)
Costs and expenses:
  Cost of revenues.......... $  1,091    32.1% $  616  41.7% $  10,429    18.1%
  Sales and marketing.......       12     0.4      --   0.0     35,192    61.0
  Product development.......      312     9.2     145   9.8      1,948     3.4
  General and
   administrative...........    1,979    58.3     715  48.5     10,087    17.5
                             -------- -------- ------ ------ --------- --------
    Total costs and
     expenses............... $  3,394   100.0% $1,476 100.0% $  57,656   100.0%
                             ======== ======== ====== ====== ========= ========

   Cost of revenues. Cost of revenues includes:

  . network-related costs consisting primarily of fees paid to third parties to carry our data over their telecommunications networks;

  . fees we pay to AOL for use of their servers that run our interactive services;

  . fees we pay to AOL and the Cisneros Group for technical support and training;

  . personnel and related costs for customer support and product and content development;

  .  fees paid to selected content providers; and

  .  amortization of capitalized product development costs.

   For the nine months ended March 31, 2000, cost of revenues was approximately $10.4 million and consisted primarily of costs to launch our AOL-LA country service in Brazil, preparation for our launch in Mexico, preparation for our anticipated launch in Argentina and the continued servicing of our CompuServe Classic subscribers. These costs also included payments made or due to AOL and other third parties for the costs of using their computer systems, including costs of equipment, operations staffing and establishing our call centers. These costs include payments made to a third party for the management and administration of the CompuServe Classic service under our contract. During this period, the cost of services provided by AOL was approximately $1.8 million. We expect that our cost of revenues will continue to grow and will exceed or represent a significant portion of our total revenues as we expand our capacity to accommodate new users of our interactive services.

   For the periods from December 15, 1998 to March 31, 1999 and from December 15, 1998 to June 30, 1999, cost of revenues were approximately $616,000 and $1.1 million. These costs, which are primarily payable to AOL, reflect the costs we incurred to provide service to our CompuServe Classic subscribers.

   Upon the closing of this offering, we plan to issue 27,778 shares, or $250,000, of our class A common stock in exchange for Abrenuncio, the publisher of Cambio and other magazines, entering into an interactive services agreement with us, under which it will provide content for our interactive services. Abrenuncio has agreed to purchase 83,333 shares of our class A common stock at the initial public offering price on or before December 31, 2000.

   Sales and marketing. Sales and marketing expenses include our costs to acquire and retain our members, the operating expenses for our sales and marketing efforts and other general marketing costs. The costs to acquire and retain our members include direct marketing costs as well as the costs of brand advertising on television and in newspapers, magazines and other media.

   For the nine months ended March 31, 2000, sales and marketing expenses were approximately $35.2 million and primarily reflect the costs related to the launch of our AOL-LA country service in Brazil in November 1999. During this period, we engaged in a significant amount of advertising to promote our brand as well as direct marketing to acquire subscribers of the service. For the periods from December 15, 1998 to March 31, 1999 and from December 15, 1998 to June 30, 1999, sales and marketing expenses were insignificant. We expense all costs related to member acquisition as they are incurred.

   We anticipate that we will account for the costs of our strategic interactive services and marketing agreement with Banco Itau as a sales and marketing expense, which we will amortize over its useful life.

   We have recently increased our sales and marketing expenditures in response to the competitive situations in Brazil and Mexico. As we launch into new markets, we expect that our sales and marketing expenses will increase significantly as we continue to expand our interactive services and attempt to attract new members and users.

   Product development. Our product development expenses mainly consist of charges from AOL for personnel and related costs to localize our interactive services and for any development work that we request

AOL to provide. We expense as incurred product development costs that we incur before any product or service developed by AOL has reached technological feasibility, also known as beta. We capitalize costs incurred after technological feasibility has been established up until completion of beta testing. Once beta testing is complete and the product or service is commercially available, costs are again expensed as incurred.

   Product development costs expensed for the nine months ended March 31, 2000 were approximately $1.9 million, approximately $145,000 for the period from December 15, 1998 through March 31, 2000, and approximately $312,000 for the period from December 15, 1998 through June 30, 1999. These product development costs represent research and development costs payable to AOL primarily for localization of our software and other requested development work. In the nine months ended March 31, 2000, a significant portion of these costs was due to an increase in technical support from AOL for the launch of our AOL-LA interactive services in Brazil, preparation for the launch of our interactive services in Mexico and preparation for the anticipated launch of our interactive services in Argentina.

   General and administrative. For the nine months ended March 31, 2000, our general and administrative costs were approximately $10.1 million. Our general and administrative expenses increased during this period as we hired additional management and administrative personnel to support the launch of our interactive services in Brazil in November 1999, preparation for the launch of our interactive services in Mexico in July 2000 and preparation for the anticipated launch of our interactive services in Argentina. Both AOL and the Cisneros Group provided us with management and administrative services to support the launch. During this period, we incurred support fees of approximately $2.1 million for support services provided by AOL and $52,000 for services provided by the Cisneros Group. We anticipate that our general and administrative expenses will continue to increase in fiscal 2000 due to the growth of management and administrative personnel required to support the launch of our AOL-LA interactive services in Mexico and our anticipated launch in Argentina in the third calendar quarter of this year.

   From December 15, 1998 through March 31, 1999, general and administrative costs were approximately $715,000. Expenses during this period were primarily attributable to personnel costs and general office expenses.

   From December 15, 1998 through June 30, 1999, general and administrative costs were approximately $2.0 million. Expenses during this period were primarily attributable to personnel costs, general office expenses and support fees of approximately $1.0 million payable to AOL and $291,000 payable to the Cisneros Group.

   Other income, net. Other income, net consists primarily of interest income and foreign currency losses. For the nine months ended March 31, 2000, other income, net was $1.2 million and consisted of $1.3 million of interest income and $59,000 of foreign currency losses. This interest was primarily attributable to capital contributions from the Cisneros Group.

   Income taxes. The provision for income taxes was approximately $40,000 for the nine months ended March 31, 2000 and approximately $131,000 from December 15, 1998 to June 30, 1999.

Liquidity and Capital Resources

   Up to the date of this offering, we have financed our operations primarily through capital contributed by the Cisneros Group. From the beginning of our operations through March 2000, we received approximately $87.4 million in cash from the Cisneros Group. In April 2000, the Cisneros Group contributed an additional $12.7 million, which fulfilled its initial capital contribution commitment. AOL and the Cisneros Group each contributed $32.5 million to us through July, and each is obligated to pay us an additional $17.5 million by December 31, 2000.

   We have used our capital to finance our operations and the marketing and development of our interactive services. We plan to continue to make expenditures for advertising and brand marketing to expand our member and user base. For example, we have committed to pay $20.0 million in exchange for the exclusive right to sponsor Rock in Rio, a rock concert to be held in Rio de Janeiro, Brazil in January 2001. We are providing this funding in monthly installments from May to December 2000. We will also continue to purchase telecommunications network capacity under contracts with third party telecommunications network providers, incur capital expenditures and pay AOL fees for use of their servers and for software localization.

   We anticipate that our cash on hand, the cash provided by this offering and the cash to be contributed by AOL and the Cisneros Group will be sufficient to fund our operations through March 31, 2001. If necessary, we may seek to sell additional equity or debt securities or to enter into a credit facility. We may use a portion of our cash for the acquisition and subsequent funding of technologies, products or businesses complementary to our business. We anticipate that any major acquisition may require additional funding and we cannot assure you that we will be able to obtain this funding on favorable terms.

   Current assets were approximately $38.2 million at March 31, 2000 and $19.5 million at June 30, 1999, while current liabilities were approximately $15.8 million and $3.3 million at those same dates. At March 31, 2000, we had working capital of approximately $22.4 million, compared to working capital of approximately $16.2 million at June 30, 1999.

   The increase in current assets was primarily attributable to an increase in cash and cash equivalents contributed by the Cisneros Group. The increase in current liabilities was due to increases in amounts payable to external vendors and to AOL, primarily for increases in accrued telecommunications and marketing costs, as well as an increase in deferred revenues and support services.

   At March 31, 2000, our material operating commitments were approximately $66.4 million, which represents our minimum obligations under third party telecommunications network contracts through the end of fiscal 2003, obligations under leases for office space and our exclusive sponsorship of Rock in Rio.

Seasonality

   We expect our subscriber revenues to be highest during our first and fourth fiscal quarters, which is the winter season in much of Latin America, and lowest during our second and third fiscal quarters, which is the summer season in much of Latin America.

                                    BUSINESS

Overview

   Our mission is to be a leader in the development in Latin America of the global interactive medium that is changing the way people communicate, stay informed, are entertained, learn, shop and conduct business. Our family of AOL-branded interactive services will include the AOL-LA country services, our comprehensive online services which will be available to subscribing members, and the AOL-LA country Internet portals and our Latin American regional Internet portal.

   Our interactive services will be developed on a country-by-country and regional basis and will be tailored to local interests. We expect to derive our revenues principally from member subscriptions to our AOL-LA country services and will seek to build our online service member base and portal user base to generate additional revenues from advertising and e-commerce.

   The AOL-LA country services will provide our members with easy and reliable access to local, regional and global online communities, localized versions of AOL's interactive products, content and e-commerce opportunities. Our AOL-LA country services will seamlessly integrate the Internet, enabling members to access and explore the Internet without leaving the service. We believe the AOL-LA country services will encourage members to participate in interactive communities through tools such as Spanish and Portuguese versions of AOL Instant Messenger, Buddy Lists, e-mail, public bulletin boards, online meeting rooms, conversations, or chat, and auditorium events. Members can also personalize their online experience through a variety of features, including customized news and stock portfolio updates and parental and e-mail controls. Our AOL-LA country services will also provide members with local and regional content organized into channels, making areas of interest easy to find, as well as access to the extensive proprietary global content of the AOL service.

   Our AOL-LA country Internet portals and our Latin American regional Internet portal will offer Internet users local, regional and global communities, content and e-commerce opportunities. We will provide Internet users with a forum for exchanging information, opinions and ideas by offering some of the same community building tools that will be available on the AOL-LA country services, including AOL Instant Messenger and Buddy Lists. Our portals will feature the AOL Netfind tool, which will provide users with what we believe will be an easy and efficient way to search and navigate the wealth of content and e-commerce opportunities on the Internet. We will draw on local cultures and interests to aggregate and organize content tailored to our local communities.

   We have the exclusive right to offer AOL-branded PC-based online services in Latin America. Under our license agreement with AOL, we also have the exclusive right to offer AOL-branded TV-based online services in Latin America if AOL develops these services. We also have the exclusive right to offer in Latin America any AOL-branded wireless-based online services developed by AOL for commercial launch within four years of the effective date of the registration statement for this offering. We do not have the right to offer Netscape, Digital City, MovieFone or any other non-AOL branded interactive services except for CompuServe.

   Our three core target markets in Latin America are Brazil, Mexico and Argentina. In November 1999, we concurrently launched our first AOL-LA country service, America Online Brazil, and our first AOL-LA country Internet portal, our Brazilian portal at www.americaonline.com.br. As of March 31, 2000, our network provided for access to our America Online Brazil service in 27 cities in Brazil, and we plan to expand into additional cities later this year. In July 2000, we launched our country service in Mexico, America Online Mexico, and our Mexican portal at www.americaonline.com.mx. We offer our America Online Mexico service only in Mexico City, but plan to expand into Guadalajara and Monterrey later this year. Later in the third calendar quarter of this year, we plan to introduce a localized version of the AOL-LA country service and portal in Argentina and our Latin American regional portal. After that, we intend to introduce our interactive services in additional countries in Latin America.

   In Brazil, we have entered into a strategic marketing alliance with Banco Itau, one of the largest banks in Latin America with approximately seven million customers and one million users of its interactive financial services. We have agreed to create a co-branded customized version of our America Online Brazil service that Banco Itau will market to its customers. We will issue 31,700,000 shares of our class A common stock to Banco Itau at the closing of this offering in exchange for its commitment to achieve various subscriber and revenue levels. If Banco Itau fails to meet these subscriber and revenue levels, then it has agreed to make substantial cash payments to us. We believe that our relationship with Banco Itau will significantly expand our presence in Brazil.

Our Opportunity

 Latin America and the Internet

   In less than a decade, the Internet has become a global mass medium that allows millions of people worldwide to find information, interact with others, be entertained and conduct business electronically. Latin America is comprised of more than 20 Spanish- and Portuguese-speaking countries in North, Central and South America and the Caribbean with a total population of approximately 500 million people. Although Internet use in Latin America is in a relatively early stage of development, we believe that the region is one of the fastest growing Internet markets. The table below illustrates the projected compound annual growth rate, or CAGR, of all Internet users and Internet access devices in Latin America and our core target markets. Because we expect the majority of our members and users to be residential customers, our potential member and user base will not include all Internet users in these markets.

                                                             Number of Internet
                          Number of Internet Users           Accessing Devices
                         ------------------------------- ----------------------------
                                             CAGR from                    CAGR from
                          1998     2003    1998 to 2003   1998    2003   1998 to 2003
                         -------  -------- ------------- ------  ------- ------------
                         (In millions)                   (In millions)
Total Latin America.....     5.3      29.6          41%     3.4     24.7      49%
Brazil .................     2.5      11.4          35      1.6      9.6      44
Mexico..................     1.0       6.9          48      0.6      5.6      56
Argentina ..............     0.4       3.5          53      0.3      3.0      59

   The source of the data in this table is a report published by the International Data Corporation, or IDC.

   Numerous factors are contributing to the increased use of the Internet in Latin American markets such as Brazil, Mexico and Argentina. We believe that these include:

  . Internet accessing device penetration. The installed Internet accessing device base is growing rapidly in Latin America, due in part to the increased affordability of these devices and advances in access device and modem speed and performance;

  . Increased awareness. Increased promotion of the Internet and other interactive services has led to heightened awareness of the Internet;

  . Latin America-focused products and services. Improvements in the availability of Spanish and Portuguese content and products on the Internet have made the Internet more attractive to Latin American consumers;

  . Telecommunications improvements. Privatization and deregulation of telecommunications providers are facilitating network infrastructure improvements and reducing local and long distance telephone rates; and

  . Demand for information. We believe that demand in Latin America for unlimited access to news and other information has led to increased use of the Internet.

 Advertising and e-commerce

   Fueled by the growth of Internet use, the Internet has emerged as an attractive new medium for advertising and an important channel for merchants to conduct e-commerce. It provides advertisers with a vehicle of mass communication that enables them to target desired demographic groups in specific geographic locations and

                              E-commerce Spending       Internet Advertising Spending
                         ----------------------------- --------------------------------------
                                           CAGR from                            CAGR from
                          1998    2003    1998 to 2003  1998        2003       1998 to 2003
                         ------ --------- ------------ ---------- ----------- ---------------
                          (In millions)                 (In millions)
Total Latin America..... $202.9 $10,956.8     122%     $     24.0 $     949.0          109%
Brazil..................  103.8   3,236.1      99            15.0       509.0          102
Mexico..................   46.0   4,051.1     145             5.0       241.0          117
Argentina...............   13.2   1,298.1     151             1.0        38.0          107

   In this table, the source of the data for e-commerce spending is IDC and the source of the data on Internet advertising spending is Forrester Research, Inc.

Our Competitive Advantages

   We believe that our America Online-branded interactive services, our relationships with AOL, the Cisneros Group and Banco Itau and our experienced management team will give us significant competitive advantages.

 The AOL-LA Country Services

   We believe that our AOL-LA country services will be unique in their seamless integration of local, regional and global interactive communities and the Internet, and in their array of interactive tools, content and e-commerce opportunities.

 The AOL Commitment

  . Capital contribution. AOL contributed $32.5 million to AOL-LA through July 2000 and has agreed to contribute an additional $17.5 million by December 31, 2000.

  . The AOL brand. We believe that the AOL brand has become synonymous with high quality and easy-to-use interactive services and will help us to attract members and users.

  . AOL technology. Our online services and portals are being developed using AOL's technology and expertise and contain proven tools and features that we believe differentiate our interactive services from other services. We expect to benefit from AOL's future technological developments in the areas of TV- and wireless-based online services. AOL will provide us with new AOL-branded products and services tailored for our local markets. We will pay AOL to localize these new services, but we are not obligated to reimburse AOL for the costs that it incurred to develop the new services for the U.S. market.

  . AOL infrastructure. We will use AOL's servers, located in the U.S., to exchange information with our members, users and content providers, store information and operate our interactive services. By sharing this infrastructure with AOL and its other international affiliates, we can reduce our own operating costs because AOL allocates the cost of the infrastructure across an aggregate base of approximately 23 million subscribers. We believe that we will also benefit from AOL's expertise in infrastructure maintenance and development. We expect to benefit from the reliability and scale of the AOL infrastructure and believe AOL's existing servers will be able to accommodate our projected growth. We believe AOL's infrastructure will also enable us to provide better service to our members. For example, we will be able to provide members who travel with access to their local online service from more than 120 countries through AOL's Globalnet roaming network.

  . Global community and content. Members of the AOL-LA country services will have access to AOL's and its international affiliates' worldwide online services, including:

     --extensive proprietary global content on AOL's channels; and

     --the ability to interact with AOL's global community of approximately
       23 million members.

  . AOL's relationships. We expect to benefit from the numerous relationships AOL has established with telecommunications companies, content providers, advertisers and e-commerce merchants during its 14 years in the interactive services industry.

 The Cisneros Group Commitment

   In Latin America, the Cisneros Group, through its various member companies, joint ventures, partnerships and investments, is, we believe, a leading active participant in broadcast television, direct-to-home satellite television, pay-TV programming and other entertainment, media and communications enterprises. Through its participation in these Latin American enterprises, we believe that the Cisneros Group possesses market intelligence and expertise. We plan to take advantage of the Cisneros Group's insights into Latin American markets. The Cisneros Group has made the following commitments:

  . Capital contribution. The Cisneros Group has contributed an aggregate amount of approximately $132.6 million to AOL-LA. The Cisneros Group is obligated to pay us an additional $17.5 million by December 31, 2000.

  . Use of the Cisneros Group's media assets to advertise our interactive services. The Cisneros Group has agreed, on a best efforts basis, to help us obtain access to advertising and promotional opportunities available through its Latin American media and communication assets. It will attempt to obtain advertising and promotional air time for us at rates at least as favorable to those charged to any other person, other than affiliates.

  . Content creation. The Cisneros Group has agreed to use its best efforts to provide assistance to develop online content based on the Cisneros Group's extensive programming line-up and pay-TV channels, such as Much Music and Locomotion.

   We believe that the following companies are the principal entities affiliated with the Cisneros Group which offer advertising, promotional and content opportunities that may help us to develop our interactive services business in Latin America. Except for Venevision, the Cisneros Group does not own a controlling interest in any of the companies listed. We are not a party to any agreements with any of these companies at this time, except for a cross-marketing agreement with Galaxy Latin America for advertising and promotional activities involving its DirecTV service in Brazil. The Cisneros Group has agreed to attempt, on a best efforts basis, to provide us with access at rates at least as favorable as those charged to anyone else, except for affiliates. However, we have no assurance that their efforts will be successful and it is possible that we may not receive access at favorable rates or at all.

  . Venevision is, we believe, Venezuela's leading television network. Through its international distribution network, programming produced or acquired by Venevision and its affiliates reaches viewers throughout Latin America. The Cisneros Group has agreed to provide us with cross-promotion opportunities and to allow us to purchase advertising on Venevision.com, the website of Venevision. The Cisneros Group has also agreed that Venevision will make commercially reasonable best efforts to arrange for its exclusive celebrities to take part periodically in AOL-LA's online meeting rooms.

  . Galaxy Latin America, or GLA, provides DirecTV, a direct-to-home satellite television service, to viewers in Latin America. Approximately 53 Galaxy Latin America channels provide pay-per-view movies and events, which are available on demand, while the remaining 111 channels offer continuous programming. GLA also offers 66 channels of CD-quality music. Members of the Cisneros Group have direct or indirect equity investments in the local operating companies that are licensed by GLA for the day-to-day operation of the DirecTV service in Brazil, Venezuela, Colombia, Costa Rica, Ecuador, Panama, Nicaragua and Puerto Rico. Our stockholders' agreement provides that the Cisneros Group will use its commercially reasonable best efforts to cause GLA to promote our interactive services in GLA's programming line-up and electronic programming grid. Moreover, in Brazil, we have already distributed approximately 74,000 CDs through GLA distributors to DirecTV's Brazilian subscribers.

  . Cisneros Television Group, or CTG, is, we believe, one of the leading pay-TV programming channel groups in Latin America, including channels such as Much Music, Locomotion, AEI Latin America, Cl@se and HTV. The Cisneros Group has agreed to make commercially reasonable best efforts to promote our services in country-specific programming through its affiliated programming properties in Latin America, including CTG's channels.

  . Imagen Satelital is, we believe, one of the leading pay-TV programming producers and distributors in Argentina and Chile. Imagen Satelital owns or represents an aggregate of 17 pay-TV channels including I-Sat, Space, Infinito, Uniseries and Jupiter Comic. The Cisneros Group has agreed to use commercially reasonable best efforts to promote our services in country-specific programming in these channels.

  . Chilevision is, we believe, currently the fourth largest Chilean broadcast television network. The Cisneros Group will make commercially reasonable best efforts to obtain promotion from Chilevision through its affiliated channels.

 The Banco Itau Commitment

   Banco Itau is one of the largest banks in Latin America with approximately seven million customers and one million users of its interactive financial services. We have agreed to develop a customized co-branded version of our America Online Brazil service that will be identified with both the Banco Itau and America Online Brazil brands.

   Banco Itau has committed to:

  . promote the co-branded service to its customers as the principal means of accessing Banco Itau's interactive financial services;

  . either achieve subscriber and revenue levels over a five year period or make substantial cash payments to us;

  . throughout the first five years of the strategic alliance, pay for a minimum of one free hour of use of the co-branded service per month for each approved customer of Banco Itau;

  . allow us to use its brand to promote the co-branded service as well as our America Online Brazil service; and

  . pay for the cost of producing, packaging and distributing CDs containing the software for connecting to the co-branded service, except that we will pay for production of the first three million CDs.

 Our Management

   We have an experienced senior management team that provides valuable insights into the interactive services industry and the needs and demands of the Latin American markets. In Argentina, we are continuing to assemble a local management team of comparable caliber. Our management teams will benefit from working closely with AOL and the Cisneros Group, drawing on their collective expertise and experience in the interactive services, media and telecommunications industries.

Our Strategy

   Our strategy is to develop AOL-LA brand recognition, grow our member and user base and expand beneficial relationships with advertisers, content providers and e-commerce merchants.

   Provide superior online services. We intend to establish the AOL-LA country services as high quality online services that provide:

  . Seamless integration of local, regional and global online interactive communities and the Internet, easy-to-use tools and features, and content and e-commerce opportunities of local interest;

  . Reliable connections to our online services by contracting for ample network capacity with multiple providers. We have entered into agreements with Netstream and Embratel in Brazil to provide us with network capacity that exceeds our anticipated needs for the next two years. We have also entered into agreements with Avantal in Mexico and Impsat in Argentina, and we are seeking expanded network capacity in these countries; and

  . Online and offline customer service, available free of charge 24 hours a day, 7 days a week.

   Implement a three-phase approach to the introduction of our interactive services in Latin America. We intend to launch our interactive services in Latin America in three phases. Based on forecasts of key indicators of Internet growth, we identified Brazil, Mexico and Argentina as presenting the most favorable market opportunities for the initial launches of our interactive services. The table below presents forecasts of these indicators in our core target markets as a percentage of the total Latin American market:

                                          Number of     Number of                  Internet
                                          Internet  Internet Accessing E-commerce Advertising
                            Population in Users in      Devices in      Spending  Spending in
                                1999        2003           2003         in  2003     2003
                            ------------- --------- ------------------ ---------- -----------
   Brazil..................      35%         39%            39%            34%        54%
   Mexico..................      20         23             23             23         25
   Argentina...............       8         12             12             15          4
                                 ---        ----           ----           ----       ----
     Total.................      63%         74%            74%            72%        83%
                                 ===        ====           ====           ====       ====

   In this table, the source of the population data is Strategy Research Corporation, the source of the Internet advertising spending data is Forrester Research and IDC provided all other data.

   We launched our interactive services in Brazil in November 1999. Our second phase, which began in July 2000 with the launch of our interactive services in Mexico, will conclude with the launch of our AOL-LA country service and portal in Argentina. In our third phase, we plan to offer our interactive services in additional countries in Latin America, depending on the market readiness of each country.

   Localize and customize our interactive services. As we launch our interactive services in various countries throughout Latin America, we will localize and customize our online services and portals specifically for each country. While each AOL-LA country service will share common technology, we will tailor each service to cater to local interests and preferences:

  .  our services will be in local languages;
  .  tools and features will be customized to appeal to local members;
  . content will be provided by local content providers and will be designed to appeal to the shared interests and cultures of local members;
  . e-commerce opportunities will be selected to reflect local interests and tastes;
  . members will, in many instances, have local dial-up numbers to connect to our online services; and
  . customer service representatives will be available through a local toll-free number.

   Establish a presence on the Internet. We will use our AOL-LA country Internet portals and Latin American regional Internet portal to establish our brand name, promote the AOL-LA country services and generate advertising and e-commerce revenues on the Internet. We believe that by establishing a presence on the Internet, we will have the flexibility to introduce new services on either our online services or our portals, depending on the nature of the service and the demands of our members and users. We anticipate that our portals will be a cost-effective method of enhancing our brand identity.

   Increase the size of our member and user base.

  . We intend to make it convenient and efficient for consumers to try our online services. For example, in Brazil, we have distributed approximately 18 million CDs containing the America Online Brazil service software through various marketing channels. We plan to distribute approximately three million CDs per month as part of our current marketing program. We will also pursue other innovative marketing initiatives. For example, we plan to launch a sign-on-a-friend program in both Brazil and Mexico that will involve paying members a fee for each additional member they refer to our service;

  . We plan to use extensive traditional advertising campaigns, including broadcast television, radio, print publication and outdoor, and other marketing campaigns to increase awareness of the AOL-LA brand and attract members and users; and

  . We plan to enter into agreements with leading companies that will enable us to market our interactive services to a significant number of existing and potential Internet users. In both Brazil and Mexico, we have entered into agreements for the bundling of our software with 3Com modems and Palm pilots. In Mexico, we have additional software bundling agreements with Sony, Hewlett Packard, Ingram Micro and MPS. We have also entered into agreements with companies such as Sony Music and ICQ for the promotion of our interactive services in Brazil and Mexico.

   Expand our family of AOL-branded services to new technologies. We intend to expand our family of AOL-branded services beyond PC-based online services. We will offer in Latin America TV- and wireless-based services as these services are developed by AOL and to the extent our license agreement with AOL and restated certificate of incorporation permit. We also plan to work with AOL to introduce new localized versions of the software for the AOL-LA country services that will enable members to connect through high-speed technologies, including digital subscriber line, cable and satellite and provide additional online content to members connecting through these high-speed technologies.

Our Services

 The AOL-LA Service

   Our AOL-LA country services will offer the following features:

   Seamless Access to the Internet. We will provide our members with access to and use of the Internet without having to leave our online services. A simple tool bar on the AOL-LA country services will allow members to move seamlessly between the features and content on our online service and the Internet. Access to the Internet also includes newsgroups and file transfer capabilities.

   Online Community Features. We believe that our AOL-LA country services will promote interactive online communities through the following features:

  E-Mail: Enables members to send messages to other members' private electronic mailboxes, or to non-subscribers through e-mail.

  Public Bulletin Boards: Facilitate the sharing of information and opinions on subjects of general or specialized interest.

  Buddy Lists: Enable members to keep an up-to-the moment account of whether fellow members and users of the web version of AOL Instant Messenger are online, with an optional blocking feature.

  AOL Instant Messenger, or AIM: Allows members and users of the web version of AIM to exchange private, personalized electronic text messages in real time without having to access an electronic mailbox. When a message is sent by AIM, the message pops up on the receiver's screen.

  Online Community Center: Serves as a country-specific, regional or global place for AOL-LA members to interact with each other. Our online community center includes a member directory that provides a quick way to find family, friends or colleagues on our online services.

  Interactive Conversations, or Chat: Allows members to engage in discussions covering topics such as current events, family, parenting, romance, the arts, finance and sports in existing or self-created public or private meeting rooms.

  AOL Live: Features interviews with celebrities and other personalities. The interviews will be structured to operate like live auditorium events, with members asking questions of the celebrity while exchanging views among themselves.

  Amor@AOL: Enables members to publish personal ads in Spanish or Portuguese to find romance or friendship and will provide links to AOL's Love@AOL, which facilitates international friendship and romance.

   Channel Line-Up. We plan to develop customized channels for each AOL-LA country service, with the following channels forming the basis of each service's line-up:

  AOL Today: Communicates the day's news, entertainment and financial headlines to members when they log onto the service. The channel also provides information about local weather, horoscopes, online events and highlights of special features on other content channels.

  News: Provides comprehensive current local, regional and international news, including headlines and highlights and in-depth articles authored by leading news providers. News content developed by our in-house content development team will include week-in-review and current events sections and political news discussions.

  Finance: A compilation of local and regional financial news, stock quotes, investment tips and other business information provided by financial analysts and respected journals. This channel will also focus on educating members about local and international economic policies.

  Entertainment: Contemporary music, movie and TV articles and reviews, celebrity news and gossip, and entertainment events. This channel will also feature daily polls on member views and interests.

  Internet: Provides current Internet news, advances in technology, tips to navigating the Internet and website reviews.

  Kids: Kids-oriented entertainment, featuring special articles, animated celebrities, superheroes and games.

  Sports: Local and international sports news, including real-time scores, commentaries, sport celebrity interviews, team and player profiles and an area recapping the week's top sports events.

  Computing: Computing news, tips and product reviews. This channel will also have areas for downloading software and areas with information about computer viruses.

  Travel: Recommendations and information on local and global travel destinations, fare-finders, trip planners, travel tips and virtual tours.

  Education: Features research tools, encyclopedias and dictionaries, homework helpers and advice on many education-related issues, including preparatory guides.

  Local: A guide to the local area and its largest cities, including movie and restaurant reviews, traffic reports, maps and entertainment guides.

  International: Connects members to AOL's international services and offers international news, business, culture and country information, foreign newspapers, world maps and other extensive global content.

  Lifestyles: Health and fitness tips, medical and nutritional advice, parenting information, personals, fashion news, teenager-focused content and special interest features.

  Shopping: Extensive consumer information and links to stores, enabling members to browse and buy a variety of products, including books, music and food. We will also work with e-commerce merchants to bring members online promotions and bargains.

   Personalization and Control Features. Members will be able to personalize their experience on our AOL-LA country services through a number of features and tools, including:

  . Multiple screen names, or e-mail accounts, per membership, allowing up to five members of a household to use the service at no additional charge.

  . Parental controls to help parents guide their children's online experience, including tools that limit access to particular areas or features on the AOL-LA country services.

  . Mail controls that allow members to limit who may send them e-mail and to block specific types of e-mail.

  .  A reminder service that sends an e-mail in advance of important events.

  .  Stock portfolios that automatically update market prices.

  . Favorite places, which allow members to mark particular Internet sites or areas on our online services to facilitate subsequent visits to those sites or areas.

  . Portfolio direct and news profiles, which send stories of particular interest to members.

  . Marketing preferences that enable members to elect not to receive selected marketing offers.

  . A web security browser that will encrypt confidential information, providing more secure online shopping.

   Online and Offline Help. We will offer our members both online help and offline customer support services. Our AOL-LA country services' help feature will assist members with their inquiries online. Offline, we will have call centers providing free customer service 24 hours a day, 7 days a week.

   Service Plans and Pricing. Members will be able to select from one of several competitively priced service plans. Our service plans will include:

  . unlimited use plans, which will offer unlimited online access for a fixed monthly fee; and

  . limited use plans, which will offer a combination of a fixed monthly fee for a specified number of hours of online access and the option to spend additional time online, billed at an hourly rate.

  In Brazil, we offer four service plans priced in the Brazilian currency, the real:

  . unlimited access for a fixed monthly fee of R$24.95, which is equal to approximately U.S.$13.94;

  . 20 hours of access for a monthly fee of R$19.95, which is equal to approximately U.S.$11.15, and additional time online billed at R$1.30, or approximately U.S.$0.73, per hour;

  . 10 hours of access for a monthly fee of R$14.95, which is equal to approximately U.S.$8.35, and additional time online billed at R$1.95, or approximately U.S.$1.09, per hour; and

  . 5 hours of access for a monthly fee of R$9.95, which is equal to approximately U.S.$5.56, and additional time online billed at R$2.95, or approximately U.S.$1.65, per hour.

   In Mexico, we offer an unlimited use plan for a fixed monthly fee, priced in the Mexican currency, of MX$219.00 pesos, which is equal to approximately U.S.$23.47. We also plan to offer subscribers to our America Online Mexico service one or more limited use plans.

   In January 2000, we reduced our fee for unlimited access in Brazil in response to the availability of free Internet access and price cuts by our competitors, and we may need to make additional reductions in the future. Our current fee for unlimited access is R$24.95, which is equal to approximately U.S.$13.94. This reflects a price reduction of R$10.05, which is equal to approximately U.S.$5.61, from the fee we charged when we launched the AOL Brazil country service in November 1999.

   Free Trial. We intend to make our AOL-LA country services, including Internet access, available for free to new subscribers for a limited period of time. During this trial period, consumers can explore our service without discontinuing their current Internet access service, if any, and without incurring any fees or hidden costs.

   We offer new subscribers to the America Online Brazil service 250 hours of free service during their first 30 days of membership. For a limited time following the launch of our America Online Mexico service in July 2000, we are offering new subscribers in Mexico a 90 day free trial period beginning on the date they register for the service. Also, subject to market conditions, we anticipate that we will offer new subscribers in Argentina the same 90 day trial period we offer to our subscribers in Mexico. Moreover, approved customers of Banco Itau that subscribe to the co-branded service within one year of its launch will be entitled to a four month free trial period. In future years, we anticipate we will make shorter trial periods available to members of the co-branded service.

 AOL-LA Web Portals

   We intend to establish a regional Latin American portal and a network of country Internet portals that will be freely available to all Internet users. We launched our first country Internet portal in Brazil in November 1999 and our second country Internet portal in Mexico in July 2000. Our portal network will also have links to the worldwide network of AOL portals, including AOL's flagship portal in the U.S. at www.aol.com, and portals in the United Kingdom, Canada, Germany, France, Australia, Japan, Hong Kong and Sweden. Each portal will be a destination for users seeking a broad array of community features, local content and e-commerce opportunities. We also intend to provide Internet users with a simple and efficient way to search the Internet and a forum for exchanging information, opinions and ideas by offering some of the same tools and features that will be available on the AOL-LA country services, including:

  . AOL Netfind, an Internet search engine, which enables easy searching and navigation of the web;

  . Web directory, which integrates popular websites and features into user-friendly information centers; and

  . AOL Instant Messenger, which enables Internet users to communicate in real-time with their friends, family and colleagues.

   As of June 30, 2000, approximately 50,000 Internet users in Brazil had downloaded and become registered users of AOL Instant Messenger.

   Regional Portal. We plan to launch a Latin American regional Internet portal in the third calendar quarter of this year. Drawing on the common cultures and languages of the entire region, this portal will be a hub focusing on the shared interests of Spanish and Portuguese speaking people. We believe it will serve as both a destination for users seeking a regional perspective and regional community experience and a gateway to our country-specific portals. The community, content and e-commerce products and features will be tailored to the region and will be accessible in Spanish or Portuguese depending on the user's preference. The regional portal will initially link to the Brazilian and Mexican portals and then to the Argentine portal. As we develop and launch additional country Internet portals throughout Latin America, we will link them to our regional portal to provide comprehensive access to information and services throughout the region.

   Country Portals. We plan to launch a network of country Internet portals in Latin America. We launched our Brazilian portal at www.americaonline.com.br in November 1999 and our Mexican portal at www.americaonline.com.mx in July 2000, and have a promotional portal in Argentina. We plan to launch our Argentine portal in the third calendar quarter of this year. Our country Internet portals will provide local community features, as well as content and e-commerce opportunities to Spanish and Portuguese speaking Internet users. Each portal will be tailored to reflect local tastes and interests and provide a resource for persons seeking country-specific information and services. We will draw on the content and programming of our localized AOL-LA country services to provide in-depth content on our portals that will include local and global news, finance, entertainment, Internet news, kids' entertainment, sports, computers, travel, education, lifestyles and shopping. Each portal will also provide users with the opportunity to download the AOL-LA country online services software.

 The ICQ Service

   AOL has granted us the right in Latin America to promote its ICQ service, which features communications software and an associated portal. The ICQ service enables its worldwide community of approximately 73 million users, including approximately 10 million in Latin America, to find and communicate with each other in real-time. It also allows users to:

  . determine when other users are online;

  . exchange files or voice messages;

  . conduct Internet searches;

  . communicate with a friend while surfing the same Internet site;

  . collaboratively work on a document or play a game;

  . send and receive free e-mail;

  . send greeting cards; and

  . create personal reminders.

The global ICQ service will be accessible to our members through a button on our online services toolbar and to users of our network of Internet portals.

 CompuServe

   We have the right to market the CompuServe brand in Latin America. We intend to service our existing base of subscribers and will market this brand if we choose to offer a more value-oriented product in Latin America.

Strategic Alliance with Banco Itau

   We have entered into a ten year strategic alliance with Banco Itau, one of the largest banks in Latin America, which provides limited online financial services to approximately one million of its approximately seven million banking customers. We will cooperate with Banco Itau to create a co-branded, customized version of our America Online Brazil service that Banco Itau will market to its customers. We believe that this relationship will enable us to expand our Internet presence in Latin America by allowing us to gain access to Banco Itau's online as well as offline customer base.

   The co-branded service will be substantially the same as our AOL-LA country service in terms of technology and content, except that we will offer a co-branded welcome screen for Banco Itau customers, a Banco Itau toolbar icon, a special version of our finance channel and links that will directly connect Banco Itau's customers to its online financial services. Subscribers to the co-branded service will have access to our full line of features, including e-mail with an AOL screen name, instant messaging, Internet access, interaction with our worldwide online community and our twenty-four hour customer service. Banco Itau's customers that register for the co-branded service within one year of its launch will be entitled to a four month free trial period, with shorter trial periods in future years. For five years after the launch, Banco Itau will subsidize at least one hour of usage per month following the expiration of a subscriber's trial period. However, we believe that once Banco Itau's customers have the opportunity to use the co-branded service, many will choose to pay for our unlimited use plan.

   We will issue to Banco Itau 31,700,000 shares of our class A common stock at the closing of this offering in exchange for services and other contributions it will provide as part of the strategic alliance. For example, Banco Itau is obligated to promote the co-branded service as the principal means of accessing Banco Itau's interactive financial services. Although Banco Itau is not required to spend a minimum amount for marketing of the co-branded service, it will have to make significant cash payments to us if it fails to achieve agreed upon subscriber membership and revenue levels during the first five years of the alliance.

Customer Service

   One of our key strategies is to focus on customer service. We intend to implement this strategy by offering comprehensive online and offline customer support.

   Offline Customer Service. We have established local call centers in Brazil and Mexico. We have also established a local call center in Argentina in anticipation of our launch in that market later in the third calendar quarter of this year. As we launch our interactive services in additional countries in Latin America, we intend to establish regional call centers to maximize quality and shared infrastructure. We plan to staff each call center with knowledgeable customer service representatives who will be available 24 hours a day, 7 days a week to assist our members in their local language with inquiries relating to products, technical support, billing, online security and online community monitoring. We also intend to establish overflow facilities, as we did when we launched our interactive services in Brazil and Mexico, to handle increased call volumes, particularly during major initiatives. Our customer service is free of charge and will be provided through a toll-free number. Our call centers in Brazil and Mexico are staffed with 476 Portuguese-speaking and 220 Spanish-speaking customer service representatives, respectively, each comprised of both employees and independent contractors.

   Online Help. Our AOL-LA country services will provide extensive help features to assist new users coming online for the first time. Members will be able to reach customer service representatives by e-mail and AOL Instant Messenger. The services will also have the notify AOL feature that allows members to contact us for security assistance and the download sentry alert feature that reminds members not to download files attached to e-mails sent from strangers.

Content

   We have adopted AOL's strategies for selecting, categorizing and searching local, regional and global content. Our AOL-LA interactive services will feature content obtained from leading content providers, proprietary content developed by our in-house content development team working with various independent contractors, and member-generated content, including movie and book reviews, message board commentary and online discussions.

   Our agreements with third party content providers range from simple links between our interactive services and the provider's website to an integration of their content into our interactive services. We select our content providers based on the quality and depth of their content. In some instances, our content providers will license their content to us in exchange for marketing, advertising and e-commerce opportunities on our interactive services. In other instances, we pay our content providers cash for licensing their content to us. Our agreements with our content providers may also involve their marketing our services to their clients, sharing the advertising revenues generated by the advertisements displayed on their content pages or giving us advertising space on their content pages. In some cases we may also receive cash payments from our content providers or an equity interest as payment, or partial payment, for arrangements entered into with content providers that are development stage companies.

   We have entered into regional anchor tenancy agreements with various content providers, including Hollywood.com, LatinStocks.com, Turner Broadcasting and Time Inc. Anchor tenants are content providers whose content we prominently display in fixed locations on our interactive services that we believe are frequently viewed by our members and users. As regional anchor tenants, Hollywood.com's content will be displayed on each of our AOL-LA interactive services' entertainment channels and LatinStock.com's content will be displayed on each of our finance channels. In Brazil, we have also entered into agreements with approximately 65 content providers, including a variety of anchor tenancy and other agreements with local providers, including Jornal do Brasil, Gazeta Mercantil, CBS Telenoticias, Reuters, Gazeta Esportiva,
Canal Web, 89 Rockwave and Editora Delta. In Mexico, we have entered into agreements with various content providers, including Cinenet, Planetalocal, Mundo Soccer and Comunidad i.

   We also recently entered into agreements with Turner Broadcasting System Latin America, Inc., and Time Inc., affiliates of Time Warner, under which we will distribute news and entertainment content through our interactive services. The Turner Broadcasting content includes CNNenEspanol.com, CNNBrasil.com, CartoonNetworkLA.com and TNTLA.com. The Time content includes Spanish- and Portuguese-language versions of Time and Fortune magazine newspaper supplements and English-language versions of the Latin America edition of Time magazine.

   We also recently entered into an interactive services agreement with Abrenuncio, a Colombian magazine publisher, under which we will distribute content from Cambio magazine, through our interactive services.

Advertising and e-commerce

   We will seek to generate a portion of our revenues from advertising and e-commerce on our online services and portals. We intend to rapidly increase the number of our members and users, which will afford advertisers and e-commerce merchants an attractive audience to whom they can advertise and sell their products. We believe that advertisers and e-commerce merchants will benefit as members and users of AOL and its international affiliates explore our AOL-LA country services and portals.

   Our relationship with AOL may also give us the option to participate in many of the global advertising and e-commerce arrangements into which AOL enters. We will evaluate any opportunities to complement our existing portfolio of advertisers and e-commerce merchants on a case-by-case basis.

   Advertising. The country-specific and regional focus of our interactive services will enable advertisers to execute advertising and marketing campaigns that take advantage of the common languages, cultures and interests of the region while retaining the ability to tailor their campaigns to specific demographic groups. We will offer our advertisers a variety of customized programs for the marketing of products and services, including:

  . advertising arrangements under which we receive fees based on the number of advertisements displayed on our interactive services; and

  . sponsorship or co-sponsorship arrangements that allow advertisers to sponsor an area on our interactive services in exchange for a fixed payment.

   In return for these advertising arrangements, we will receive cash payments, the opportunity for revenue sharing, or both. We have entered into and will continue to seek barter arrangements, including co-marketing and cross-promotion agreements, or choose to accept an equity interest as payment, or partial payment, for arrangements entered into with development stage companies.

   We have established, and will continue to establish, a wide variety of relationships with local and global advertisers. In Brazil, the advertisers on our pre-launch promotional site included IBM, Citibank, Sul America, Telefonica and PageNet. Current sponsors of channels on our America Online Brazil service and portal include Citibank, DirecTV, Banco Real, Sony and Investshop. Current sponsors of channels on our America Online Mexico service and portal include Ingram Micro, Tower Records, Sony, Nestle, American Airlines, LatinStocks.com and Paragon.

   E-commerce. The interactive nature of our services permits e-commerce merchants to capture valuable data about consumer buying patterns and preferences. We believe that e-commerce merchants will be able to operate with minimal infrastructure and reduced overhead, while providing customers with a convenient method to evaluate and buy a broad selection of goods and services. We will offer e-commerce merchants an opportunity to sell their products through our interactive shopping channels and promote their products on our online service and portals.

   In return for these e-commerce arrangements, we will receive either a flat payment, a percentage of each e-commerce transaction that is attributable to our interactive services, or both. We may also choose to accept an equity interest as payment, or partial payment, for arrangements entered into with development stage companies. In Brazil, we have arrangements with approximately 130 e-commerce merchants, including Xerox, 3Com, Sony Music and Mercado Libre. In Mexico, we have arrangements with various e-commerce merchants, including Super Programas.

Marketing

   Our marketing goals are to attract consumers to subscribe to, and retain existing members of, our online services, and attract Internet users to our portals by building brand awareness and encouraging consumers to try our interactive services.

   We plan to make it convenient for consumers to try our online services. Each time we launch our online service in a new market or release a new version of the online service software, we intend to distribute CDs containing the software for our localized online service. These CDs will offer consumers the opportunity to use our online service free of charge for a limited trial period. We will distribute these CDs through a broad range of distribution vehicles. For example, in Brazil, we already have distributed approximately 18 million CDs containing our America Online Brazil service software. We plan to distribute approximately three million additional CDs per month through a variety of channels including direct mail, magazines and newspapers, shopping malls, schools and other promotions. We have entered into an agreement with Sony Music, one of the sponsors of our America Online Brazil service and portal, for the distribution of our software CDs with a selection of its music CDs. Under our agreement with Time, Time will distribute our software CDs with the Latin America edition of Time magazine. Our CDs will also be available through a local toll-free telephone number and consumers will be able to download our online services software from our portals.

   We will use extensive traditional advertising campaigns, including television, radio and print publication, to increase consumer awareness of the AOL-LA brand and attract members and users. Our advertising campaign for the launch of our America Online Brazil service and portal included a series of billboard, print and television advertisements centered around a number of well-known Brazilian celebrities. As part of our launch in Mexico, we ran television and radio advertisements in which local residents promoted the ease of use of our service. We intend to continue to use similar campaigns that focus on the ease of use of the AOL-LA country services in the promotion of our interactive services in Brazil and Mexico and for the promotion of our interactive services in Argentina when we launch in that market.

   We are also seeking to build additional alliances that will enable us to market our interactive services to a significant number of existing and potential Internet users. In addition to our alliance with Banco Itau, we intend to enter into agreements with PC, software and modem manufacturers for the bundling of our online service software with their products. In Brazil, we have entered into agreements for the bundling of our America Online Brazil service software with 3Com modems and Palm pilots. We have also entered into agreements with companies such as Sony Music and ICQ for the promotion of our interactive services in Brazil.

   We also intend to utilize other innovative marketing strategies. We are the exclusive sponsor of Rock in Rio, a rock concert to be held in Rio de Janeiro, Brazil in January 2001, which will give us the opportunity to promote our services. We also have the right to sell sub-sponsorships and will handle all online ticket sales as well as online sales of any CDs and videos produced from the concert. We also plan to launch a sign-on-a-friend program in both Brazil and Mexico that will involve paying members a fee for each additional member they refer to our service.

Local and Long Distance Telephone Service, Telecommunications Network Capacity and Technology

   Local and Long Distance Telephone Service. In each of our Latin American target markets, our members will initiate access to our online services through local and long distance telephone lines. These lines are owned and operated by local and regional telephone service companies. Adequate and affordable telephone service in Latin America is central to the development of our business.

   The telephone service industry in Latin America is undergoing considerable change. Many of the largest countries, including Brazil, Mexico and Argentina, have begun to deregulate and privatize their telephone industries. Many Latin American telephone companies in recent years have undertaken significant investments in their infrastructure. These investments have resulted in an improvement in the quality of telephone service in these countries. Although the telephone service industry in Latin America is significantly less developed than in the U.S., we believe that the local and long distance telephone service available is of adequate quality and sufficient quantity to meet the needs of our prospective members. Moreover, we believe that the current trend of investment by the largest telephone service companies will continue, adding additional capacity in our target markets to service the increasing demands placed on the telephone service industry by the growth in Internet use. However, adequate quantities of local and regional telephone lines may not be readily available should Internet use increase more rapidly than anticipated.

   Additionally, local and long distance telephone charges are expected to decline because of increased competition created by deregulation. Nevertheless, because local calls in most Latin American countries are metered, the total cost of Internet access in Latin America is substantially higher than in the U.S.

   Telecommunications Network Capacity. Third party telecommunications network providers will transmit our online services data between the local and long distance telephone services used by our members in Latin America and AOL's servers, which run all our interactive services, in the U.S. These third party networks provide the modems that allow our members to establish a connection to our online services. They also carry our data between Latin America and the U.S. by satellite and through fiber optic cable.

   In Brazil, we have contracts with Netstream, an affiliate of AT&T, and Embratel, an affiliate of MCI WorldCom, to provide the modems through which our members connect to our America Online Brazil service and to carry our data within Brazil. Netstream and Embratel also carry our data from Brazil to the U.S. through their affiliates and third party suppliers. Under our contracts with Netstream and Embratel we will be able to offer consumers access to our America Online Brazil service in 60 cities in Brazil. Our contracts with Netstream and Embratel expire on October 18, 2002 and May 3, 2002. As of March 31, 2000, we provided access to our America Online Brazil service in 27 cities in Brazil, and we intend to expand into additional cities later this year.

   In Mexico, we have entered into a network contract with Avantel, an affiliate of MCI WorldCom. We offer our America Online Mexico service only in Mexico City but plan to extend this service into Guadalajara and Monterrey later this year. Our contract with Avantel expires in January 2003.

   In Argentina, we have entered into a network contract with Impsat. Our contract with Impsat expires in December 2002.

   In each of our target markets we intend to work closely with our network providers to ensure satisfactory network performance. We intend to seek out network providers that have multiple operations centers for network monitoring, and we have developed quality control standards that our providers must meet.

   Fiber optic cable is our preferred means of transmitting data between Latin America and the U.S. because it offers greater capacity and is generally more reliable than satellite-based transmissions. Most of our data transmitted between Brazil and the U.S. is transmitted by fiber optic cable, although some data is still transmitted by satellite because adequate quantities of fiber optic cable are not yet available for these transmissions. We expect that additional fiber optic cable will become available for data transmissions between the U.S. and Brazil under our contract with Embratel in August 2000 and under our contract with Netstream in September 2000. At that time, all data transmitted between Brazil and the U.S. will be transmitted through fiber optic cable. We believe this change will improve our network performance and the response time of our America Online Brazil service. All of our data transmitted between Mexico and the U.S. is transmitted by fiber optic cable, and we expect that all of our data transmitted between Argentina and the U.S. will be transmitted by fiber optic cable. However, we expect that in the future we will need to enter into additional fiber optic network contracts in both Mexico and Argentina.

   In Brazil, we believe that we have secured adequate network capacity through our contracts with Netstream and Embratel. We believe that these contracts will provide us with excess network capacity for the next two years. However, this capacity is based on our projections of use in particular geographic areas. If our assumptions are incorrect, members of our AOL-LA country services may experience delays in, or be prevented from, accessing our online services. Our contracts with Netstream and Embratel commit us to purchase a minimum amount of network capacity and we may be subject to similar minimums as we expand into other countries in Latin America. If the number of our subscribers, or their use of our online services, does not increase as we anticipate, our network costs will not correspondingly decrease.

   In Mexico, we believe our contract with Avantel can supply us with adequate network capacity for our data transmissions between Mexico and the U.S. over the next two years. The quality of our exchanges of data will depend in part on Avantel's ability to expand transmission capacity through subcontracting arrangements with local telecommunications vendors. We also are seeking other vendors to compliment Avantel's network. Similar to our network contracts in Brazil, we are committed to purchasing a minimum amount of network capacity from Avantel.

   Technology. Our servers are owned and maintained by AOL in three locations in the United States: Reston, Dulles, and Manassas, Virginia. The AOL-LA content and the tools to operate our online services are located on these servers. Our Brazilian and Mexican portals are also hosted on these servers. In the future, we plan to install servers in Brazil, Mexico and in other countries in Latin America to further improve the performance of our interactive services.

   Our members can access our online services only through personal computers using the Windows 95 and 98 operating systems and our Windows-compatible online service software. Our online services will support the V.90 standards for high-speed access at 56 kbps, or kilobits per second.

Competition

   We operate in the highly competitive and rapidly evolving businesses of online services and Internet access, advertising and e-commerce. However, we believe that our AOL-LA country services will be unique in their seamless integration of local, regional and global interactive communities and the Internet, and in the array of interactive tools, content and e-commerce opportunities offered on the services.

   We will compete with providers of Spanish- and Portuguese-language interactive services, including Internet access services, portals, search engines and web directories. We compete in the broader Latin American regional market as well as in country specific local markets. Our principal regional market competitors include El Sitio, in which the Cisneros Group owns a minority interest, Globo, StarMedia, Terra Networks, an affiliate of Telefonica, and UOL. Our primary local competitors in our core target countries include UOL in Brazil, Telmex in Mexico, which has an alliance with Microsoft for the development of content and offers a Prodigy-branded service, and Ciudad Internet in Argentina.

   We also compete for advertising revenues with traditional media such as newspapers, magazines, radio and television.

   We believe the principal factors in competing for members in the interactive services industries include:

  .  service features and performance;

  .  ease of use;

  .  marketing and distribution channels;

  .  brand recognition; and

  .  reliability and price.

   Our online service subscription fees are generally higher than those offered by our competitors. Moreover, free Internet access is now widely available in Brazil, Mexico and other countries in Latin America. We may have difficulty attracting a sufficient number of members willing to pay our subscription fees. We reduced our price for our unlimited Internet access subscription plan in Brazil in January and further price reductions may be necessary. Also, we have substantially increased our advertising spending and our spending for content in both Brazil and Mexico.

   We believe that the principal competitive factors in generating advertising and e-commerce revenue include the number of visitors to an online service or Internet site, duration and frequency of visits and demographics of visitors. We believe that we have the ability to compete effectively in these areas.


The AOL License Agreement, Intellectual Property and Proprietary Rights

 Our license

   Under our license agreement with AOL, we have:

   . a royalty free, exclusive license to offer AOL-branded PC-based online services in Latin America;

   . the exclusive right to offer AOL-branded TV-based online services in Latin America if AOL develops these services;

   . the exclusive right to offer in Latin America any AOL-branded wireless-based online services developed by AOL for commercial launch within four years of the effective date of the registration statement for this offering; and

   . a non-exclusive license to offer a localized network of AOL-branded portals in Latin America, with an option to license exclusively any Spanish- or Portuguese-language AOL-branded portals that AOL may develop for the Latin American market, subject to our payment of a license fee.

   We also have the rights to use all related AOL proprietary software and technology as well as AOL registered domain names and principal trademarks in Latin America.

   We have agreed to interconnect our America Online Brazil and America Online Mexico country services and all future AOL-LA country services to the services provided by AOL and its international affiliates. This interconnection will provide our members with access to the AOL services and AOL international interactive services and will permit AOL members worldwide to access the AOL-LA country services. AOL is obligated to license to us, or to use commercially reasonable efforts to obtain for us, the license rights it has in third party software products used in operating the AOL-branded interactive services. These third-party licenses may be royalty-free or may require payments by us.

   From December 15, 1998 through March 31, 2000 we did not make any payments to AOL for services received under the license agreement. We believe that annual payments for these services will not exceed $60,000 in the future. Based on our management's experience negotiating similar contracts, as well as its knowledge of our competitors' cost structures, we believe that the terms of the license agreement are at least as favorable as we could have obtained from an unaffiliated third party.

   We have the same rights to offer CompuServe-branded services. We only have the right to offer AOL- and CompuServe-branded interactive services. We also have a non-exclusive right to market and promote AOL's ICQ service in Latin America. We do not have the right to offer Netscape, DigitalCity, MovieFone or any other non-AOL-branded interactive service.

 Termination of our exclusive rights

   We will lose the exclusivity of our licensed rights:

   . to AOL-branded PC-based online services, upon the later of December 15, 2003 or the date on which either AOL or the Cisneros Group owns less than 20% of the outstanding capital stock of AOL-LA.

   . to AOL-branded TV-based and wireless-based online services, upon the later of five years from the effective date of the registration statement for this offering or the date on which either AOL or the Cisneros Group owns less than 20% of the outstanding capital stock of AOL-LA.

   These 20% thresholds may be lowered if:

   . an additional strategic stockholder is admitted as a stockholder of AOL-LA;

   .  we issue more shares of our capital stock; or

   .  AOL exercises its warrant.

   AOL may terminate our rights under the license if we materially breach its terms.

 Trademarks and domain names

   AOL has granted us rights to use its registered domain names, www.aol.com, www.americaonline.com, and related domain names in Latin America. We believe that AOL is taking appropriate steps to protect its rights in these and other related domain names in Latin America. For example, third parties have registered the domain names www.aol.com.br in Brazil, www.aol.com.cl in Chile and aol.com.ve in Venezuela. AOL is currently involved in legal proceedings in Brazil and is considering initiating legal proceedings in Chile and Venezuela to protect these domain names. In Brazil, Mexico, Argentina, Chile, Colombia and Venezuela, AOL has initiated opposition proceedings to prevent registration of marks by third parties that are confusingly similar to AOL's marks. Although AOL intends to protect its rights vigorously, we cannot assure you that AOL will be able to register successfully all of the domain names that relate to the trademarks.

   We rely on a combination of contract provisions and patent, copyright, trademark and trade secret laws to protect our rights in our online services as licensed to us by AOL. We have distributed and will continue to distribute software, licensed to us by AOL, for our online services under agreements that grant members a license to use the software. We rely on the protections afforded primarily by copyright laws to protect against the unauthorized reproduction of the software. We also rely in part on electronic licenses which members do not manually sign, but rather agree to by clicking a button on their monitor screen. These licenses may be unenforceable under the laws of Brazil and Mexico and other jurisdictions in which we expect to offer our online services. We attempt to protect our trade secrets and other confidential information through agreements with employees and consultants.

   Although we intend to protect our rights vigorously, we cannot assure you that these measures will be successful. Policing unauthorized use of the software for our online services is difficult and the steps taken may not prevent the misappropriation of our licensed technology and intellectual property rights. Moreover, effective patent, trademark, trade secret and copyright protection may be unavailable or limited in Latin America.

   AOL has obtained U.S. federal trademark registrations of a number of marks, including AOL, America Online, Buddy List, and AOL's triangle design logo, and has trademark rights in the U.S. and abroad in many other proprietary names, including www.aol.com, AOL Instant Messenger, AOL Netfind, You've Got Mail and CompuServe.

   We believe that our exercise of our licensed rights under our agreement with AOL does not infringe on the proprietary rights of third parties. However, we have received communications from third parties asserting that features, contents or names of some of our services may infringe their patents, copyrights, trademarks and other rights. We are not involved in any litigation of this type that would have a material adverse effect on our ability to develop, market and sell or operate our services. We cannot assure you that in the future third parties will not make infringement claims against us for current or future features or content of our services or that any claim would not result in litigation or require us to enter into royalty or other similar arrangements. Third parties may also challenge AOL's marks and these challenges may result in limitation or loss of our licensed rights to AOL's proprietary marks.

Government Regulation and Legal Uncertainties

   We believe that existing government regulations will not materially restrict our ability to offer our interactive services in our core target countries.

   In Brazil, there are no license or registration requirements applicable to interactive services. However, the Brazilian legislature is considering a law governing e-commerce that will subject web hosting service providers to civil and criminal sanctions if they have actual knowledge of an offer of illegal goods, services or information made through their service and they do not immediately suspend or interrupt access. This bill would also require Internet access providers to keep confidential all non-public information transmitted or stored on their networks, unless a court orders that the information be disclosed.

   In Mexico, the federal telecommunications law requires providers of value-added services, including Internet access services, to register with the Mexican federal telecommunications commission, and we have obtained this registration.

   In Argentina, Internet access providers must hold a correspondent license from the Argentine telecommunications authority, and we have received this license. The Argentine national government does not specifically regulate information available on the Internet. However, Argentine laws and regulations on consumer protection, contract, competition and advertising generally apply to portal and e-commerce service providers. Moreover, the Argentine constitution protects an individual's right to know what information about him is contained in any public registry or database and demand that any false or discriminatory information be changed, removed, kept confidential or updated.

   We intend to support proposals designed to enhance market access and competition in the offering of both dial-up and high-speed interactive services in our target markets and believe that the adoption of these proposals would have a beneficial effect on the development of interactive services. We are unable, at this time, to predict whether any of these proposals will be adopted.

Employees

   As of June 30, 2000, we had 600 full-time employees, of whom 429 were located in Brazil, 45 in Florida, 71 in Mexico and 55 in Argentina. We consider our relations with our employees to be good.

Facilities

   Our principal executive office is located in approximately 37,000 square feet of office space in Fort Lauderdale, Florida, under a lease that expires in 2006. Our Brazilian headquarters and call center is located in Santo Andre in approximately 19,800 square feet of office space under a lease expiring in August 2004 and our business development and marketing office is located in Sao Paulo in approximately 4,800 square feet of office space under a lease expiring in June 2002. We have also established a sales office and call center in Mexico City in approximately 19,900 square feet of office space under a lease expiring in March 2005. Our Argentina headquarters, located in Buenos Aires, is located in approximately 14,000 square feet under a lease expiring in November 2002. As we expand into other countries in Latin America, we anticipate establishing sales offices and call centers regionally and locally.

Legal Proceedings

   On December 28, 1999, ADEC, a non-governmental, private consumer protection association, filed a complaint against us in the Brazilian State of Rio de Janeiro seeking monetary damages and a preliminary restraining order. ADEC is seeking R$10.0 million, or approximately U.S.$5.6 million, in damages on behalf of consumers who have allegedly complained about the installation of our America Online Brazil software on their PCs. The preliminary restraining order would have required us to stop distributing our CD software in Brazil. While ADEC obtained the order, we were successful in having it revoked and ADEC later lost an appeal of the revocation. Although we believe that ADEC's claims are without merit and will continue to contest them vigorously, we may not be successful in defeating its claims. If we are unsuccessful, ADEC's claims could have a material adverse effect on our business.

                                   MANAGEMENT

Executive Officers and Directors

   After completion of this offering, our board of directors will have 14 members. AOL and the Cisneros Group are each entitled to elect five directors.

AOL has elected:

  .Miles R. Gilburne;

  .J. Michael Kelly;

  .Michael Lynton;

  .Robert W. Pittman; and

  .Gerald Sokol, Jr.

The Cisneros Group has elected:

  .Steven I. Bandel;

  .Gustavo A. Cisneros;

  .Ricardo J. Cisneros;

  .Robert S. O'Hara, Jr.; and

  .Cristina Pieretti.

   Banco Itau is entitled to nominate one individual for election as a director. Banco Itau has nominated Roberto Egydio Setubal and he will be elected to the board of directors on the effective date of this offering.

   Our three remaining directors will be:

  .  Vernon E. Jordan, Jr.;

  .  William H. Luers; and

  .  M. Brian Mulroney.

   These directors will be appointed by the board on the effective date of this offering and remain in office until our annual meeting, when they will be elected by the holders of our outstanding capital stock. Because AOL and the Cisneros Group will together control 97.05% of the voting power of our capital stock following this offering, the issuance of shares to Banco Itau and Abrenuncio and the concurrent distribution by the Cisneros Group, they will have the power to elect these three directors, as well as the director nominated by Banco Itau, at our annual meetings.

   After the completion of this offering, the individuals listed below will be our executive officers or members of our board of directors.

Name                               Age Position
----                               --- --------
Charles M. Herington..............  40 President and Chief Executive Officer
Javier Aguirre....................  41 Chief Financial Officer
Gustavo Benejam...................  45 Chief Operating Officer
David A. Bruscino.................  37 Vice President and General Counsel
Guy Garcia........................  45 Vice President, Content Strategy
John D. Gardiner..................  35 Vice President, Business Development
Travis Good.......................  40 Vice President, Technology and Operations
Eduardo Hauser....................  31 Vice President, Corporate Development

Name                                                       Age Position
----                                                       --- --------
Steven I. Bandel..........................................  47 Director
Gustavo A. Cisneros.......................................  55 Director
Ricardo J. Cisneros.......................................  53 Director
Miles R. Gilburne.........................................  49 Director
J. Michael Kelly..........................................  44 Director
Michael Lynton............................................  40 Director
Robert S. O'Hara, Jr. ....................................  61 Director
Cristina Pieretti.........................................  48 Director
Robert W. Pittman.........................................  46 Director
Gerald Sokol, Jr. ........................................  37 Director
Vernon E. Jordan, Jr......................................  64 Director Nominee
William H. Luers..........................................  71 Director Nominee
M. Brian Mulroney.........................................  61 Director Nominee
Roberto Egydio Setubal....................................  46 Director Nominee

   Charles M. Herington. Mr. Herington has been our president and chief executive officer since February 1999. Before joining AOL-LA, Mr. Herington served as president of Revlon America Latina from January 1998 to February 1999. From 1990 through 1997, Mr. Herington held a variety of senior management positions with PepsiCo Restaurants International, including regional vice president of KFC, Pizza Hut and Taco Bell for South America, Central America and the Caribbean from September 1995 to September 1997, regional vice president of KFC for Latin America from February 1994 to September 1995, general manager of KFC Puerto Rico from February 1992 to February 1994, general manager of franchise markets for KFC Latin America from February 1991 to February 1992 and marketing director for KFC for Latin America from May 1990 to February 1991. Between 1981 and 1990, Mr. Herington served in various managerial positions at Procter & Gamble.

   Javier Aguirre. Mr. Aguirre is our chief financial officer, a position he has held since June 1999. From September 1998 to June 1999, Mr. Aguirre was the finance director for Wal-Mart Argentina. Before joining Wal-Mart Argentina, Mr. Aguirre was senior director of finance and administration of PepsiCo Restaurants International in Sao Paulo, Brazil, from May 1996 to August 1998. From May 1994 to April 1996, Mr. Aguirre was the director of finance and planning of PepsiCo Restaurants International in Mexico City. Between 1979 and 1994, Mr. Aguirre held several managerial positions at Ford Motor Company in Michigan and in Mexico City.

   Gustavo Benejam. Mr. Benejam has served as our chief operating officer since April 2000. From October 1996 to March 2000, Mr. Benejam was vice president of Frito Lay International for the Caribbean, Andean and South Cone regions. From May 1995 to October 1996, Mr. Benejam was president of the Latin America division of Pepsi Cola International.

   David A. Bruscino. Mr. Bruscino has been our vice president and general counsel since May 2000. From September 1988 to April 2000, Mr. Bruscino was an attorney with the law firm of Baker & Hostetler LLP in Cleveland, Ohio, and was a partner of that firm beginning in 1996.

   Guy Garcia. Mr. Garcia has served as our vice president of content strategy since August 1999. From March 1998 to July 1999, he was director of programming at AOL Interactive Properties and director of creative and editorial development at AOL Studios. From November 1997 to February 1998, Mr. Garcia served as executive producer for Digital City Inc. During this time, he also served as the founding editor for Digital City New York. In February 1995, Mr. Garcia co-founded the Total New York website and served as the site's editor and site director until October 1997. From February 1994 to February 1995, Mr. Garcia was a freelance writer contributing to various magazines.

   John D. Gardiner. Mr. Gardiner has served as our vice president of business development since March 1999. From March 1999 to May 2000, Mr. Gardiner also served as our general counsel. From May 1995 to March 1999, Mr. Gardiner was employed in the legal department at AOL, holding the position of assistant general counsel. From January 1993 to May 1995, Mr. Gardiner was an associate at the law firm of Shaw, Pittman, Potts and Trowbridge in Washington, D.C.

   Travis Good. Mr. Good has been our vice president of technology and operations since March 1999. From May 1995 to February 1999, he held a variety of management positions at AOL, including general manager for AOL's Global Network Navigator and director of product marketing for AOL Client Software. From January 1995 to May 1995 he was director of Internet services for Cable & Wireless. From March 1994 to January 1995, Mr. Good served as general manager of GE Information Services' distributorship in Mexico. From December 1987 to March 1994, he served in a variety of positions at General Electric Corporation.

   Eduardo Hauser. Mr. Hauser is our vice president of corporate development, a position he has held since March 1999. Before joining AOL-LA, Mr. Hauser was employed from September 1988 to March 1999 by different companies in the Cisneros Group, serving in a variety of positions, including vice president, news of Venevision from September 1997 to March 1999, and as managing director of Highgate Properties, a company within the Cisneros Group, from September 1993 to September 1997.

   Steven I. Bandel. Mr. Bandel has been a member of our board of directors since January 2000 and was appointed to the board by the Cisneros Group. Since January 1995, Mr. Bandel has held several senior management positions at companies within the Cisneros Group, with responsibilities in the areas of finance, communications and corporate development. Mr. Bandel has the title of president and chief operating officer of the Cisneros Group. Mr. Bandel is also a director of Pueblo Xtra International, Inc., a company within the Cisneros Group.

   Gustavo A. Cisneros. Mr. Cisneros has been a member of our board of directors since January 2000 and was appointed to the board by the Cisneros Group. Since 1975, Mr. Cisneros has overseen the management and operations of the Cisneros Group and is an executive officer and director of many of its constituent companies. Mr. Cisneros, together with members of his family, or trusts established for their benefit, owns direct or indirect beneficial interests in the companies forming the Cisneros Group. Mr. Cisneros is a director of Evenflo & Spalding Holdings Corporation, RSL Communications Ltd., Pueblo Xtra International, Inc. and Pan American Beverages, Inc. Mr. Cisneros is a founding member of the international advisory board of the Council on Foreign Relations, as well as a member of the board of trustees of the Museum of Television & Radio. He is a director of the chairman's council of the Americas Society and serves on the international advisory council of Power Corporation of Canada. He is also a charter member of the AEA Investors, Inc. advisory board. Mr. Cisneros is a trustee of Rockefeller University, a member of the board of directors of Georgetown University, a member of the international advisory board of Columbia University and a founding member of the advisory committee for the David Rockefeller Center for Latin American Studies at Harvard University. He is a director of the Joseph H. Lauder Institute of Management and International Studies of the Wharton School of the University of Pennsylvania.

   Ricardo J. Cisneros. Mr. Cisneros has been a member of our board of directors since January 2000 and was appointed to the board by the Cisneros Group. Since 1975, he has served as an executive officer and a director of a number of the companies within the Cisneros Group, including Venevision and Operadora Sercra C.A. Mr. Cisneros has also been a director of several financial institutions in Venezuela and the United States. He serves on the boards of the Simon Bolivar Foundation and is also the director of the Fundacion Diego Cisneros in Venezuela.

   Miles R. Gilburne. Mr. Gilburne has been a member of our board of directors since January 2000 and was appointed to the board by AOL. From February 1995 through December 1999, he served as senior vice president, corporate development of AOL. Before joining AOL, Mr. Gilburne was a founding attorney of the Silicon Valley office of the law firm of Weil, Gotshal & Manges. Mr. Gilburne is also a partner in the Cole-Gilburne Fund, a venture capital fund. Mr. Gilburne is also a director of AOL.

   J. Michael Kelly. Mr. Kelly has been a member of our board of directors since January 2000 and was appointed to the board by AOL. Mr. Kelly has been senior vice president and chief financial officer of AOL since July 1998. Before joining AOL, he had been executive vice president of finance and planning and chief financial officer of GTE Corporation since June 1997. Mr. Kelly was appointed GTE's senior vice president of finance in 1994.

   Michael Lynton. Mr. Lynton has been a member of our board of directors since January 2000 and was appointed by AOL. He has served as president of AOL International since January 2000. From September 1996 to December 1999, Mr. Lynton was chairman and chief executive officer of the Penguin Group. From September 1993 to June 1996, Mr. Lynton served as president of Disney Publishing--Magazines and Books, and between 1987 and 1993 he served as president of Hollywood Pictures for The Walt Disney Company.

   Robert S. O'Hara, Jr. Mr. O'Hara has been a member of our board of directors since January 2000 and was appointed to the board by the Cisneros Group. Since 1974, Mr. O'Hara has been a member of Milbank, Tweed, Hadley & McCloy LLP, a law firm in New York, N.Y.

   Cristina Pieretti. Ms. Pieretti has been a member of our board of directors since January 2000 and was appointed to the board by the Cisneros Group. From 1992 to March 1995, and since February 1996, Ms. Pieretti has held a number of senior management positions with marketing and operations responsibilities at companies within the Cisneros Group in the consumer goods, retail and telecommunications industries. From March 1995 to February 1996, Ms. Pieretti was a partner at Booz-Allen & Hamilton, a consulting firm. Ms. Pieretti has the title of vice president of operations of the Cisneros Group. Ms. Pieretti is also a director of Pueblo Xtra International, Inc., a company within the Cisneros Group.

   Robert W. Pittman. Mr. Pittman has been a member of our board of directors since January 2000 and was appointed to the board by AOL. He has been president and chief operating officer of AOL since February 1998. Previously, he was president and chief executive officer of AOL Networks, a division of AOL, from November 1996 until February 1998. He held the positions of managing partner and chief executive officer of Century 21 Real Estate Corp. from October 1995 to October 1996. Before that time, Mr. Pittman had been president and chief executive officer of Time Warner Enterprises, a division of Time Warner Entertainment Company, LP, between 1990 and 1995, and chairman and chief executive officer of Six Flags Entertainment Corporation from December 1991 to September 1995. Mr. Pittman founded MTV in 1981 and served as president and chief executive officer of MTV Networks. He is also a director of AOL and Cendant Corporation.

   Gerald Sokol, Jr. Mr. Sokol has been a member of our board of directors since January 2000 and was appointed to the board by AOL. He has served as senior vice president and general manager of AOL International since September 1999 and before that was vice president of finance of AOL International since February 1999. From August 1996 to January 1999, Mr. Sokol held several positions with NTN Communications, Inc., most recently serving as president, chief executive officer and chairman of the board of directors. From July 1987 to May 1996, Mr. Sokol held several positions with Tele-Communications, Inc., most recently serving as vice president and treasurer. Mr. Sokol is also a director of Chinadotcom Corporation and 8848.net.

   Vernon E. Jordan, Jr. Mr. Jordan has been nominated to become a member of our board of directors. Since January 2000, he has been a managing partner of the investment banking firm of Lazard Freres & Company and of counsel at the law firm of Akin, Gump, Strauss, Haver & Feld, L.L.P. At Akin Gump, he was a senior partner from 1992 to 1998 and a partner from 1982 to 1992. He is a member of the board of directors of the American Express Company, AMFM Inc., J.C. Penney Company, Inc., Dow Jones & Company, Inc., Revlon Group Incorporated, Revlon, Inc., Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation.

   William H. Luers. Mr. Luers has been nominated to become a member of our board of directors. He has been chairman, chief executive officer and president of the United Nations Association of the United States of America since February 1999. From May 1986 to February 1999, Mr. Luers served as president of the Metropolitan Museum of Art in New York, New York. He is a member of the board of directors of IDEX Corporation, Wickes Inc., and several incorporated mutual funds managed by Scudder Kemper Investments, Inc.

   M. Brian Mulroney. Mr. Mulroney has been nominated to become a member of our board of directors. He has been a senior partner in the law firm of Ogilvy Renault in Montreal, Quebec, Canada since August 1993. From September 1984 to June 1993, Mr. Mulroney served as the prime minister of Canada. He is a member of the board of directors of the Archer Daniels Midland Company, the Trizec Hahn Corporation, Cendant Corporation, Quebecor Inc., Cognicase Inc. and Sun Media Corporation.

   Roberto Egydio Setubal. Mr. Setubal has been nominated by Banco Itau to become a member of our board of directors. Since 1984 he has overseen the commercial operations of Banco Itau, and in 1994 he was appointed to the position of president and chief executive officer of Banco Itau and all of its affiliated and associated banks and companies. Mr. Setubal is also executive vice-president of Itausa, the holding company of Group Itau. Since 1990, Mr. Setubal has been involved in the Brazilian Federation of Banks, serving as president and chairman of the board of directors since 1997. Mr. Setubal is also a member of the Basel Committee on Banking Supervision and the International Monetary Conference, Latin American section. Mr. Setubal serves on the advisory council of Institute Ethos, and he is also a member of the board of directors of Ford Latin America.

Board of Directors

   Our restated certificate of incorporation fixes our board of directors at 14 members. Each year at our annual meeting, our stockholders will elect our directors to a one-year term of office. AOL, the holder of all of our B stock and the Cisneros Group, the holder of all of our C stock, are each entitled to elect five members to our board of directors. The holders of all outstanding shares of our capital stock, voting together as a single class, are entitled to elect the remaining four members to the board of directors. Banco Itau is entitled to nominate one of these four directors and AOL and the Cisneros Group have agreed to vote their shares of capital stock in favor of the election of Banco Itau's nominee. By virtue of controlling 97.05% of the voting power of our capital stock, AOL and the Cisneros Group will have the power to elect these four directors.

   Banco Itau's right to nominate one director will continue for two years after this offering, and then for as long as it continues to own at least approximately 41% of the shares of class A common stock originally issued to it and the strategic interactive services and marketing agreement remains in effect.

Committees of the Board of Directors

   The Special Committee. Before or immediately following this offering, we will establish a special committee of the board of directors. The special committee will consist of two members, one of whom will be selected by the directors elected by AOL as the holder of B stock and one of whom will be selected by the directors elected by the Cisneros Group as the holder of C stock. The initial members of the special committee will be Gerald Sokol, Jr. and Cristina Pieretti. The special committee will evaluate corporate actions such as:

  . amendments of our restated certificate of incorporation and restated by-laws;

  . amendments of our stockholders' agreement;

  . mergers and acquisitions;

  . any issuance of, or change in, any of our capital stock;

  .  the transfer of any of our material assets;

  .  loans by us in excess of $50,000;

  .  capital expenditures in excess of $50,000;

  .  borrowings by us in excess of $50,000;

  .  the declaration of any dividends on our securities;

  . the selection of nominees to be recommended by our board for election by all outstanding shares of our capital stock voting together;

  .  the admission of additional strategic stockholders;

  . our launch of AOL-branded TV- and wireless-based online services in Latin America, as well as any agreements between us and third parties that relate to these launches;

  .  the adoption and modification of business plans;

  .  the appointment or dismissal of our independent auditors;

  . the establishment of any subsidiary or any material change in a subsidiary's business;

  . litigation by us that involves amounts in excess of $100,000 or that is adverse to either AOL or the Cisneros Group;

  . our establishment of, or any significant modification to, any significant investment or cash management policies;

  .  our discontinuance of any material business activity;

  .  our entering into any partnership, joint venture or consortium;

  . our issuance of press releases containing material non-public information;

  . our entering into agreements outside of the ordinary course of our business;

  . the approval of the final annual audited consolidated financial statements of any subsidiary;

  . our filing for bankruptcy or our decision not to prevent or oppose any involuntary filing for bankruptcy;

  . adoption of or material amendment to any employee benefit or executive compensation plan or severance payment; and

  . hiring or firing any personnel with an annual salary in excess of $100,000 or increasing their compensation above $100,000.

   Each of these actions will require the unanimous approval of the special committee before being submitted for approval by the full board of directors. Because of their role in choosing the members of the special committee, both AOL and the Cisneros Group effectively have the power to veto these corporate actions. If either AOL or the Cisneros Group loses its right to representation on the special committee, the special committee will be dissolved. If the special committee is dissolved, the approval of the board of directors as a whole will be required to approve any corporate actions previously evaluated by the special committee.

   The Audit Committee. We will also establish an audit committee of the board of directors, which will consist of three or more independent directors, before or promptly following this offering. The audit committee will review, act on and report to the board of directors on various auditing and accounting matters, including the selection of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.

   The Compensation Committee. Before this offering, we will also establish a compensation committee of the board of directors, which will consist solely of two or more independent directors. The compensation committee will determine the salaries and incentive compensation of our officers and provide recommendations for the salaries and incentive compensation of our other employees and consultants. The compensation committee will also administer our stock plan, which is described below.

Compensation of Directors

   Immediately after the effectiveness of this offering, we will issue to each member of our board of directors an option to purchase 60,000 shares of our class A common stock at the initial public offering price. Under AOL's conflicts of interests standards, J. Michael Kelly, Michael Lynton, Robert W. Pittman and Gerald Sokol, Jr., each a member of our board of directors as well as an employee of AOL, must transfer the economic benefit of their options to AOL. The directors may receive additional compensation in a manner to be determined by our board. Directors will also be reimbursed for actual reasonable costs incurred in attending our board and committee meetings.

Compensation Committee Interlocks and Insider Participation

   Before this offering, our board of directors will appoint the members of our compensation committee. None of the members of our compensation committee will have been an officer or employee of AOL-LA at any time since December 15, 1998, the date of our inception. No executive officer of AOL-LA will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Before appointing the members of the compensation committee, the board of directors will make decisions about the compensation of our executive officers.

Executive Compensation

   The following table presents the total compensation paid or accrued:

 . to our chief executive officer during our fiscal years ended June 30, 1999 and June 30, 2000; and

 . to our four other most highly compensated executive officers who earned more than $100,000 in our fiscal year ended June 30, 2000.

   We refer to these officers as our named executive officers.

                           Summary Compensation Table

                                              Annual Compensation
                                            -----------------------
                                                                    Other Annual
Name and Principal Position                 Year  Salary  Bonus (3) Compensation
---------------------------                 ---- -------- --------- ------------
Charles M. Herington (1)................... 2000 $354,124 $200,000    $43,500
 President and Chief Executive Officer      1999  145,833  200,000     33,463

Javier Aguirre............................. 2000  150,671      --         --
 Chief Financial Officer

Gustavo Benejam (2)........................ 2000   68,750  125,000        --
 Chief Operating Officer

John D. Gardiner........................... 2000  156,945      --         --
 Vice President, Business Development......

Eduardo Hauser............................. 2000  153,440   36,250        --
 Vice President, Corporate Development

--------
(1) Mr. Herington began his employment with us in February 1999. His annual base salary rate was increased from $350,000 to $358,000 during the fiscal year ended June 30, 2000. Other annual compensation includes Mr. Herington's automobile allowance and payment of membership fees.
(2) Mr. Benejam began his employment with us in April 2000. His current annual base salary is $275,000.
(3) Consists of signing bonuses, payable over two years. Additional performance bonus amounts for the fiscal year ended June 30, 2000 have not yet been determined.

   We did not grant any options to our named executive officers during the fiscal year ended June 30, 2000. None of our named executive officers exercised any options during the fiscal year ended June 30, 2000 or held any options at June 30, 2000.

Employment Agreements

   Charles M. Herington. Mr. Herington serves as our president and chief executive officer. His annual base salary is $358,000. Mr. Herington received a bonus of $200,000 when he began working for us, and received an additional $200,000 bonus on February 26, 2000, the first anniversary of his employment with us. Mr. Herington is eligible to receive an annual bonus of up to 130% of his base salary, in the discretion of our board of directors based on his performance.

   Mr. Herington will also receive an option as of the effective date of this offering to purchase 1,300,000 shares of class A common stock at the initial public offering price. Mr Herington may purchase up to one-third of the shares under this option on January 1, 2001. Mr. Herington may purchase an additional one-third of the shares under the option on January 1, 2002 and January 1, 2003. The board of directors, in its discretion, may grant other stock options to Mr. Herington based upon his performance. Mr. Herington also holds options to purchase AOL common stock.

   If we terminate Mr. Herington during the first two years of his employment with us, for any reason other than:

  . his willful and material violation of AOL-LA's company policy, which is not cured within 30 days after he has received written notice from the board of directors;

  . his failure to comply with the lawful direction of the board of directors;

  .  his commission of a material act of dishonesty or fraud; or

  .  his conviction or plea of no contest to a felony,

he is entitled to receive his salary for 36 months following termination as well as a portion of his annual bonus. If this termination occurs after the first two years of his employment with us, he is entitled to receive his salary for 24 months following termination, as well as a portion of his annual bonus. Options granted to Mr. Herington before his termination will continue to vest during the applicable severance payment period.

   Javier Aguirre. Mr. Aguirre is our chief financial officer. His annual base salary is $151,000 and he also received a signing bonus of $68,250 in our fiscal year ended June 30, 1999. Mr. Aguirre is eligible to receive an annual bonus of up to 35% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase AOL-LA class A common stock.

   Gustavo Benejam. Mr. Benejam is our chief operating officer. He receives an annual base salary of $275,000 and he also received a signing bonus of $125,000. On the first anniversary of his employment, Mr. Benejam will be eligible to receive an additional bonus payment of $125,000. Mr. Benejam is also eligible to receive an annual bonus of up to 75% of his annual base salary based on performance objectives. If we terminate Mr. Benejam's employment, he is entitled to receive his salary for 12 months following termination as well as a portion of his annual bonus. He is also eligible to receive options to purchase AOL-LA class A common stock.

   David A. Bruscino. Mr. Bruscino serves as our vice president and general counsel. His annual base salary is $150,000. Mr. Bruscino is also eligible to receive an annual bonus of up to 35% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase AOL-LA class A common stock.

   Guy Garcia. Mr. Garcia is our vice president of content strategy. He receives an annual base salary of $105,000 and is also eligible to receive an annual bonus of up to 35% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase AOL-LA class A common stock.

   John D. Gardiner. Mr. Gardiner serves as our vice president of business development and receives an annual base salary of $157,000. Mr. Gardiner is also eligible to receive an annual bonus of up to 35% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase AOL-LA class A common stock. Mr. Gardiner holds options to purchase AOL common stock.

   Travis Good. Mr. Good serves as our vice president of technology and operations and receives an annual base salary of $126,000. He is also eligible to receive an annual bonus of up to 35% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase AOL-LA class A common stock. Mr. Good holds options to purchase AOL common stock.

   Eduardo Hauser. Mr. Hauser serves as our vice president of corporate development and receives an annual base salary of $153,000. On March 22, 2000, the one-month anniversary of his employment, Mr. Hauser received a bonus of $36,250, and on the first anniversary of his employment he received an additional $36,250. Mr. Hauser is eligible to receive an annual bonus of up to 35% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase AOL-LA class A common stock.

Stock Plan

 2000 Stock Plan

   Our 2000 stock plan was approved by our board of directors and by our stockholders, AOL and the Cisneros Group, in July 2000. A total of 13,208,333 shares of class A common stock will be reserved for issuance under the stock plan. We expect to grant options to purchase a total of 9,000,000 shares of class A common stock to our employees, consultants and directors immediately after the effective date of this offering.

   The stock plan will be administered by the compensation committee, which will determine the terms of stock options and stock awards, including:

  . the determination of which employees, directors and consultants will be granted options or awards;

  . the exercise price or purchase price, if any, and the number of shares subject to a stock option or stock award; and

  . the schedule upon which options become exercisable or upon which restrictions on stock awards lapse.

The maximum term of options granted under the stock plan will be ten years.

   Upon a change of control of AOL-LA, the compensation committee will provide that outstanding options and stock awards under the plan will be:

  . assumed by the successor corporation or replaced with a comparable right to shares of capital stock of the successor corporation;

  . outstanding for a specified number of days, after which they will terminate if they have not been exercised or accepted; or

  . terminated in exchange for a cash payment equal to the difference between the exercise or purchase price, if any, and the fair market value of the shares subject to the option or award.

   If any of the treatments of options described above would make a change of control transaction ineligible for a pooling-of-interest accounting, the compensation committee may substitute shares of class A common stock or other items. However, the compensation committee can do this only if the substitution is of equal value to the cash or other items that would have been paid under the chosen treatment. If there is a change of control, all outstanding options may, in the discretion of the board of directors, become fully vested and any AOL-LA repurchase rights to outstanding stock awards may be waived.

Limitation of Liability and Indemnification

   The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

   Our restated certificate of incorporation and restated by-laws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay specified expenses incurred by a director or officer in any civil or criminal action or proceeding, specifically including derivative suits, which are actions brought by stockholders in our name. These indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in legal proceedings. A director or officer will not receive indemnification if he is found not to have acted in good faith and not in a manner he reasonably believed to be in, or not opposed to, our best interest.

   This limitation of liability and indemnification does not affect the availability of equitable remedies. Moreover, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore may not be enforceable.

   Our restated certificate of incorporation also protects AOL and the Cisneros Group against liability for breach of fiduciary duty should they choose to pursue an opportunity that might be favorable to us or recommend the opportunity to someone else. Our directors and officers affiliated with or appointed by AOL and the Cisneros Group are similarly protected. We are required to indemnify AOL and the Cisneros Group and our directors and officers affiliated with or appointed by each of them for any liabilities a court may impose on them for breach of fiduciary duty for their failure to make opportunities available to us.

                           RELATED PARTY TRANSACTIONS

The Reorganization

   Before this offering, the business of AOL-LA has been conducted by affiliates of AOL Latin America, S.L. AOL Latin America, S.L. is a limited liability company organized in Spain in December 1998. AOL Latin America, S.L. was formed by AOL and the Cisneros Group as a joint venture in which:

  . AOL contributed royalty free license rights in exchange for its ownership interest. AOL's contribution of these rights was recorded at AOL's historical cost basis, which was zero; and

  . the Cisneros Group contributed an aggregate amount of approximately $100.1 million in exchange for its ownership interest. The Cisneros Group then sold at cost approximately 1.96% of its interest to Eduardo Hauser, Cristina Pieretti and Steven Bandel.

   Immediately before the effectiveness of this offering, AOL-LA will become the holding company of, and will indirectly own all of, AOL Latin America, S.L. and its affiliates through a corporate reorganization. Under the corporate reorganization:

  . AOL and the Cisneros Group will exchange their ownership interests in the two holding companies that own AOL Latin America, S.L. and affiliates for 101,858,334 shares of our series B preferred stock and 99,861,910 shares of our series C preferred stock, the Cisneros Group holdings being before its concurrent distribution of 2,057,950 shares to current and former employees;

  . Eduardo Hauser, Cristina Pieretti and Steven Bandel will exchange their ownership interests in one of the two holding companies that own AOL Latin America S.L. for 1,996,424 shares of our series C preferred stock. Their shares of series C preferred stock will immediately convert to shares of class A common stock; and

  .  AOL will receive the AOL warrant.

   Under the corporate reorganization, AOL and the Cisneros Group agreed to indemnify us and our affiliates, but not each other, for taxes attributable to their ownership interests in the holding companies that own AOL Latin America, S.L., as well as other liabilities attributable to these holding companies, arising before the reorganization.

   We plan to conduct our operations in Latin America through various subsidiaries. For example, we are conducting our operations in Brazil through our indirectly wholly-owned subsidiary, AOL Brasil Ltda., a Brazilian limited liability company.

The Stockholders' Agreement with AOL and the Cisneros Group

   We have entered into a stockholders' agreement with AOL and Riverview Media Corp., a company within the Cisneros Group, that contains various provisions that will affect the way we operate our business and govern many important aspects of the relationships among AOL, the Cisneros Group and us.

   Voting Agreement. AOL and the Cisneros Group have agreed to vote all of their shares of B and C stock, which collectively represent 97.05% of the voting power of our outstanding capital stock, to elect the four directors nominated by our special committee for election by the holders of all shares of our outstanding capital stock, voting together. Under the registration rights and stockholders agreement with Banco Itau, AOL and the Cisneros Group have agreed to vote their shares of capital stock in favor of an individual nominated by Banco Itau to serve as one of these four directors.

   Non-Compete. AOL, the Cisneros Group and any entity in which either of them owns a 35% or greater interest may not acquire more than a 35% interest in a competitor of AOL-LA. The Cisneros Group may, however, own up to a 50% interest in RSL-LA or Galaxy Latin America, regardless of whether these companies are providing competitive online services. Any entity that provides PC-based online services in

Latin America to a substantial consumer base is considered a competitor of AOL-LA. After the later of December 15, 2003 or the date on which either AOL or the Cisneros Group owns less than 20% of our outstanding capital stock, these restrictions will no longer apply to AOL, the Cisneros Group and their affiliates.

   Until the later of five years from the effective date of the registration statement for this offering or the date on which either AOL or the Cisneros Group owns less than 20% of our outstanding capital stock:

  . neither the Cisneros Group, nor any entity in which it owns at least a 35% interest, may acquire more than a 35% interest in a competitor that provides TV- or wireless-based online services in Latin America. However, the Cisneros Group may own up to a 50% interest in RSL-LA or Galaxy Latin America, regardless of whether these companies are providing competitive online services; and

  . AOL may not offer in Latin America any AOL-branded TV-based online services or any AOL-branded wireless-based online services that it develops for commercial launch within four years of the effective date of the registration statement for this offering.

   The 20% threshold described above will be lowered in some instances, including:

   .if an additional principal stockholder is admitted as a stockholder of AOL-
LA;

  . if we issue more shares of our capital stock; or

  . if AOL exercises the AOL warrant.

   If either AOL or the Cisneros Group breaches these non-compete provisions, then:

  . if the Cisneros Group is the breaching party, we will have the option to purchase all of the capital stock held by the Cisneros Group at its fair market value, less any damages resulting from the breach, in cash or by delivery of a promissory note, payable over a three-year term; or

  . if we do not exercise this option, AOL will have the option to purchase the shares from the Cisneros Group at their fair market value, less any damages resulting from the breach, in cash or in freely tradeable shares of AOL common stock in installments over a three-year period; and

  . if AOL is the breaching party where PC-based online services are involved, the Cisneros Group will have the option to require AOL to purchase the Cisneros Group's shares at their fair market value, plus any damage resulting from the breach, in cash or in freely tradeable shares of AOL common stock, in installments over a three-year period.

   Banco Itau has the right to enforce these non-compete provisions as long as it owns at least 6% of our outstanding shares of capital stock calculated on a fully diluted basis and can only enforce the non-compete so long AOL or the Cisneros Group own at least 20% of our outstanding Capital Stock.

   Restrictions on Transfer. Neither AOL nor the Cisneros Group may transfer their shares of B stock and C stock except:

  .  to their wholly-owned affiliates or to each other;

  .  through the sale of their businesses;

  . through the admission of another principal stockholder as described in the admission of additional principal stockholder paragraph, below;

  . up to 20% of their shares may be transferred to their employees and, in the case of the Cisneros Group, to designated Cisneros family members. Unless the transferred shares are converted into class A common stock, AOL or the Cisneros Group will retain the voting rights to those shares;

  . shares of class A common stock that are issuable upon conversion of shares of B stock or C stock can be sold in a registered offering or under Rule 144 of the Securities Act. See "Shares Eligible For Future Sale;" and

  . to another party, other than to a competitor, provided that they first offer their shares on the same terms to the other stockholder.

   Any transfer of B stock or C stock will subject the person acquiring the shares to the provisions of the stockholders' agreement.

   Admission of Additional Principal Stockholders. AOL and the Cisneros Group may admit one or more additional principal stockholders of AOL-LA. Any additional stockholder would either receive new shares of our capital stock or would acquire shares owned by AOL or the Cisneros Group. If the new stockholder is a strategic stockholder, the Cisneros Group's ownership interest in AOL-LA will be reduced at a disproportionately greater rate than AOL's ownership interest in AOL-LA. To achieve the reduction, for example, either we or AOL would purchase shares held by the Cisneros Group at their fair market value.

   Standstill Provisions. Until December 15, 2003, neither AOL nor the Cisneros Group may acquire any additional shares of our capital stock except:

  . shares in an amount equal to 5% of the sum of our outstanding shares of capital stock at the closing of this offering, including shares issuable under the over-allotment option;

  .  shares issuable to AOL upon the exercise of the AOL warrant;

  . shares of capital stock that we issue to them as payment for an asset or right sold to us;

  . shares of capital stock acquired in a tender or exchange offer for all of our securities; and

  . as approved by the party not acquiring the shares and the disinterested members of our board of directors.

   Funding Commitments. From December 15, 1998 through April 2000, we received $100.1 million in cash from the Cisneros Group, which fulfilled its initial capital contribution commitment. AOL and the Cisneros Group each contributed $32.5 million to us through July 2000, and each is obligated to pay us an additional $17.5 million by December 31, 2000.

   Commitments made by the Cisneros Group. The Cisneros Group has agreed to provide advertising, promotional and online content services. See "Business-- Our Competitive Advantages--The Cisneros Group Commitment." From the beginning of our operations through March 31, 2000, we incurred $343,000 for services, including personnel services and travel costs, provided by the Cisneros Group. Some of these services were provided and will be provided in the future at varying charges depending upon the type of service.

   Indemnification provision. Our stockholders' agreement contains provisions requiring us to indemnify AOL and the Cisneros Group for liabilities imposed upon them for breach of fiduciary duty based upon their appropriation of our business opportunities. These provisions, along with provisions in our license and services agreements requiring us to indemnify AOL, are substantially similar to those contained in our restated certificate of incorporation.

   Term and Termination. The stockholders' agreement will terminate when:

  . AOL and the Cisneros Group no longer hold any shares of our capital stock;

  .  the parties mutually terminate the stockholders' agreement; or

  .  June 30, 2048, whichever occurs first.

   Either AOL or the Cisneros Group may terminate the stockholders' agreement if the other stockholder no longer holds at least 10% of our outstanding capital stock.

The AOL Warrant

   We have agreed to issue a warrant to AOL to purchase 16,642,500 shares in any combination of our series B preferred, class A common or class B common stock at a per share exercise price equal to the initial public offering price. The number of shares for which the warrant is exercisable is 6% of the sum of our outstanding shares of capital stock at the closing of this offering, including shares issued to Banco Itau, issuable under the over-allotment option and issuable under our stock plan. The warrant will be immediately exercisable and will have a ten year term. The number of shares issuable under the warrant may be increased if we, AOL or the

Cisneros Group issue or transfer shares to one or more additional strategic stockholders. The warrant allows AOL to pay the exercise price due under the warrant by tendering to us a portion of the shares subject to the warrant instead of paying the exercise price in cash.

The Registration Rights Agreement with AOL and the Cisneros Group

   We have agreed to provide AOL and the Cisneros Group with registration rights for the shares of class A common stock issuable upon conversion of their B stock and C stock, and in the case of AOL, upon the exercise of the AOL warrant. See "Description of Capital Stock."

The Voting Agreement and Irrevocable Proxy

   On the effective date of this offering, the Cisneros Group will transfer a total of 505,554 shares of series C preferred stock to children of Gustavo Cisneros and Ricardo Cisneros. We have entered into a voting agreement and irrevocable proxy with the Cisneros Group and these transferees under which each of these transferees appointed the Cisneros Group as the transferee's representative to vote his or her shares. The voting agreement terminates only with respect to shares transferred by a transferee in the future or if these shares of series C preferred stock are converted into shares of our class A common stock.

The AOL License Agreement

   We have entered into a license agreement with AOL. See "Business--The AOL License Agreement, Intellectual Property and Proprietary Rights."

The AOL Services Agreement

   We have entered into a services agreement with AOL under which AOL provides various services to us, including:

  .  localization of AOL software and software updates;

  . development and installation services, including requested modifications, enhancements and revisions to AOL's software;

  .  host computer services;

  .  network connections from our services to the AOL servers;

  .  technical support;

  . training in areas such as marketing, business development, member support, public relations, finance and accounting;

  .  support and maintenance for third-party software licensed to us by AOL;
     and

  .  joint venture assistance.

   We have agreed to compensate AOL for these services at rates at least as favorable to us as those charged by AOL to any other party, including joint venture affiliates, but excluding affiliates that are at least 75% owned by AOL. Based on our management's experience negotiating similar contracts, as well as its knowledge of our competitors' cost structures, we believe that the terms of the services agreement are at least as favorable as we could have obtained from an unaffiliated third party.

   We have agreed to interconnect our America Online Brazil and America Online Mexico country services and all future AOL-LA country services to the services provided by AOL and its international affiliates. This interconnection, which will be provided free of charge, will provide our members with access to the AOL service and AOL International interactive services and will permit AOL members worldwide to access the AOL-LA country services.

   From December 15, 1998 through March 31, 2000, we had incurred expenses totaling approximately $9.0 million payable to AOL under our services agreement. We anticipate that payments to AOL for these services will exceed $60,000 annually in the future, but we are unable to estimate at this time the amount of the payments.

The ICQ Promotion Agreement

   We have entered into an agreement with AOL under which we have the right in Latin America to promote AOL's ICQ service. As local versions of the ICQ service are developed, we will engage in other marketing and cross-promotion activities with AOL.

Relationships with Officers of AOL

   Four members of our board of directors appointed by AOL are also executive officers of AOL and two members of our board of directors are also directors of AOL.

  . Robert W. Pittman is the president and chief operating officer of AOL and a director of AOL;

  . J. Michael Kelly is the senior vice president and chief financial officer of AOL;

  .  Michael Lynton is the president of AOL International;

  . Gerald Sokol, Jr. is the senior vice president and general manager of AOL International; and

  .  Miles R. Gilburne is a director of AOL.

Relationships with Officers of the Cisneros Group

   Four of the five members of our board of directors appointed by the Cisneros Group are also executive officers and directors of companies within the Cisneros Group.

   . Gustavo A. Cisneros oversees the management and operations of the Cisneros Group and is an executive officer and director of many of its constituent companies;

   . Ricardo J. Cisneros is an executive officer and director of many of the constituent companies of the Cisneros Group;

   . Steven I. Bandel holds several senior management positions in companies in the Cisneros Group and has the title of president and chief operating officer of the Cisneros Group; and

   . Christina Pieretti holds a number of senior management positions in companies in the Cisneros Group and has the title of vice president of operations of the Cisneros Group.

AOL-LA's Purchase of AOL's Latin American CompuServe Classic Subscribers

   In December 1998, we acquired AOL's Latin American CompuServe Classic subscribers for approximately $4.0 million. The cost to acquire these subscribers was determined using a formula that was based on the expected number of Latin American CompuServe subscribers at December 15, 1999. Because the number of subscribers at December 15, 1999 was lower than expected, AOL repaid $879,000 to us during March 2000. The initial payment of $4.0 million and the refund of $879,000 have been reflected in stockholders' equity.

Strategic Interactive Services and Marketing Agreement with Banco Itau

   Under our strategic interactive services and marketing agreement with Banco Itau, we have agreed to create a customized co-branded version of our America Online Brazil service that Banco Itau will market to its customers. Banco Itau customers that register for the co-branded service and receive approval from the bank will be considered subscribers at the co-branded service.

   Free trials and free monthly hours. Subscribers of the co-branded service will be entitled to the following free monthly trial periods:

  . for one year following the launch of the co-branded service, subscribers the co-branded service will be entitled to a four month free trial period;

  . during the second year following the launch, subscribers of the co-branded service will be entitled to a three month trial period; and

  . during the subsequent years following the launch, subscribers of the co-branded service will be entitled to a free trial period no less than that generally offered by America Online Brazil.

   For every month other than the first month during these trial periods, Banco Itau will pay us a fee for one hour of usage of the service. For five years following the launch, upon the expiration of the trial period, Banco Itau will subsidize at least one hour of usage per month by every subscriber of the co-branded service.

   Subscriber and revenue levels. Under the agreement, Banco Itau has committed to meet the following subscriber and revenue levels or to pay the reference payments described in the next paragraph:

  . On the first anniversary of the launch of the co-branded service, there will be at least 250,000 verified subscribers of the co-branded service. A verified subscriber is one who has accessed the co-branded service in any two of the three months immediately before the anniversary date, as well as any subscriber who first accesses the service in the month immediately before the anniversary date.

  . On the second anniversary of the launch of the co-branded service, there will be at least 500,000 verified subscribers.

  . On the third anniversary of the launch of the co-branded service, revenues generated from subscribers to the co-branded service will account for at least 39% of AOL Brazil's aggregate revenues for the previous 12 month period.

  . On the fourth anniversary of the launch of the co-branded service, there will be at least 2,000,000 verified subscribers, and on that anniversary, revenues generated from subscribers to the co-branded service will account for at least 46% of AOL Brazil's aggregate revenues for the previous 12 month period.

  . On the fifth anniversary of the launch of the co-branded service, revenues generated from subscribers to the co-branded service will account for at least 56% of AOL Brazil's aggregate revenues for the previous 12 month period.

   Banco Itau may receive credit for attaining these subscriber levels prior to the anniversary dates. If Banco Itau fails to meet or achieve these subscriber and revenue levels, Banco Itau is obligated to make annual reference payments to us. If Banco Itau does not achieve any of the subscriber or revenue levels over the next five years, it would be obligated to pay us $185.4 million, 65% of the value of the shares of class A common stock issued to Banco Itau on the closing of the offering.

   Exclusivity. Banco Itau may not:

  . offer, co-brand, market or promote an Internet access service to individuals in Brazil, other than the America Online Brazil service, except that:

    . subject to limitations, Banco Itau may inform its customers that its banking services are available on or through other internet access products;

    . Banco Itau may establish an independent financial services portal in Brazil but it may not affirmatively assist the portal in targeting advertising for that portal directly at Banco Itau customers or subscribers to the co-branded service; and

    . Banco Itau may continue to operate its existing proprietary Internet website and proprietary service that offers online banking services, except that it is subject to limitations on the prominence and scope of its marketing.

   Under the agreement, we may not:

  . co-brand an Internet access product with another financial institution in Brazil or create a new brand of Internet access product for a financial institution in Brazil;

  . during the six month period following the launch of the co-branded service, enter into an agreement with another financial institution in Brazil to acquire its customers as subscribers to our America Online Brazil service;

  . enter into an agreement with another bank or other financial institution in Brazil to acquire subscribers to our America Online Brazil service under which we offer those subscribers discounted or free usage of our services for more than 12 months;

  . enter into an agreement with another bank or financial institution in Brazil to develop, operate or take an equity interest in an independent financial services portal and target advertising for that portal to Banco Itau's customers; and

  . allow advertising of other banks and financial institutions in Brazil on various specified areas and channels on the co-branded service.

   If we offer a new Internet access product in Brazil or if we acquire a company that operates an Internet access product in Brazil, we must offer Banco Itau the opportunity to develop with us a co-branded version of that product. Banco Itau may also request that we develop and offer a co-branded version of any new Internet access products offered in Brazil by third parties.

   Termination. In general, if we or Banco Itau commits a material breach of the strategic interactive services and marketing agreement and fails to cure the breach, then the non-breaching party will have the right to terminate the agreement after an arbiter reviews the matter and confirms the uncured material breach. If the breach relates to an exclusivity provision, the non-breaching party may elect to continue the agreement with the option to be relieved of the exclusivity provisions of the agreement applicable to it.

   A material breach of the agreement by Banco Itau includes:

  . Banco Itau's failure to make payments if it does not meet the agreed upon subscriber membership and revenue levels during the first five years of the alliance; and

  . Banco Itau's failure to provide specified minimum marketing support for the co-branded service during the first five years of the alliance, although it does not have an obligation to spend a minimum amount for marketing; and

  . Banco Itau's breach of its exclusivity provisions described above.

   A material breach of the agreement by us includes:

  . our inability to successfully launch the co-branded service in ten specified cities in Brazil on or before May 4, 2001;

  . if, after successful launch of the co-branded service, subscribers are unable to access the co-branded service for specified periods of time; and

  . our breach of the exclusivity provisions described above.

   Termination Payments for Banco Itau Breaches. If we terminate the agreement because Banco Itau fails to make any of the annual reference payments, then Banco Itau would be obligated to pay us an acceleration payment. The maximum amount of this acceleration payment if Banco Itau failed to make any of the reference payments would be $185.4 million, 65% of the value of the shares of class A common stock to be issued to Banco Itau on the closing date of this offering. The acceleration payment due in any year is reduced to the extent to which Banco Itau achieved the verified subscriber and revenue levels in prior years or made reference payments for failing to meet those levels.

   If we terminate the agreement because Banco Itau fails to perform its minimum marketing commitments or if Banco Itau breaches its exclusivity obligations, then Banco Itau would be obligated to pay us a termination fee. The maximum amount of the termination fee is $216.8 million, 76% of the value of the class A common stock to be issued to Banco Itau. The amount of the termination fee payable after we launch the co-branded service is reduced in proportion to the number of days between the launch date and the date on which Banco Itau's breach occurs. Banco Itau is also obligated to pay us a pro rata portion of the annual reference payment, if any, for failure to meet the subscriber and revenue levels for the year in which its breach occurs.

   Termination Payments for AOL-LA Breaches. If Banco Itau terminates the agreement because we fail to launch the co-branded service on or before May 4, 2001, then Banco Itau is not obligated to make any payments to us. If Banco Itau terminates the agreement because of any other breach of the agreement by us, then Banco Itau will not be obligated to make any further reference payments to us other than a pro rata portion of the annual reference payment, if any, for failure to meet the subscriber and revenue levels for the year in which our breach occurs.

   Termination Payment for Failure to Achieve Minimum Total Subscriber
Levels. If Banco Itau fails to achieve minimum verified subscriber levels during the five years of the alliance following the launch of the co-branded service, we may elect to terminate the exclusivity obligations described above, and Banco Itau may then elect to terminate the agreement. The minimum total verified subscriber levels that Banco Itau must meet are:

  . a total of 100,000 verified subscribers by the first anniversary of the launch of the co-branded service;

  . a total of 200,000 verified subscribers by the second anniversary of the launch of the co-branded service;

  . a total of 300,000 verified subscribers by the third anniversary of the launch of the co-branded service; and

  . a total of 450,000 verified subscribers by the fourth anniversary of the launch of the co-branded service.

   If the agreement is terminated because these minimum verified subscriber levels are not achieved, Banco Itau is obligated to make an acceleration payment to us that is directly related to the extent to which Banco Itau achieved, before the termination date, the verified subscriber and revenue levels in prior years or made reference payments for failing to meet those levels in prior years. The maximum amount of this acceleration payment would be $185.4 million. The acceleration payment due in any year is reduced to the extent to which Banco Itau achieved the verified subscriber and revenue levels in prior years or made reference payments for failing to meet those levels.

   Termination Payments for AOL-LA Changes of Control. If a change of control of AOL-LA occurs, Banco Itau has the right to terminate the agreement. If Banco Itau terminates the agreement because of a change of control of AOL-LA and our successor is any Brazilian bank or other person included in a group controlled by or under common control with a leading Brazilian bank, then Banco Itau is obligated to pay us a pro rata portion of the annual reference payment, if any, for failure to meet the subscriber and revenue levels for the year in which the termination occurs.

   If our successor is not a Brazilian bank and not another person included in a group controlled by or under common control with a leading Brazilian bank, then Banco Itau is obligated to pay us an acceleration payment directly related to the extent to which Banco Itau has achieved the verified subscriber and revenue levels before the termination date or has made annual reference payments for failure to meet those levels in prior years. The maximum amount of this acceleration payment would be $185.4 million. The acceleration payment due in any year is reduced to the extent which Banco Itau achieved the verified subscriber and revenue levels in prior years or made reference payments for failing to meet those levels.

   Generally, a change of control of AOL-LA occurs if:

  . AOL and the Cisneros Group, collectively, do not own shares of our capital stock representing 50% of the voting power entitled to cast votes for the selection of directors;

  . The Cisneros Group owns shares of our capital stock that entitle it to greater voting power than AOL;

  . AOL and the Cisneros Group, collectively, do not have the right to elect a majority of the members of our board of directors or a majority of the members of the special committee of our board;

  . One or more persons, other than AOL and the Cisneros Group and their 75% owned affiliates, acquire the power to prevent our board of directors or our stockholders from taking action on a substantial range of actions; or

  .  We sell, lease or otherwise transfer 60% or more of our assets.

   Termination Payments for Banco Itau Changes of Control. If a change of control of Banco Itau occurs, we have the right to terminate the agreement. If we terminate the agreement because of a change of control of Banco Itau and its successor is an Internet access provider, one of our primary competitors or some other person included in a group controlled by or under common control with an Internet access provider or one of our primary competitors, then Banco Itau is obligated to pay us an acceleration payment. This payment will be directly related to the extent to which Banco Itau has achieved the verified subscriber and revenue levels before the termination date or has made annual reference payments in substitute of meeting those levels. The maximum amount of this acceleration payment would be $185.4 million. The acceleration payment due in any year is reduced to the extent to which Banco Itau achieved the verified subscriber and revenue levels in prior years or made reference payments for failing to meet those levels in prior years.

   If Banco Itau's successor is not an Internet access provider, is not one of our primary competitors and is not another person included in a group controlled by or under common control with an Internet service provider or one of our primary competitors, then Banco Itau is obligated to pay us a pro rata portion of the annual reference payment, if any, for failure to meet the subscriber and revenue levels for the year in which the termination occurs.

   Generally, a change of control of Banco Itau occurs if:

  . One or more persons, other than members of the two families that currently control Banco Itau, owns or controls shares of capital stock of Banco Itau representing more than 50% of the voting power of Banco Itau;

  . One or more persons, other than members of the two families that currently control Banco Itau, have the right to elect a majority of the members of Banco Itau's board of directors;

  . One or more third parties acquire the power to prevent Banco Itau's board of directors or its stockholders from taking action on a substantial range of actions; or

  . Banco Itau sells, leases or otherwise transfers 60% or more of its assets.

   Security. Banco Itau's obligation to make payments to us, if any, is secured by promissory notes of Banco Itau which will be placed in escrow. These promissory notes secure the termination payments and the payments that Banco Itau may have to make to us for its failure to meet subscriber and revenue levels.

The Stock Subscription Agreement with Banco Itau

   Number of Shares and the Purchase Price. In exchange for Banco Itau agreeing to enter into the strategic interactive services and marketing agreement with us, concurrent with this offering we intend to issue to Banco Itau 31,700,000 shares of class A common stock at the initial public offering price. The number of shares that we will issue to Banco Itau is 12% of our outstanding capital stock at the closing of this offering, which will include the shares issued in this offering but will exclude:

    . shares issuable under the AOL warrant,

    . shares of class A common stock issuable under our stock plan, and

    . shares of class A common stock issued after June 12, 2000 and before the closing of this offering.

   We have agreed to indemnify Banco Itau for liabilities that are imposed on it if we breach any representation or covenant in the subscription agreement or the registration rights and stockholders' agreement.

The Registration Rights and Stockholders' Agreement with Banco Itau

   We have entered into a registration rights and stockholders' agreement with Banco Itau. This agreement limits Banco Itau's ability to compete with us, gives Banco Itau representation rights on our board of directors and governs many aspects of Banco Itau's ability to sell its shares of class A common stock.

   Non-Compete. Banco Itau and any entity in which Banco Itau owns a 35% or greater interest may not acquire more than a 35% interest in one of our competitors. Any entity that provides PC-based online services in Latin America to a substantial consumer base is considered a competitor of AOL-LA. These restrictions will no longer apply to Banco Itau and its affiliates after the date on which Banco Itau owns less than 6% of our outstanding capital stock.

   Until the later of five years from the effective date of the registration statement for this offering or the date on which Banco Itau owns less than 6% of our outstanding capital stock, neither Banco Itau, nor any entity in which it owns at least a 35% interest, may acquire more than a 35% interest in a competitor that provides TV- or wireless-based online services in Latin America.

   If Banco Itau breaches these non-compete provisions, then:

  . we will have the option to purchase all of the capital stock held by Banco Itau at its fair market value, less any damages resulting from the breach, in cash or by delivery of a promissory note, payable over a three-year term; or

  . if we do not exercise this option, AOL will have the option to purchase the shares from Banco Itau at their fair market value, less any damages resulting from the breach, in cash or in freely tradeable shares of AOL common stock in installments over a three-year period.

   Banco Itau has the right to enforce the provisions of our stockholders' agreement with AOL and the Cisneros Group that limit AOL's and the Cisneros Group's ability to compete with us. Banco Itau's right to enforce the non-compete will continue until the earlier of the date the strategic interactive services and marketing agreement is terminated, the date on which Banco Itau owns less than 6% of our outstanding capital stock, and June 2010. See "Related Party Transactions--The Stockholders' Agreement with AOL and the Cisneros Group--Non-Compete."

   Board Representation. Banco Itau is entitled to nominate one of our 14 directors and AOL and the Cisneros Group have agreed to vote their shares of capital stock in favor of the election of Banco Itau's nominee. This right to representation on our board of directors will continue for two years after the date of the agreement and then for as long as Banco Itau holds at least 41% of the shares originally issued to it and the strategic interactive services and marketing agreement remains in effect.

   Lock-Up. Banco Itau has agreed not to dispose of or hedge any of its 31,700,000 shares of class A common stock, except as described below. Specified percentages of Banco Itau's class A common stock will be released from this lock-up on the first through fifth anniversary of the first to occur of:

   .the launch of the co-branded online services, or

   .December 2000.

   The table below shows the percentage of the shares of class A common stock owned by Banco Itau that will remain subject to the lock-up on each release date:

                                                                         Locked
                                                                           up
   Release Date                                                          Shares
   ------------                                                          ------
   First Release Date................................................... 83.33%
   Second Release Date.................................................. 41.67%
   Third Release Date................................................... 25.00%
   Fourth Release Date..................................................  8.33%
   Fifth Release Date...................................................  0.00%

   The lock-up will terminate if there is a change of control of AOL-LA, if Banco Itau validly terminates the strategic interactive services and marketing agreement or if AOL-LA terminates the strategic interactive services and marketing agreement after the third release date.

   Banco Itau has also agreed that in a single day it will not dispose of shares of class A common stock on the Nasdaq National Market, or any other market on which the class A common stock is listed, if the disposition will exceed 10% of the average trading volume during the prior 20 trading days. This 10% restriction does not apply to sales by Banco Itau:

  . in underwritten offerings;

  . in single block trades if Banco Itau receives a price that is at least equal to 95% of the prior day's closing price, provided that if Banco Itau receives less than 100% of the prior day's closing price, Banco Itau may only complete one series of trades that exceed the 10% restriction every ten trading days; and

  . in a series of trades in a single day if Banco Itau receives a price that is least equal to 95% of the prior day's closing price, provided that if Banco Itau receives less than 100% of the prior day's closing price, Banco Itau may only complete one series of trades that exceed the 10% restriction every ten trading days.

   Further, Banco Itau has agreed that through June 12, 2002 it will comply with the volume limitations of Rule 144 under the Securities Act for all shares sold on the Nasdaq National Market. After June 12, 2002, during any 90-day period it will not sell on the Nasdaq National Market more than the greater of 1% of the number of shares of class A common stock outstanding, calculated on an as converted basis, as of the start of such 90-day period and the number of shares of capital stock that may be sold under the volume limitations of Rule 144.

   Repurchase Agreements Banco Itau has informed us that it intends to enter into arrangements with up to five investment banks or banking institutions, which may include one or more of the underwriters or their affiliates. As part of these arrangements, Banco Itau will sell its class A common stock in repurchase or similar transactions following the offering, and to continue to arrange repurchase or similar transactions during the period in which it holds shares of class A common stock. Banco Itau has agreed that all of the sales will comply with Regulation S under the Securities Act. Banco Itau has also agreed to maintain sole voting control over the shares and that it will take back the shares upon the expiration of any of these transactions. Banco Itau will retain the risk of loss on the shares. Although our lock-up agreement with Banco Itau will not apply to these repurchase agreements, subsequent sales will remain subject to the lock-up and other restrictions under the subscription agreement and registration rights agreement.

   Registration Rights. We have agreed to provide Banco Itau with registration rights for the shares of class A common stock that it owns that are not locked up. See "Description of Capital Stock".

   Tag Along Right. Banco Itau has the right to participate on the same terms in sales or transfers by either or both of AOL and the Cisneros Group of shares of class A common stock or securities that are convertible into class A common stock. For this tag along right to be triggered, either or both of AOL and the Cisneros Group must sell or transfer in a 12 month period more than 15% of their shares of class A common stock held immediately following this offering, calculated on an as converted basis. Banco Itau is entitled to sell the same percentage of shares as whichever of AOL and the Cisneros Group is selling, or, if both are selling, the same percentage as whichever of AOL and the Cisneros Group has sold the greatest percentage. Banco Itau may only sell shares that are not locked up. This tag along right does not apply to sales by the Cisneros Group to AOL, or if AOL or the Cisneros Group sells or transfers securities:

    . to their 75%-owned affiliates;

    . in a public offering;

    . in a financing transaction in which they retain the right to vote their shares; or

    . by gift.

   Banco Itau's tag along right will terminate if the strategic interactive services and marketing agreement is terminated for any reason other than a breach of the agreement by us, or Banco Itau holds less than approximately 21% of the class A common stock originally issued to it.

   Right of First Refusal. Banco Itau has a right of first refusal for any convertible debt or equity security we intend to offer, except if we offer convertible debt or equity securities for non-cash consideration. The amount Banco Itau is entitled to purchase is equal to the number of shares of class A common stock then held by Banco Itau divided by the total outstanding shares of class A common stock, calculated on a fully-diluted basis. See "Description of Capital Stock."

   Based on our management's experience negotiating similar arrangements to our strategic alliance with Banco Itau, as well as its knowledge of our competitors' cost structures, we believe that the terms of strategic interactive services and marketing agreement are at least as favorable as we could have obtained from an unaffiliated third party.

                             PRINCIPAL STOCKHOLDERS

   The following table provides information about the beneficial ownership of our class A common stock as of July 10, 2000 by:

  .  the executive officers listed in the summary compensation table;

  . each individual who has been selected to be a director on the effective date of this offering;

  .  all current directors and executive officers as a group; and

  . each stockholder known by us to own beneficially more than 5% of our class A common stock.

   This table includes beneficial ownership of shares of class A common stock that the holder has the right to acquire within 60 days of July 10, 2000, including shares subject to options or conversion rights.

Calculation of Beneficial Ownership

   For purposes of calculating the percentage beneficially owned, the number of shares of capital stock outstanding before this offering, the issuance of class A common stock to Banco Itau, the issuance of class A common stock to Abrenuncio and the concurrent distribution by the Cisneros Group consists of 203,716,668 shares that were outstanding as of July 10, 2000. The number of shares of capital stock outstanding after this offering, the issuance of class A common stock to Banco Itau, the issuance of class A common stock to Abrenuncio and the concurrent distribution by the Cisneros Group includes an additional 56,727,778 shares of class A common stock, which reflects 25,000,000 shares issued in this offering, the 31,700,000 shares issued to Banco Itau and 27,778 shares issued to Abrenuncio. This number does not include an additional 83,333 shares of our class A common stock to be issued to an affiliate of Abrenuncio on or before December 31, 2000. The shares distributed in the concurrent distribution by the Cisneros Group have no effect on the number of shares of capital stock outstanding after the offering.

   For purposes of calculating the number and percentage of outstanding shares held by each holder named below, any shares which that holder has the right to acquire within 60 days of July 10, 2000 are considered to be outstanding, but shares which may be similarly acquired by other holders are considered not to be outstanding.

   We expect to grant options to purchase a total of 9,000,000 shares of class A common stock to our employees, directors and consultants immediately after the effectiveness of this offering. Of these shares, we will issue to each member of our board of directors an option to purchase 60,000 shares. Under AOL's conflicts of interests standards, J. Michael Kelly, Michael Lynton, Robert W. Pittman and Gerald Sokol, Jr., each a member of our board of directors as well as an employee of AOL, must transfer the economic benefit of their options to AOL. We have not finalized the remaining stock option grants, except that we will grant to Mr. Herington an option to purchase 1.3 million shares of our class A common stock at the initial public offering price.

Voting rights of AOL and the Cisneros Group

   After this offering, the issuance of class A common stock to Banco Itau and the concurrent distribution by the Cisneros Group:

  .  AOL will control 49.51% of the voting power of our capital stock; and

  . the Cisneros Group will control 47.54% of the voting power of our capital stock.

   If AOL exercises the AOL warrant:

  .  AOL will control 53.29% of the voting power of our capital stock; and

  . the Cisneros Group will control 43.98% of the voting power of our capital stock.

   Each share of series B and series C preferred stock and class B and class C common stock entitles the holder to ten votes. The voting power of 101,858,334 shares of series B preferred stock and 97,803,960 shares of series C preferred stock is included in the calculation of the total voting power of AOL and the Cisneros Group.

   We believe that the stockholders named in this table have sole voting and investment power for all shares of class A common stock shown to be beneficially owned by them based on information they have provided to us, with the following exceptions:

  . the Cisneros Group's shares are owned by Riverview Media Corp., a company within the Cisneros Group. Gustavo Cisneros and Ricardo Cisneros each beneficially own approximately 50% of Riverview Media Corp.

  . On the effective date of this offering, a total of 505,554 of the Cisneros Group's shares will be transferred to children of Gustavo Cisneros and Ricardo Cisneros. These shares are subject to a voting agreement allowing the Cisneros Group to vote the shares. The voting agreement terminates if the series C preferred shares are transferred by the transferees or if the shares are converted into shares of our class A common stock.

   Steven Bandel, Cristina Pieretti and Eduardo Hauser received the shares beneficially owned by them in our corporate reorganization.

   The address for AOL is 22000 AOL Way, Dulles, Virginia 20166. The address for the stockholders affiliated with the Cisneros Group is c/o Final Avenida La Salle, Edificio Venevision Urbanivacion Colina de Los Caobos, Caracas, Venezuela. The address for Banco Itau is Rua Boa Vista 176, Sao Paulo, Brazil.

                                      Shares of               Shares of
                                Class A Common Stock    Class A Common Stock
                                    Beneficially            Beneficially
                                    Owned Before             Owned After
                                    the Offering,           the Offering,
                                    Issuances to            Issuances to
                                   Banco Itau and          Banco Itau and
                                     Abrenuncio              Abrenuncio
                                  and Distribution        and Distribution
                                ------------------------------------------------
       Beneficial Owner            Number     Percent      Number     Percent
       ----------------         ------------- ----------------------- ----------
Executive Officers and Direc-
 tors
Charles M. Herington..........              0        0%             0        0%
Javier Aguirre................              0        0              0        0
Gustavo Benejam...............              0        0              0        0
John D. Gardiner..............              0        0              0        0
Eduardo Hauser................      1,018,538      .50      1,018,583      .39
Steven I. Bandel..............        580,593      .29        640,593      .25
Gustavo A. Cisneros1..........     99,861,910    49.02     97,863,960    37.57
Ricardo J. Cisneros1..........     99,861,910    49.02     97,863,960    37.57
Miles R. Gilburne.............              0        0         60,000      .02
J. Michael Kelly..............              0        0         60,000      .02
Michael Lynton................              0        0         60,000      .02
Robert S. O'Hara, Jr. ........              0        0         60,000      .02
Cristina Pieretti.............        397,248      .20        457,248      .18
Robert W. Pittman.............              0        0         60,000      .02
Gerald Sokol, Jr..............              0        0         60,000      .02
Vernon E. Jordan, Jr. ........              0        0         60,000      .02
William H. Luers..............              0        0         60,000      .02
M. Brian Mulroney.............              0        0         60,000      .02
Roberto Egydio Setubal........              0        0         60,000      .02
All current executive officers
 and directors as a group 22
 persons......................    101,858,334    50.00    100,640,384    38.52
Five Percent Stockholders
America Online, Inc./2/.......    118,500,834    53.78    118,500,834    42.77
The Cisneros Group of Compa-
 nies/3/......................     99,861,910    49.02     97,803,960    37.56
Banco Itau S.A./4/............              0        0     31,700,000    12.17

--------
/1/Includes the shares owned by the Cisneros Group of Companies.
/2/Consists of shares of series B preferred stock and the AOL warrant. Does not include options to purchase 240,000 shares of class A common stock, the benefit of which will be transferred to AOL by our directors who are employees of AOL in accordance with AOL's conflicts of interests standards.
/3/Consists of shares of series C preferred stock.
/4/Consists of shares of class A common stock.

     DESCRIPTION OF PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION
                     THAT AFFECT THE SCOPE OF OUR BUSINESS

   AOL, the Cisneros Group and a number of their affiliates engage in businesses substantially similar to ours. Our restated certificate of incorporation contains various provisions that address our rights and access to potential business opportunities. The following summary of material aspects of those provisions is qualified by reference to our restated certificate of incorporation, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

   Limitations on the Scope of Our Business. We cannot engage in any business activity other than providing PC-based and AOL-branded TV- and wireless-based interactive services in Latin America without the approval of AOL and the Cisneros Group. This limitation on the scope of our business will continue for as long as:

  . AOL continues to own shares of B stock equal to at least 50% of the series B preferred stock that we originally issued to it; or

  . the Cisneros Group continues to own shares of C stock equal to at least
    50% of the series C preferred stock that we originally issued to it.

   Before we can offer AOL-branded TV- and wireless-based online services in Latin America, we will need to obtain the approval of the directors appointed by AOL and the Cisneros Group who serve on the special committee of our board of directors.

   Allocation of Business Opportunities with AOL and the Cisneros Group. Our restated certificate of incorporation does not require AOL or the Cisneros Group to inform us of any business opportunities or to make any business opportunities available to us. We may only pursue these opportunities if AOL and the Cisneros Group decide not to pursue the opportunity or to recommend it to a third party and they consent to our engaging in that business activity. We may only pursue business opportunities, without first offering them to AOL and the Cisneros Group, if:

  . they are presented or become known to one of our officers who is also not an officer or director of AOL or the Cisneros Group;

  .  the opportunity occurs or arises solely in Latin America; and

  . the opportunity relates to activities or operations that we are then conducting or pursuing.

   Moreover, if we are offered the opportunity to pursue a particular business activity that is beyond the scope of our permitted business activities, we must first offer that opportunity to both AOL and the Cisneros Group. If they each decide not to pursue the opportunity or to offer the opportunity to a third party, we may request that they consent to our engaging in that business activity. However, they are under no obligation to grant their approval and may compete with us even if they consent to our engaging in that business opportunity.

   Our restated certificate of incorporation also provides that:

  . if AOL or the Cisneros Group successfully obtains our corporate opportunities or if they otherwise compete with us, they will not be liable to us or our other stockholders; and

  . if a legal action is brought against AOL or the Cisneros Group or their officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries based on an alleged breach of their fiduciary duty for competing with us, we will indemnify them for all damages if their action or inaction is permitted by our restated certificate of incorporation.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary, which includes all material information about our capital stock and the relevant provisions of our restated certificate of incorporation and restated by-laws, is qualified by reference to our restated certificate of incorporation and restated by-laws, which are included as exhibits to the registration statement of which this prospectus is a part.

   Our authorized capital stock consists of :

  .1,250,000,000 shares of class A common stock;

  .250,000,000 shares of class B common stock;

  .250,000,000 shares of class C common stock;

  .150,000,000 shares of series B preferred stock;

  .150,000,000 shares of series C preferred stock; and

  .200,000,000 shares of undesignated preferred stock.

   Upon completion of this offering, the issuance of class A common stock to Banco Itau and the concurrent distribution by the Cisneros Group, there will be:

  .60,782,152 shares of class A common stock outstanding;

  .101,858,334 shares of series B preferred stock outstanding;

  .97,803,960 shares of series C preferred stock outstanding; and

  .no shares of class B common stock, class C common stock or undesignated preferred stock outstanding.

   As of the effective date of this offering, we will issue to AOL a warrant to purchase 16,642,500 shares in any combination of our series B stock, class A common or class B common stock. We also expect to grant options to purchase 9,000,000 shares of class A common stock to our employees, directors and consultants.

   We refer to our series B preferred stock and our class B common stock as B stock and to our series C preferred stock and our class C common stock as C stock.

Voting Rights

   The holders of class A common stock are each entitled to one vote per share. Holders of B stock and C stock are each entitled to ten votes per share and have been granted the exclusive right to vote on a number of important provisions of our restated certificate of incorporation and restated by-laws.

Actions requiring a majority vote of B stock and C stock, voting separately.

   Amendment of our restated certificate of incorporation. The affirmative vote of a majority of the outstanding shares of B stock, voting separately as a class, and a majority of the outstanding shares of C stock, voting separately as a class, is required to amend or repeal the provisions of our restated certificate of incorporation relating to:

  . the expansion of our business beyond PC-, TV- or wireless-based services;

  . the extent to which our stockholders, including AOL and the Cisneros
    Group, may compete with us for business;

  . access to corporate opportunities that may be taken by AOL and the Cisneros Group;

  . the limitation of AOL's and the Cisneros Group's liability to us if they successfully obtain our corporate opportunities;

  . our indemnification of AOL and the Cisneros Group, as well as any of their officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, if they incur damages for lawsuits based on claims that they breached their fiduciary duty to us by appropriating our corporate opportunities;

  . the terms of our authorized capital stock, including voting, dividend and conversion rights;

  . the election and removal of our directors;

  . our special committee; and

  . the initiation of litigation that is adverse to either AOL or the Cisneros Group.

   For as long as any shares of B stock or C stock remain outstanding, the holders of class A common stock and our board of directors will have no voting rights on these matters, unless required under Delaware law.

   Amendment of provisions of our restated certificate of incorporation and bylaws relating to our officers and directors. Any amendment to the provisions of our restated by-laws, as they relate to our board of directors and its committees and the indemnification of our officers and directors, requires the affirmative vote of the holders of a majority of the outstanding shares of B stock and C stock, each voting separately as a class.

   Other matters on which the B stock and C stock have exclusive voting rights. Unless otherwise required under Delaware law or waived by holders of a majority of outstanding shares of B stock or C stock, the holders of B stock and C stock have the exclusive right to approve the following:

  . mergers and acquisitions;

  . any issuance of, or change in, any of our capital stock;

  . the transfer of any of our material assets;

  . the establishment of any subsidiary or any material change in a subsidiary's business;

  . the adoption and modification of business plans;

  . our establishment or amendment of any significant investment or cash management policy;

  . our discontinuance of any material business activity;

  . our entering into any partnership, joint venture or consortium;

  . our entering into agreements outside the ordinary course of our business;
    and

  . our filing for bankruptcy or our decision not to prevent or oppose an involuntary filing for bankruptcy.

   As long as any shares of B stock or C stock remain outstanding, these matters require the affirmative vote of a majority of the outstanding shares of B stock and C stock, each voting separately as a class.

 Voting rights for the election of directors.

   The voting rights for the election of the 14 members of our board of directors are:

  .  The holders of B stock are entitled to elect five directors;

  .  The holders of C stock are entitled to elect five directors; and

  . The holders of all shares of our outstanding capital stock, voting together as a single class, are entitled to elect the remaining four directors. Banco Itau is entitled to nominate one of these four directors.

 Vote required to amend our restated certificate of incorporation.

   Any amendment to our restated certificate of incorporation, other than those over which the holders of B stock and C stock have exclusive voting rights, must be approved by the affirmative vote of 75% of the voting power of our outstanding capital stock. Amendments that would adversely alter or change the powers, preferences or special rights of any class or series of our capital stock must also be approved by the affirmative vote of the holders of a majority of the outstanding shares of B stock and C stock, each voting separately as a class.

 Vote required to amend our restated bylaws.

   Our restated by-laws may be amended by a majority vote of the board of directors, subject to the prior approval by our special committee. Unless the holders of B stock or C stock have exclusive rights to vote on the amendment, our restated by-laws may also be amended after obtaining the following votes:

  . the affirmative vote of a majority of the voting power of all of our capital stock, voting as a single class;

  . the affirmative vote of a majority of the B stock, voting together as a single class, but only if a director appointed by the holders of the B stock is entitled to be a member of our special committee; and

  . the affirmative vote of a majority of the C stock, voting together as a single class, but only if a director appointed by the holders of the C stock is entitled to be a member of our special committee.

Dividends

   Holders of series B and series C preferred stock are entitled to receive a cumulative annual dividend, payable in shares of series B and series C preferred stock, equal to $0.0736 per share, as and when declared by the board of directors and before the payment of any dividend to the holders of the class A common stock. After that, the holders of class A common stock, together with the holders of B stock and C stock, will share ratably, based on the number of shares of common stock and preferred stock held, in any dividend declared by the board of directors. Dividends consisting of shares of class A common stock, B stock and C stock may be paid only as follows:

  . shares of class A common stock may be paid only to holders of class A common stock;

  . shares of class B common stock may be paid only to holders of class B common stock;

  . shares of class C common stock may be paid only to holders of class C common stock;

  . shares of series B preferred stock may be paid only to holders of series B preferred stock;

  . shares of series C preferred stock may be paid only to holders of series C preferred stock; and

  . the number of shares of each class or series of capital stock payable per share of that class or series of capital stock must be equal in number.

Conversion of B stock and C stock

   AOL, the holder of all the series B preferred stock, and the Cisneros Group, the holder of all the series C preferred stock, each have the right, at any time, to convert their shares into shares of class B common stock and class C common stock on a one-for-one basis. AOL and the Cisneros Group would then have the right to convert their shares of class B common stock and class C common stock into shares of class A common stock at any time on a one-for-one basis.

   Any shares of B stock transferred by AOL, or any shares of C stock transferred by the Cisneros Group, will automatically convert into shares of class A common stock unless the shares are transferred:

  . to a wholly owned affiliate;

  . through the sale of their businesses;

  . through the admission of additional strategic stockholders;

  . by AOL to the Cisneros Group;

  . by the Cisneros Group to AOL;

  . to an employee, but only if the number of shares transferred is less than 20% of the shares held by them and they retain the voting rights to those shares; and

  . by the Cisneros Group to designated Cisneros family members, but only if the number of shares being transferred is less than 20% of the shares held by it and it retains the voting rights to the shares.

   If at any time the B stock held by AOL, its wholly-owned affiliates and its employees or C stock held by the Cisneros Group, its wholly-owned affiliates and its employees constitutes less than 50% of the number of shares that we originally issued to them, then each share will automatically convert into one share of class A common stock.

Right of First Refusal

   Banco Itau has a right of first refusal for any convertible debt or equity security we intend to offer unless we offer convertible debt or equity securities to a strategic stockholder. If we offer convertible debt or equity securities, we must first offer a portion of the convertible debt or equity securities to Banco Itau on the same terms. The amount Banco Itau is entitled to purchase is equal to the number of shares of class A common stock then held by Banco Itau divided by the total outstanding shares of class A common stock, calculated on a fully-diluted basis. Banco Itau's right of first refusal does not apply to:

  . class A common stock or preferred stock issued as a stock split or dividend;

  . class A common stock issued upon exercise of options and warrants issued to our directors, officers, employees or consultants under plans approved by our board of directors;

  . class A common stock issued in a public offering; and

  . class A common stock issued upon exercise of stock options and warrants outstanding on June 12, 2000.

   Banco Itau's right of first refusal will terminate upon the earlier to occur of the termination of the strategic interactive services and marketing agreement, other than a breach of the agreement by us, or the fourth anniversary of the effectiveness of this offering.

Liquidation Preference

   Our series B and series C preferred stock each has a liquidation preference equal to $2.4544 per share. If upon any dissolution, liquidation or winding up of AOL-LA, the liquidation preference of the series B and series C preferred stock cannot be paid in full, the holders of the series B and series C preferred stock will share ratably in a distribution of all our legally available assets. After that, all of our common stockholders, together with all our series B and series C preferred stockholders, on an as converted basis, are entitled to share ratably in any of our assets and funds legally available for distribution to common stockholders. A dissolution, liquidation or winding up of AOL-LA does not include:

  . the sale of all or substantially all of our property or business, other than through the winding up of our business; or

  . the merger or consolidation of us into or with any other corporation.

Mandatory Redemption of Series B and Series C Preferred Stock

   On the fifth anniversary of the effective date of this offering, we must redeem our series B and series C preferred stock. We have the option to redeem these shares in cash, by delivery of fully paid and nonassessable shares of class B or class C common stock or by any combination of cash and shares of class B or class C common stock. The redemption price will be an amount equal to the liquidation preference, or $2.4544 per share, plus all accumulated and unpaid dividends through the redemption date. The redemption price is payable at our option in cash or shares of class A common stock. However, AOL or the Cisneros Group may each elect to convert their shares of series B or series C preferred stock into an equal number of shares of class B or class C common stock at any time before the date on which the redemption is to occur.

   After the redemption date, unless we are then in default of payment of the redemption price:

  . dividends on the series B and C preferred stock shall cease to accumulate;

  .  the series B and series C stock shall no longer be outstanding; and

  . all rights of the holders of our series B and C preferred stock, except the right to receive the redemption price and accumulated dividend amounts and liquidation penalties, if any, through the redemption date, will cease.

Antidilution

   The series B preferred stock and series C preferred stock are entitled to customary antidilution protection if there is a stock dividend, split or recapitalization of our common stock. If a dividend is paid or distribution is made to any holders of any class of common stock, the same dividend or distribution shall be made to each outstanding share of common stock, regardless of class.

Undesignated Preferred Stock

   Following the offering, our board of directors will be authorized, subject to the approval of the holders of the B stock and C stock, to issue periodically up to an aggregate of 200,000,000 shares of undesignated preferred stock. The board is authorized to issue these shares in one or more series and to fix the numbers, powers, designations, preferences and any special rights of each series, including:

  .  dividend rights and rates;

  .  conversion rights;

  .  voting rights;

  . terms of redemption, including any sinking fund provisions, and redemption price or prices;

  .  liquidation preferences; and

  . the number of shares constituting any series and the designation of the series.

   We have no plans to issue any additional shares of preferred stock. However, the issuance of additional shares of preferred stock, or the right to purchase preferred stock, could:

  . decrease the amount of earnings and assets available for distribution to current stockholders;

  . adversely affect the rights and powers, including voting rights, of the outstanding capital stock; and

  . delay or prevent a change of control of AOL-LA or an unsolicited acquisition proposal.

Options

   We plan to grant options to employees, directors and consultants to purchase a total of 9,000,000 shares of class A common stock.

The AOL Warrant

   Immediately before the effectiveness of this offering and as part of our corporate reorganization, we will issue a warrant to AOL to purchase 16,642,500 shares in any combination of our series B preferred, class A common or class B common stock at a per share exercise price equal to the initial public offering price. The number of shares for which the warrant is exercisable is 6% of the sum of our outstanding shares of capital stock at the closing of this offering, including shares issued to Banco Itau, issuable under the over-allotment option and issuable under our stock plan. The warrant will be immediately exercisable and will have a ten year term. The number of shares issuable under the warrant may be increased if AOL and the Cisneros Group admit one or more strategic stockholders. The warrant allows AOL to pay the exercise price due under the warrant by tendering to us a portion of the shares subject to the warrant instead of paying the exercise price in cash.

Registration Rights

   AOL and the Cisneros Group have rights to cause us to register shares of class A common stock issued to them upon conversion of their shares of B stock and C stock, and in the case of AOL, upon exercise of the AOL warrant. Banco Itau has separate registration rights for the class A common stock issued to it.

   Our registration rights agreement with AOL and the Cisneros Group provides that AOL and the Cisneros Group and persons to whom they transfer their shares, other than the persons receiving shares in the concurrent distribution by the Cisneros Group, have the right to include any shares of class A common stock that they hold in registration statements that we file. Further, beginning 180 days after the effective date of this offering, AOL and the Cisneros Group may each demand that we register their shares of class A common stock, provided that the amount of shares subject to each demand is equal to at least one percent of the number of outstanding shares of class A common stock or has a market value at least equal to $50 million. There are no limits on the number of times AOL and the Cisneros Group can exercise their demand rights. We are obligated to pay the costs for the exercise of their registration rights.

   Banco Itau and persons to whom they transfer their shares have the right to include in registration statements that we file any of their shares of class A common stock that are not subject to lock-up agreements. Beginning one year after we issue the shares to Banco Itau, and on no more than three subsequent occasions, Banco Itau may demand that we register their shares of class A common stock that are not subject to lock-up agreements. We will register their shares only if the amount of shares subject to each demand has a market value of at least $50 million. Further, on no more than four subsequent occasions, Banco Itau may demand that we register their shares that are not subject to lock-up agreements on a Form S-3 registration statement, provided that the amount of shares included has a market value of at least $25 million. We are obligated to pay the costs of the exercise of Banco Itau's registration rights.

   If we register Banco Itau's shares in an underwritten offering, the underwriter may reduce the number of shares that are included in the registration statement if it believes that a reduction is necessary for an orderly distribution of the shares. Banco Itau has also agreed that, if requested, in subsequent underwritten AOL-LA public offerings, it will enter into customary lock-up agreements for all of its shares not included in the underwritten offering. These lock-up agreements will only apply if all stockholders holding in excess of 15% of the outstanding class A common stock at the time of the subsequent underwritten public offering agree to similar lock-up agreements.

Delaware Law and Charter and Restated By-Law Provisions

   The provisions of Delaware law and of our restated certificate of incorporation and restated by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of AOL-LA.

   Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. For a stockholder to properly bring business before a meeting of stockholders, including nominations of directors, the stockholder must first have given timely notice of the proposal to our secretary in writing. For an annual meeting, a stockholder's notice generally must be delivered between 45 and 75 days before the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. For a special meeting, the notice must generally be delivered at least 90 days before the special meeting or ten days after the day on which public announcement of the meeting is first made. A detailed description of the form of the notice and information required in the notice are specified in the restated by-laws. If it is determined that business was not properly brought before a meeting as required by our restated by-laws, the item of business will not be conducted at the meeting.

   Special Meeting of Stockholders. Special meetings of the stockholders may be called only by our board of directors by a resolution adopted by a majority of all directors.

   Super-Majority Stockholder Vote required for Certain Actions. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of the prospectus or to reduce the number of authorized shares of common stock or preferred stock. This 75% stockholder vote is independent of any separate class vote that is required for different classes of capital stock.

   Section 203 of the Delaware General Corporation Law regulating takeovers generally makes it more difficult for a third party to take control of a company. The provisions of Section 203 prohibit a third party owning more than 15% of a company's stock from entering into transactions with the company unless the transaction meets specified corporate approval requirements. We have elected not to be subject to the provisions of Section 203.

Other Rights

   Upon the closing of the offering, the issuance of class A common stock to Banco Itau and the concurrent distribution by the Cisneros Group, all the outstanding shares of class A common stock, series B preferred stock and series C preferred stock will be legally issued, fully paid and nonassessable.

Transfer Agent and Registrar

   The transfer agent and registrar for the class A common stock will be EquiServe Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no public market for the shares of class A common stock. Upon the completion of this offering, the conversion of series C preferred stock into class A common stock by two of our directors and one of our executive officers, our issuance of class A common stock to Banco Itau and Abrenuncio and the concurrent distribution by the Cisneros Group, we will have 60,782,152 shares of class A common stock issued and outstanding. The following shares of class A common stock will be issuable in the future:

  . 199,662,294 shares may be issued upon conversion of outstanding shares of B stock and C stock on a one-for-one basis at any time following the completion of this offering.

  . 16,642,500 shares will be issuable to AOL upon exercise of the AOL warrant. The per share exercise price will be equal to the initial public offering price.

  . 13,208,333 shares will be issuable upon exercise of options granted under our stock plan.

  .  83,333 shares will be issued to Abrenuncio by December 31, 2000.

   The 25,000,000 shares of class A common stock being sold in this offering and the 2,057,950 shares of class A common stock being distributed by the Cisneros Group will be eligible for immediate public resale following the completion of the offering and the concurrent distribution, except for any shares acquired by our affiliates. AOL and the Cisneros Group and our directors and executive officers are considered to be our affiliates. The 2,057,950 shares distributed by the Cisneros Group will be subject to lock-up agreements with the underwriters.

 Rule 144

   The 216,304,794 shares of class A common stock issuable to AOL and the Cisneros Group upon conversion of shares of our B stock and C stock and exercise of the AOL warrant, as well as the 1,996,424 shares issued to our two directors and one executive officer, are restricted shares within the meaning of Rule 144 under the Securities Act. These restricted shares, as well as any other shares held by our affiliates, may only be sold in compliance with Rule 144, unless we register them under the Securities Act. All of these shares will be subject to lock-up agreements with the underwriters.

 Regulation S

   The 31,700,000 shares of class A common stock to be issued by us to Banco Itau and the 111,111 shares of class A common stock to be issued to Abrenuncio will be issued under Regulation S under the Securities Act, which applies to sales by United States companies outside of the United States. These shares may be resold under Regulation S by Banco Itau and the affiliate of Abrenuncio in offshore transactions, but may not be resold into the United States or to U.S. persons until one year after their purchase date. At that time these shares must be sold as restricted shares within the meaning of Rule 144, unless we register them under the Securities Act. All of these shares will be subject to lock-up agreements with the underwriters.

 Registration Rights

   All shares of class A common stock issuable to AOL and the Cisneros Group upon conversion of shares of our B stock and C stock and exercise of the AOL warrant, as well as the shares of class A common stock issued to Banco Itau, will have registration rights attached to them. Registration of these shares under the Securities Act would result in their becoming tradable without restrictions immediately upon the effectiveness of a registration statement.

 Lock-Up Agreements

   Until 180 days after the date of this prospectus:

   . We, AOL and the the Cisneros Group;

   . our directors and executive officers;

  . current and former employees of the Cisneros Group receiving shares in the concurrent distribution by the Cisneros Group;

  .  Banco Itau; and

  .Abrenuncio.

have agreed with the underwriters not to dispose of or hedge any shares of our class A common stock or any securities convertible into or exercisable for our class A common stock. Transfers can be made sooner if approved by Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.

   The restrictions set forth in these lock-up agreements do not apply to various transfers of our capital stock, such as transfers by us to a strategic partner or to a content provider, so long as the transferee agrees to be bound by a similar lock-up agreement. Moreover, these restrictions do not prevent us from granting options to purchase up to an aggregate of 7,925,000 shares of our class A common stock to our directors, employees and consultants outside of our existing stock option plan. These options must be granted with an exercise price equal to the market value of our class A common stock on the date of grant.

   Banco Itau has also agreed with us not to dispose of or hedge any of its shares of class A common stock until no earlier than the first anniversary of the launch of the co-branded online service. Banco Itau's shares will be released from this lock-up by specified percentages over the subsequent four years. Banco Itau's lock-up arrangements are described more fully in "Related Party Transactions--The Stock Subscription Agreement with Banco Itau--The Registration Rights and Stockholders' Agreement with Banco Itau."

 Stock Options

   We anticipate that a registration statement on Form S-8 covering the class A common stock that may be issued upon the exercise of options under our stock plan will be filed promptly following the offering. The shares of class A common stock covered by the Form S-8 registration statement generally may be resold in the public markets without restrictions, except in the case of our affiliates. Following the expiration of the 180 day lock-up period, our affiliates generally may only resell these shares under the provisions of Rule 144, except for the holding period requirement.

                   U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our class A common stock by a non-U.S. holder. As used in this prospectus, the term non-U.S. holder is a person other than:

  . a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

  . a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the U.S.;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust, in general, if it is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons.

   This discussion does not consider:

  .  U.S. state and local or non-U.S. tax consequences;

  . specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of our class A common stock may be affected by determinations made at the partner level;

  . the tax consequences for the shareholders or beneficiaries of a non-U.S. holder;

  . special tax rules that may apply to non-U.S. holders, including banks, insurance companies, dealers in securities and traders in securities who elect to apply a mark-to-market method of accounting; or

  . special tax rules that may apply to a non-U.S. holder that holds our class A common stock as part of a straddle, hedge, or conversion transaction.

   The following is based on provisions of the U.S. Internal Revenue Code of 1986, applicable Treasury regulations, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which may change retroactively or prospectively. The following summary is for general information. Each non-U.S. holder should consult a tax advisor to determine the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our class A common stock.

Dividends

   If dividends are paid on shares of class A common stock, dividends paid to a non-U.S. holder of class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate as provided by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors to determine their entitlement to benefits under a relevant income tax treaty.

   Generally, dividends are subject to U.S. federal income tax on a net income basis at regular graduated rates if they are:

  . effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S.; or

  . if an income tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a fixed base, in the U.S., as provided in that treaty.

   These dividends are not generally subject to the 30% withholding tax if the non-U.S. holder files the appropriate U.S. Internal Revenue Service form with the company paying the dividends. Any U.S. trade or business income received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or a lower rate as specified by an applicable income tax treaty.

   Dividends paid before January 1, 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding previously discussed and for purposes of determining the applicability of a tax treaty rate. For dividends paid after December 31, 2000:

  . a non-U.S. holder of class A common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

  . in the case of class A common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide information, including a U.S. taxpayer identification number; and

  .  look-through rules will apply for tiered partnerships.

   A non-U.S. holder of class A common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

   A non-U.S. holder generally will not be subject to U.S. federal income tax for gain recognized on a disposition of class A common stock unless:

  .  the gain is U.S. trade or business income;

  . the non-U.S. holder is an individual who holds the class A common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the U.S. for more than 182 days in the taxable year of the disposition and meets other requirements;

  . the non-U.S. holder is subject to tax under the provisions of the U.S. tax law applicable to some U.S. expatriates; or

  . we are or have been a U.S. real property holding corporation for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our class A common stock.

   If the gain is U.S. trade or business income, the branch profits tax described above may also apply to a corporate non-U.S. holder.

   Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that AOL-LA has not been and is not currently, and we do not anticipate our becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

Federal Estate Tax

   Class A common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding Tax

   Under specified circumstances, U.S. treasury regulations require information reporting and backup withholding at a rate of 31% on some payments on class A common stock. Under existing applicable law, non-U.S. holders of class A common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends paid before January 1, 2001 to an address outside the U.S. For dividends paid after December 31, 2000, however, a non-U.S. holder of class A common stock that fails to certify its non-U.S. holder status as required by applicable U.S. treasury regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

 Payment of Proceeds

   The payment of the proceeds of the disposition of class A common stock:

  . by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or establishes another exemption;

  . to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a U.S. related person; and

  . by or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary.

  For this purpose, a U.S. related person is:

  .  a controlled foreign corporation for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income is derived from the conduct of a U.S. trade or business; or

  . effective after December 31, 2000, a foreign partnership if, at any time during its taxable year,

    --at least 50% of the capital or profits interest in the partnership is owned by U.S. persons, or

    --the partnership is engaged in a U.S. trade or business.

   Effective after December 31, 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person. However, back-up withholding will not apply if certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge or reason to know that the holder is a U.S. person. Non-U.S. holders should consult their own tax advisors to determine the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after December 31, 2000.

   Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

   Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc. are joint book running managers for this offering, which means that they both participate in allocating shares to investors. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase, and we have agreed to sell to each underwriter, the number of shares appearing opposite the name of each underwriter.

                                                                        Number
           Name                                                       of shares
           ----                                                       ---------
      Salomon Smith Barney Inc. .....................................
      Donaldson, Lufkin & Jenrette Securities Corporation ...........
      Lehman Brothers Inc. ..........................................
      Cazenove & Co. ................................................
      Prudential Securities Incorporated.............................
                                                                      ----------
        Total ....................................................... 25,000,000
                                                                      ----------

 Purchase of shares

   The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to various conditions, including the approval of various legal matters by counsel. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

 Sale of shares to the public

   The underwriters, for whom Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc., Cazenove & Co. and Prudential Securities Incorporated are acting as representatives, propose to offer some of the shares directly to the public at the public offering price on the cover page of this prospectus and some of the shares to various dealers at the public offering price less a concession not in excess of $ per share. The underwriters may allow, and these dealers may reallow, a concession not in excess of $ per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

 Over-allotment option

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 3,750,000 additional shares of class A common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering this offering's over-allotments, if any. If this option is exercised, each underwriter will be obligated, subject to various conditions, to purchase a number of additional shares approximately proportionate to its initial purchase commitment.

 Directed share program

   At our request, the underwriters will reserve up to approximately 1,250,000 shares of class A common stock to be sold at the initial public offering price under our directed share program. The number of shares of class A common stock available for sale to the general public will be reduced if participants in the directed share program purchase reserved shares. The underwriters will offer any reserved shares which are not so purchased to the general public on the same basis as the other shares offered in this prospectus.

 Lock-up agreements

   Until 180 days after the date of this prospectus:

  .  We, AOL and the Cisneros Group;

  .  our officers and directors; and

  . current and former employees of the Cisneros Group receiving shares in the concurrent distribution by the Cisneros Group will not dispose of or hedge any shares of our class A common stock or any securities convertible into or exchangeable for class A common stock. Transfers can be made sooner with the prior written consent of Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation. The underwriters, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

   The restrictions set forth in these lock-up agreements do not apply to various transfers of our capital stock, such as transfers by us to a strategic partner or to a content provider, so long as the transferee agrees to be bound by a similar lock-up agreement. Moreover, these restrictions do not prevent us from granting options to purchase up to an aggregate of 7,925,000 shares of our class A common stock to our directors, employees and consultants outside of our existing stock option plan. These options must be granted with an exercise price equal to the market value of our class A common stock on the date of grant.

   Banco Itau has agreed with us not to dispose of or hedge any of its shares of class A common stock until no earlier than the first anniversary of the launch of the co-branded online services. Banco Itau's shares will be released from this lock-up by specified percentages over the subsequent four years. Banco Itau's lock-up arrangements are described more fully in "Related Party Transactions--The Stock Subscription Agreement with Banco Itau--The Registration Rights and Stockholders' Agreement with Banco Itau."

 Determination of the initial public offering price

   Before this offering, there has been no public market for the class A common stock. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were:

  . our record of operations;

  . our current financial condition;

  . our future prospects;

  . our markets;

  . the economic conditions in and future prospects for the industry in which we compete;

  . our management; and

  . prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us.

   We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the class A common stock will develop and continue after this offering.

 Nasdaq listing

   We have applied to have the class A common stock included for quotation on the Nasdaq National Market under the symbol AOLA.

 Underwriting discount and commissions

   The following table shows the underwriting discount and commissions to be paid to the underwriters by us for this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of class A common stock.

                                                            Paid by AOL-LA
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per share..........................................    $            $
   Total..............................................    $            $

   Salomon Smith Barney Inc. or Donaldson, Lufkin & Jenrette Securities Corporation, on behalf of the underwriters, may purchase and sell shares of our class A common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Covered short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make naked short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of the bids for or purchases of shares in the open market while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. or Donaldson, Lufkin & Jenrette Securities Corporation, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters conduct any of these transactions, they may discontinue them at any time.

   We estimate that our total expenses of this offering will be $5 million.

   The representatives and their affiliates have performed investment banking and advisory services for AOL, the Cisneros Group and Banco Itau in the past for which they have received customary compensation and reimbursement of expenses. The representatives may continue to engage in transactions with, and perform services for, AOL-LA, AOL, the Cisneros Group and Banco Itau in the ordinary course of business.

 Indemnification

   We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of those liabilities.

                                 LEGAL MATTERS

   The validity of the issuance of the class A common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of June 30, 1999 and for the period from December 15, 1998, our date of inception, to June 30, 1999, as described in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the class A common stock offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information, exhibits, schedules and undertakings in the registration statement. For further information pertaining to us and our class A common stock, we refer you to our registration statement and its exhibits and schedules. Statements contained in this prospectus about the contents or provisions of any contract, agreement or document summarize all material information about the documents. However, these statements do not always provide a complete description of the provisions of the document and in each instance where a copy of the document has been filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

   The registration statement can be inspected and copied at the Securities and Exchange Commission's following locations:


   Public Reference Room Office      Northeast Regional Office         Midwest Regional Office
   450 Fifth Street, N.W.            Seven World Trade Center          Citicorp Center
   Washington, D.C. 20549            Suite 1300                        500 West Madison Street
                                     New York, NY 10048                Suite 1400
                                                                       Chicago, IL 60661-2511

   The registration statement is also publicly available through the Securities and Exchange Commission's site on the Internet's world wide web, located at http://www.sec.gov.

   We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain copies of the documents that we file electronically with the Securities and Exchange Commission through the Securities and Exchange Commission's website located at http://www.sec.gov. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

                       AMERICA ONLINE LATIN AMERICA, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.............................................. F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Changes in Stockholders' Equity.................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to The Consolidated Financial Statements.............................. F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
America Online Latin America, Inc.

   We have audited the accompanying consolidated balance sheet of America Online Latin America, Inc. as of June 30, 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period December 15, 1998 (the Company's inception) to June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of America Online Latin America, Inc. at June 30, 1999, and the consolidated results of its operations and its cash flows for the period December 15, 1998 (the Company's inception) to June 30, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

January 20, 2000,
except as to Note 1,

as to which the date is August 7, 2000.
McLean, Virginia

                       AMERICA ONLINE LATIN AMERICA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     March 31,
                                                          June 30,      2000
                                                            1999     (unaudited)
                                                          --------  ------------
                                                          (In thousands, except
                                                               share data)
                         ASSETS
Current assets:
Cash and cash equivalents................................ $17,716     $ 34,584
Trade accounts receivable, less allowances of $180 and
 $258....................................................   1,448          702
Other receivables........................................      53          550
Prepaid expenses and other current assets................     240        2,396
                                                          -------     --------
  Total current assets...................................  19,457       38,232
Property and equipment at cost, net......................       9        6,013
Investments including available-for-sale securities......      --        3,686
Product development costs, net...........................      --          681
Other assets.............................................       1          587
                                                          -------     --------
  Total assets........................................... $19,467     $ 49,199
                                                          =======     ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable................................... $    40     $  6,269
Payable to affiliates....................................   2,685        4,057
Other accrued expenses and liabilities...................     183        2,106
Deferred revenue.........................................      --        2,272
Accrued personnel costs..................................     262          967
Income taxes payable.....................................     131          171
                                                          -------     --------
  Total current liabilities..............................   3,301       15,842
                                                          -------     --------
Long-term liabilities:
Deferred revenue.........................................      --        3,233
Other liabilities........................................      --          123
                                                          -------     --------
  Total liabilities......................................   3,301       19,198
                                                          -------     --------
Stockholders' equity:
Preferred stock, $.01 par value; 500,000,000 shares
 authorized:
  Series B and C cumulative redeemable convertible--
   150,000,000 and 150,000,000 shares authorized;
   101,858,334 shares of series B and 101,858,334 shares
   of series C issued and outstanding at June 30, 1999
   and March 31, 2000 ($250,000 liquidation value each)..   2,038        2,038
Common stock, $.01 par value; 1,750,000,000 shares
 authorized:
  Class A--1,250,000,000 shares authorized; no shares
   issued or outstanding at June 30, 1999 and March 31,
   2000..................................................      --           --
  Class B and C--250,000,000 and 250,000,000 shares
   authorized; no shares issued or outstanding at June
   30, 1999 and March 31, 2000...........................
Additional paid-in capital...............................  94,061       94,940
Subscription receivable from affiliate................... (77,979)     (12,679)
Accumulated other comprehensive (loss) income............     (82)      (1,182)
Accumulated deficit......................................  (1,872)     (53,116)
                                                          -------     --------
  Total stockholders' equity.............................  16,166       30,001
                                                          -------     --------
  Total liabilities and stockholders' equity............. $19,467     $ 49,199
                                                          =======     ========

                             See accompanying notes

                       AMERICA ONLINE LATIN AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 For the Period from
                          For the Period from     December 15, 1998
                           December 15, 1998    (date of inception) to  Nine  Months
                         (date of inception) to       March 31,        Ended March 31,
                                June 30,                 1999               2000
                                  1999               (unaudited)         (unaudited)
                         ---------------------- ---------------------- ---------------
                                                 (In thousands)
Revenues:
  Subscriptions.........        $ 1,644                 $  889            $  3,878
  Advertising and e-
   commerce.............             --                     --               1,333
                                -------                 ------            --------
    Total revenues......          1,644                    889               5,211
Costs and expenses:
  Cost of revenues,
   $1,052, $616 and
   $1,815 from
   affiliates...........          1,091                    616              10,429
  Sales and marketing...             12                     --              35,192
  Product development,
   $312, $145 and $1,948
   from affiliates......            312                    145               1,948
  General and
   administrative,
   $1,317, $528 and
   $2,152 from
   affiliates...........          1,979                    715              10,087
                                -------                 ------            --------
    Total costs and
     expenses...........          3,394                  1,476              57,656
Loss from operations....         (1,750)                  (587)            (52,445)
Other income, net.......              9                     (2)              1,241
                                -------                 ------            --------
Loss before provision
 for income taxes.......         (1,741)                  (589)            (51,204)
Provision for income
 taxes..................           (131)                   (33)                (40)
                                -------                 ------            --------
Net loss................        $(1,872)                $ (622)           $(51,244)
                                =======                 ======            ========


                             See accompanying notes

                       AMERICA ONLINE LATIN AMERICA, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                                 Comprehensive
                                                                                                                 Loss for the
                                                                                                                  Period from
                                                                                                               December 15, 1998
                                                                                                                   (date of
                                                                                                                 inception) to
                                                                                                                 June 30, 1999
                                                               Subscription  Accumulated                         and the Nine
                    Preferred Stock   Common Stock  Additional  Receivable      Other                            Months Ended
                   ------------------ -------------  Paid-in       From     Comprehensive Accumulated           March 31, 2000
                     Shares    Amount Shares Amount  Capital    Affiliate   (Loss) Income   Deficit    Total      (unaudited)
                   ----------- ------ ------ ------ ---------- ------------ ------------- ----------- -------  -----------------
                                                                 (Dollars in thousands)
Balances at
 December 15,
 1998
 (inception).....          --  $  --   --     $--        --           --           --           --        --
Stock issued:
 Capital
  contribution
  upon
  inception......  203,716,668  2,038  --      --    $98,061    $(100,099)         --           --        --
 Payment of
  subscription
  receivable from
  affiliate......          --     --   --      --        --        22,120          --           --    $22,120
Acquisition of
 CompuServe
 subscribers.....          --     --   --      --     (4,000)         --           --           --     (4,000)
Foreign currency
 translation
 adjustment......          --     --   --      --        --           --       $   (82)         --        (82)     $    (82)
Net loss.........          --     --   --      --        --           --           --      $ (1,872)   (1,872)       (1,872)
                   ----------- ------  ---    ----   -------    ---------      -------     --------   -------      --------
Balances at June
 30, 1999........  203,716,668 $2,038  --     $--    $94,061    $ (77,979)     $   (82)    $ (1,872)  $16,166      $ (1,954)
                                                                                                                   ========
Payment of
 subscription
 receivable from
 affiliate.......          --     --   --      --        --        65,300          --           --     65,300
Payment from
 affiliate for
 CompuServe
 subscribers.....          --     --   --      --        879          --           --           --        879
Foreign currency
 translation
 adjustment......          --     --   --      --        --           --             4          --          4      $      4
Unrealized loss
 on available-
 for-sale
 securities......          --     --   --      --        --           --        (1,104)         --     (1,104)       (1,104)
Net loss.........          --     --   --      --        --           --           --       (51,244)  (51,244)      (51,244)
                   ----------- ------  ---    ----   -------    ---------      -------     --------   -------      --------
Balances at March
 31, 2000
 (unaudited).....  203,716,668 $2,038  --     $--    $94,940    $ (12,679)     $(1,182)    $(53,116)  $30,001      $(52,344)
                   =========== ======  ===    ====   =======    =========      =======     ========   =======      ========


                             See accompanying notes

                       AMERICA ONLINE LATIN AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  For the Period from
                           For the Period from     December 15, 1998    Nine Months
                            December 15, 1998    (date of inception) to    Ended
                          (date of inception) to       March 31,         March 31,
                                 June 30,                 1999             2000
                                   1999               (unaudited)       (unaudited)
                          ---------------------- ---------------------- -----------
                                               (In thousands)
Cash flows from
 operating activities:
Net loss................         $(1,872)                $ (622)         $(51,244)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
Depreciation and
 amortization...........              --                     --               405
Changes in assets and
 liabilities:
  Trade accounts
   receivable...........          (1,443)                  (711)              778
  Other receivables.....             (53)                    --              (486)
  Prepaid expenses and
   other current
   assets...............            (240)                    --              (211)
  Other assets..........              (1)                  (183)             (585)
  Trade accounts
   payable..............              40                     46             5,733
  Payable to
   affiliates...........           2,681                  1,290               458
  Accrued expenses and
   other current
   liabilities..........             183                     90             1,949
  Deferred revenue and
   other liabilities....              --                     --             1,717
  Accrued personnel
   costs................             262                     38               662
  Income taxes payable..             131                     33                39
                                 -------                 ------          --------
    Total adjustments...           1,560                    603            10,459
                                 -------                 ------          --------
Net cash used in
 operating activities...            (312)                   (19)          (40,785)
Cash flows from
 investing activities:
Purchase of property and
 equipment..............              (9)                    --            (6,147)
Product development
 costs..................              --                     --              (770)
                                 -------                 ------          --------
Net cash used in
 investing activities...              (9)                    --            (6,917)
Cash flows from
 financing activities:
Payments of subscription
 receivable from
 affiliate..............          22,120                 12,120            65,300
Dividend for CompuServe
 subscribers............          (4,000)                (4,000)              878
Payments of offering
 costs..................              --                     --            (1,938)
                                 -------                 ------          --------
Net cash provided by
 financing activities...          18,120                  8,120            64,240
                                 -------                 ------          --------
Effect of exchange rate
 changes on cash and
 cash equivalents.......             (83)                    (3)              330
                                 -------                 ------          --------
Net increase in cash and
 cash equivalents.......          17,716                  8,098            16,868
Cash and cash
 equivalents at
 beginning of period....              --                     --            17,716
                                 -------                 ------          --------
Cash and cash
 equivalents at end of
 period.................         $17,716                 $8,098          $ 34,584
                                 =======                 ======          ========


                             See accompanying notes

                       AMERICA ONLINE LATIN AMERICA, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization

   On January 20, 2000, America Online Latin America, Inc. ("AOL-LA" or the "Company") filed the registration statement that includes these financial statements with the Securities and Exchange Commission for its offer and sale of shares of its class A common stock and a concurrent distribution of shares of class A common stock by the Cisneros Group of Companies (the "Cisneros Group") to current and former employees of companies within the Cisneros Group.

   Currently, the Company's business is conducted by affiliates of AOL Latin America, S.L., a limited liability company organized in Spain in December 1998. AOL Latin America, S.L. is a joint venture between America Online, Inc. ("AOL") and the Cisneros Group. In December 1998, 50% interests in AOL Latin America, S.L. were issued to AOL and the Cisneros Group. AOL contributed royalty free license rights in exchange for its ownership interest. AOL's non-cash capital contribution of the royalty free license rights was recorded at AOL's historical cost basis, which was zero. The Cisneros Group agreed to contribute an aggregate amount of approximately $100 million through July 2, 2001 in exchange for its ownership interest. Subsequently, the Cisneros Group sold at its cost 1.96% of the shares of the company holding its interest in AOL Latin America S.L. to two executives of the Cisneros Group (Steven Bandel and Cristina Pieretti, directors of the Company) and a former executive of the Cisneros Group who is now an executive of the Company (Eduardo Hauser). The Cisneros Group and these three individuals entered into commitments, legally binding on all parties, to sell these shares in December 1998. There was no corresponding compensation expense since the price paid for the shares was the same price the Cisneros Group paid for the stock at the formation of the Company.

   Immediately before the effectiveness of the offering, AOL-LA will indirectly own all of AOL Latin America, S.L. and its affiliates, through a corporate reorganization in which AOL, the Cisneros Group and the three individuals named above will exchange their interests in AOL Latin America, S.L. and its affiliates for shares of the Company's series B preferred and series C preferred stock. After the reorganization AOL will hold 101,858,334 shares of the Company's series B preferred stock and the Cisneros Group will hold 99,861,910 shares of the Company's series C preferred stock. The three individuals will receive 1,996,424 shares of series C preferred stock, and these shares will be converted into 1,996,424 shares of class A common stock. AOL will also receive a warrant to purchase 16,642,500 shares in any combination of the Company's series B preferred, class A common or class B common stock at a per share exercise price equal to the initial public offering price. The number of shares for which the warrant is exercisable is 6% of the sum of the Company's outstanding shares of capital stock on the closing of the offering, including shares issuable under the over-allotment option, plus the shares of class A common stock issuable under the Company's stock plan. The warrant will be issued to AOL in exchange for the exclusive right to offer in Latin America any AOL-branded wireless-based online services. This non-cash capital contribution is valued at AOL's historical cost basis which is zero. The accompanying financial statements reflect the reorganization as of the earliest period presented. Immediately after the closing of the offering, AOL-LA also will issue 31,700,000 shares of class A common stock to Banco Itau and its affiliate, Banco Banerj in connection with the establishment of a strategic marketing alliance between the Company and Banco Itau. The 31,700,000 shares of class A common stock issued to Banco Itau and its affiliate will be equal to 12% of the outstanding capital stock (after giving effect to such issuance of such shares) on a fully diluted basis, however, without taking into account the AOL warrant, shares issuable under the Company's 2000 stock plan and shares issued after June 12, 2000 and before the closing of this offering.

   The Company seeks to become the leading provider of interactive services in Latin America. The Company intends to bring to the Latin American market localized AOL-branded interactive services and the opportunity to join AOL's global online community of more than 23 million users in 15 countries and seven languages.

                       AMERICA ONLINE LATIN AMERICA, INC.

   The Company's family of America Online-branded interactive services will include the AOL-LA country services, its comprehensive online services which will be available to subscribing members, and the AOL-LA country Internet portals and the Latin American regional Internet portal. The Company's network of country and regional Internet portals will offer content, community and e-commerce opportunities to all Internet users. The Company's interactive services will be developed on a country-by-country and regional basis and will be tailored to local interests. The Company expects to derive its revenues principally from member subscriptions to its AOL-LA country services and will seek to build its online service member base and portal user base to generate additional revenues from advertising and e-commerce.

   The Company currently has the exclusive right to offer AOL-branded PC-based online services in Latin America. Under its license agreement with AOL, it also has the exclusive right to offer AOL-branded TV-based online services in Latin America if AOL develops these services. The Company also has the exclusive right to offer in Latin America any AOL-branded wireless-based online services developed by AOL for commercial launch within four years of the effective date of the registration statement for this offering. The Company also has the right in Latin America to promote AOL's ICQ service, which features leading, real-time communications software and an associated portal. The ICQ service enables its worldwide community of approximately 73 million users, including approximately 10 million users in Latin America, to find and communicate with each other in real-time. As local versions of the ICQ service are developed, the Company will engage in other marketing and cross-promotion activities with AOL.

   The Company began operations in December 1998. The Company acquired AOL's Latin American CompuServe Classic subscribers in December 1998. It launched the first AOL-LA online service and portal in Brazil in November 1999 and a second country service and portal in Mexico in July 2000.

Note 2. Summary of Significant Accounting Policies

   Principles of Consolidation. These financial statements include the accounts of the Company, its subsidiaries and its predecessors on a consolidated basis since the Company's inception on December 15, 1998. All significant intercompany accounts and transactions have been eliminated.

   Basis of Presentation. The accompanying unaudited condensed consolidated financial statements as of and for the period from December 15, 1998, the Company's inception, to March 31, 1999 and for the nine months ended March 31, 2000, which include the accounts of the Company and its wholly and majority owned subsidiaries, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals considered necessary for a fair presentation, have been included in the accompanying unaudited interim financial statements. Operating results for the nine months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year ending June 30, 2000.

   Fiscal Year. The Company's fiscal year ends June 30. The information included in the notes to the financial statements as of and for the nine months ended March 31, 2000 is unaudited.

   Revenue Recognition. The Company recognizes subscription revenues over the period that it provides the service following expiration of the member's trial period. For subscribers in Brazil that have elected to pay their subscription fees with credit cards, the Company begins to recognize subscription revenues when the fees become due. For subscribers in Brazil who pay through means other than credit cards, however, the Company does not begin to record subscription revenues until cash payment is received. For advertising arrangements that require the Company to display a specified number of advertisements for a fixed fee, the Company's

                       AMERICA ONLINE LATIN AMERICA, INC.

advertising revenues are recognized as the advertisements are displayed. The revenues derived from sponsorship or co-sponsorship arrangements which provide for advertising and other services are recognized on a straight line basis over the term of the contract provided the Company is meeting its obligations under the contract. Payments received from advertisers before the Company displays their advertisements on its interactive services are recorded as deferred revenues.

   The Company also expects to derive revenues from e-commerce transactions conducted through its interactive services as either a flat payment or a percentage of each e-commerce transaction that is attributable to its interactive services, or both. The Company expects to receive cash or, in some instances, equity. The Company will recognize revenues derived from the Company's share of the proceeds from e-commerce transactions when it is notified of sales that are attributable to its interactive services.

   Revenue for which payment is made in the form of equity securities is measured at the fair value of the securities at the earlier of the initiation of the agreement, if fully vested and non-forfeitable, or the date performance is complete. The fair value of these securities is determined by using either market price or other standard valuation models. If the securities to be received are contingent upon achieving certain performance criteria, the Company will measure revenue, at that time, based upon the achievement of those criteria. The Company recognizes these revenues ratably, over the term of the contract, or when performance is completed. In the nine months ended March 31, 2000, the Company received $4.5 million of equity securities for future services.

   The Company has not yet recognized any barter revenue. The Company will recognize future barter revenue based on the fair value of the advertising that it agrees to provide, where fair value can be demonstrated by recent cash-based transactions that are similar.

   Property and Equipment. The Company depreciates or amortizes the following property and equipment using the straight-line method over the following estimated useful lives:

   Computer equipment............................................. 2 to 5 years
   Leasehold improvements......................................... 4 years
   Furniture and fixtures......................................... 5 years
   Equipment...................................................... 5 years

   In accordance with Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company is required to capitalize various costs for the development of internal use software, including the costs of coding, software configuration, upgrades and enhancements. None of these costs have been incurred as of the date of this offering.

   Product Development Costs. The Company capitalizes product development costs, which mainly consist of charges from AOL for personnel and related costs associated with the localization of the Company's interactive services and any developments the Company requests AOL to provide, once the product or enhancement reaches technological feasibility. The Company capitalizes costs incurred after technological feasibility has been established up until completion of beta testing. Once beta testing is complete and the product or service is commercially available, costs are again expensed as incurred. To the extent the Company retains the rights to software development funded by third parties, the Company applies these accounting policies to the capitalization of these costs. Amortization, a cost of revenue, is provided on a product-by-product basis, using the greater of the straight-line method or the current year revenue as a percentage of total revenue estimates for the related software product, not to exceed three years, beginning the month after the date

                       AMERICA ONLINE LATIN AMERICA, INC.

of product release. Quarterly, the Company reviews and expenses the unamortized cost of any feature identified as being impaired. The Company also reviews the recoverability of the total unamortized cost of all features and software products in relation to their estimated online service and other relevant revenues and, when necessary, makes an appropriate adjustment to net realizable value.

   At March 31, 2000, capitalized product development costs totaled $770,000. Amortization of these costs was $90,000 for the nine months ended March 31, 2000. Accumulated amortization was $90,000 at March 31, 2000. There were no capitalized product development costs at March 31, 1999 or June 30, 1999.

   Product development costs expensed for research and development totaled $1.9 million for the nine months ended March 31, 2000 and $312,000 for the period from inception to June 30, 1999.

   Subscriber Acquisition and Advertising Costs. The Company accounts for direct marketing costs incurred to acquire subscribers as well as other advertising costs as required by AICPA Statement of Position 93-7, "Reporting on Advertising Costs." The Company has expensed all advertising, marketing and other subscriber acquisition costs as incurred and includes them in sales and marketing expenses.

   Foreign Currency Translation. Generally, the Company's functional currencies are the local currencies of the countries in which it conducts its operations. Assets and liabilities of the Company's wholly-owned foreign subsidiaries are translated into U.S. dollars at the balance sheet date exchange rates, and revenues and expenses are translated at average rates prevailing during the period. Translation adjustments are included in accumulated other comprehensive
(loss) income. The Company includes its foreign currency transaction gains and losses in its results of operations.

   Other Income, Net. For the period ended March 31, 2000, other income, net consisted of $1.3 million of interest income and $59,000 of foreign currency transaction losses. For the period ended June 30, 1999, other income, net consisted of $62,000 of interest income and $53,000 of foreign currency transaction losses.

   Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

   Trade Accounts Receivable. The carrying amount of the Company's trade accounts receivables approximates their fair market value. The Company recorded provisions for uncollectible accounts of $358,000 for the nine months ended March 31, 2000 and $180,000 for the period from inception to June 30, 1999. The Company wrote off $280,000 of uncollectible accounts during the nine months ended March 31, 2000, and no amounts were written off for the period from inception to June 30, 1999.

   Investments Including Available-For-Sale Securities. The Company has classified all debt and equity securities as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in accumulated other comprehensive income (loss). Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in other income. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis.

   As of March 31, 2000, the Company had an available-for-sale equity investment in a public company with a fair market value of $3.7 million. The net unrealized loss as of March 31, 2000 on available-for-sale securities was $1.1 million and is included in accumulated other comprehensive (loss) income.

   As of May 31, 2000, the fair market value of the Company's available for sale equity investment had declined approximately $1.5 million from approximately $3.7 million as of March 31, 2000 to approximately $2.2 million.

                       AMERICA ONLINE LATIN AMERICA, INC.

   In January 1997, the Securities and Exchange Commission issued new rules requiring disclosure of the Company's accounting policies for derivatives and market risk disclosure. The Company does not have any material derivative financial instruments as of March 31, 2000, and believes that the interest rate risk for its borrowings and the market risk for its available-for-sale securities are not material to the results of operations of the Company. The available-for-sale securities subject the Company's financial position to market rate risk. The Company sells products to a diverse range of customers and subscribers in Latin America. The Company performs ongoing credit evaluations of its customers' and subscribers' financial condition and generally does not require collateral on product sales. The Company maintains reserves to provide for estimated credit losses. Actual credit losses could differ from such estimates.

   Financial Instruments. The carrying amounts for the Company's cash and cash equivalents, other receivables, other assets, trade accounts payable, accrued expenses and liabilities and other liabilities approximate their fair market value.

   Net Loss Per Common Share. Net loss per share is determined as required by SFAS No. 128, "Earnings per Share." There were no outstanding shares of common stock for either the basic or diluted loss per common share calculations for all periods presented.

   Stock-Based Compensation. The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The provisions of SFAS No. 123 allow companies to expense the estimated fair market value of stock options. Alternatively, SFAS No. 123 permits companies to continue to follow the intrinsic value method described in APB Opinion 25, "Accounting for Stock Issued to Employees," but disclose the pro forma effects on net income (loss) had the fair market value of the options been expensed. The Company has elected to apply APB Opinion 25 in accounting for its Stock Plan. See note 4.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The Company's actual results could differ from those estimates.

   Recent Pronouncements. The Financial Accounting Standards Board, or FASB, recently issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Effective Date of FASB SFAS No. 133." This Statement allows the Company to defer the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," for one year. As a result, SFAS No. 133 will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 will require the Company to recognize all derivatives on its balance sheet at fair value. Derivatives that are not hedges must be adjusted to their fair value through the Company's income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined if it will adopt SFAS No. 133 sooner than required or what the effect of SFAS No. 133 will be on its earnings and financial position.

   Latin American Operations. The Company derives all of its revenues from operations in Latin America. Social, political and economic conditions in Latin America are volatile and may impair the Company's operations. This volatility could make it difficult for the Company to develop its business, generate revenues or achieve or sustain profitability. Historically, volatility has been caused by: currency devaluations; significant governmental influence over many aspects of local economies; political and economic instability; unexpected changes in regulatory requirements; social unrest or violence; slow or negative economic growth; imposition of trade barriers; and wage and price controls.

                       AMERICA ONLINE LATIN AMERICA, INC.

   Most or all of these factors have occurred at various times in the last two decades in the Company's core target Latin American markets, Brazil, Mexico and Argentina. The Company has no control over these matters. Poor social, political and economic conditions may inhibit online services and Internet use, create uncertainty in the Company's operating climate and cause advertisers to reduce their advertising spending, all of which may adversely impact the Company's business.

   Dependence on AOL. In exchange for its AOL-LA ownership interest, AOL entered into a royalty-free license agreement. Also, AOL entered into a services agreement whereby AOL provides services to AOL-LA for fees determined on an AOL allocated cost plus basis. Under the license agreement, the Company has the exclusive right to offer in Latin America AOL-branded PC-based online services. The Company also has the exclusive right to offer AOL-branded TV-based online services in Latin America if these services are developed by AOL. The Company has the additional exclusive right to offer in Latin America any AOL-branded wireless-based online services developed by AOL for commercial launch within four years of the effective date of the registration statement for this offering. The Company also has a non-exclusive license to offer a localized network of Spanish- and Portuguese-language AOL-branded portals in Latin America. However, the Company has an option to license exclusively any Spanish- or Portuguese-language AOL-branded portals that AOL may develop for the Latin American market, subject to payment of a license fee. Under the services agreement, AOL provides services including software localization, updates, development, and installation services, server connection services, technical support and training. AOL also provides the Company with business development, administrative, tax, financial and legal services. Each of these agreements may be terminated if the Company materially breaches its terms. The Company will lose exclusivity of its licensed rights to PC-based services, upon the later of December 15, 2003 or the date on which AOL or the Cisneros Group owns less than 20% of the outstanding capital stock of AOL-LA, and to TV- and wireless-based services, on the later of August 7, 2005 or the date on which either AOL or the Cisneros Group owns less than 20% of the outstanding capital stock of AOL-LA. The termination or loss of exclusivity of the Company's license or services agreement with AOL would adversely impact its business.

Note 3. Related Party Transactions

   The cost to the Company due to AOL for the support services under the services agreement described in Note 2 was approximately $6.6 million for the nine months ended March 31, 2000 and approximately $2.4 million for the period ended June 30, 1999. The cost to the Company for support services provided by the Cisneros Group was approximately $52,000 for the nine months ended March 31, 2000 and approximately $291,000 for the period ended June 30, 1999. The unpaid portion of these costs is included in payable to affiliates at March 31, 2000 and June 30, 1999. AOL charges fees for providing these services on an AOL allocated cost plus basis. The Cisneros Group charges fees for services on a cost basis. Management believes that the expenses for these services are representative of what would have been incurred by the Company on a stand-alone basis. Some of AOL's employees who provide these services to the Company participate in AOL's stock option plans. Certain employees of the Company hired from AOL have also retained their previously granted AOL stock options.

   In December 1998, the Company acquired AOL's Latin American CompuServe Classic subscribers for approximately $4.0 million. The cost to acquire these Latin American CompuServe Classic subscribers was determined using a formula that was based on the expected number of Latin American CompuServe Classic subscribers at December 15, 1999. Because the number of subscribers at December 15, 1999 was lower than expected, AOL repaid $879,000 to us during March 2000. The initial payment of $4.0 million and the refund of $879,000 have been reflected in stockholders' equity.

                       AMERICA ONLINE LATIN AMERICA, INC.

Note 4. Capital Stock and Stock Plan

Capital Stock

 Preferred Stock

   The Company is authorized to issue up to 500,000,000 shares of preferred stock, par value of $.01 per share, in one or more series with rights, preferences and privileges that are determined by the Company's board of directors. Before completion of this offering, the Company had issued 101,858,334 shares of series B preferred stock and 101,858,334 shares of series C preferred stock. All of the outstanding series B preferred stock is owned by AOL and all of the outstanding series C preferred stock is owned by the Cisneros Group, except for 1,996,424 shares of series C preferred stock held by the three individuals named in note 1. The series B and series C preferred stock are convertible into shares of class B and class C common stock, which are convertible on a one-for-one basis into shares of class A common stock, in each case, at any time on a one-for-one basis. Concurrently with the initial public offering, the Cisneros Group intends to give up to 2,057,950 shares of class A common stock to some of its current and former employees. These shares were issued by the Company to the Cisneros Group as series C preferred stock and will convert into shares of class A common stock upon their distribution. Also, the 1,996,424 shares of series C preferred stock held by the three individuals in note 1 will be converted into 1,996,424 shares of class A common stock.

   Series B and series C preferred stock must be redeemed by the Company on December 15, 2003, in cash or, at the Company's option, by delivery of fully paid and nonassessable shares of class B or C common stock or any combination of shares of class B or C common stock or cash in an amount equal to the liquidation preference or $2.4544 per share, plus in each case all accumulated and unpaid dividends through the redemption date. However, AOL or the Cisneros Group may elect to convert their shares of series B or series C preferred stock into an equal number of shares of class B or class C common stock at any time before the date on which the redemption is to occur.

   Holders of series B and series C preferred stock are entitled to receive a cumulative annual dividend, payable in series B and series C preferred stock, equal to $0.0736 per share, as and when declared by the board of directors and before the payment of any dividend to the holders of the class A, class B and class C common stock. After that, the holders of class A, class B and class C common stock, together with the holders of series B and series C preferred stock, will share ratably, based on the number of shares of common stock and preferred stock held, in any dividend declared by the board of directors.

   The issuance of the series B and series C preferred stock described above is reflected in the financial statements as though issued at inception.

 Common Stock

   The Company is authorized to issue 1,250,000,000 shares of class A common stock, par value $.01 per share, 250,000,000 shares of class B common stock, par value $.01 per share, and 250,000,000 shares of class C common stock, par value $.01 per share. Upon completion of this offering, the issuance of the class A common stock to Banco Itau, the issuance of the class A common stock to Abrenuncio and the concurrent distribution by the Cisneros Group, there will be 60,782,152 shares of class A common stock issued and outstanding, no shares of class B common stock issued or outstanding and no shares of class C common stock issued or outstanding. The class B and class C common stock will be convertible into shares of class A common stock at any time on a one-for-one basis.

   The holders of class A common stock are each entitled to one vote per share. AOL and the Cisneros Group will be entitled to ten votes for each share of series B and series C preferred stock and, if issued, class B

                       AMERICA ONLINE LATIN AMERICA, INC.

and class C common stock, that they hold. From inception through March 31, 2000, the Cisneros Group contributed approximately $87.4 million to equity capital. In addition, the Cisneros Group contributed their remaining commitment of $12.7 million in April 2000.

   Under the Company's restated certificate of incorporation, each of AOL and the Cisneros Group has the right to directly elect five members of the Company's 14-member board of directors. The affirmative vote of the holders of a majority of the outstanding series B preferred stock and class B common stock, voting separately as a class, as well as the holders of a majority of the outstanding series C preferred stock and class C common stock, voting separately as a class, is required to approve a large number of corporate and business matters, as well as to amend or repeal a number of the provisions of the Company's restated certificate of incorporation. In accordance with the terms and conditions of a Registration Rights and Stockholders' Agreement among the Company, AOL, the Cisneros Group and Banco Itau, AOL and the Cisneros Group have agreed to vote for one nominee designated by Banco Itau for election to the Company's Board of Directors. Otherwise, holders of class A common stock, series B preferred stock and series C preferred stock and any issued class B and class C common stock generally will vote together as a single class, including the elections of directors who are not elected directly by AOL or the Cisneros Group, on matters presented to the stockholders for their vote or approval, except as otherwise required by applicable Delaware law. However, because AOL and the Cisneros Group will together control 97.05% of the voting power of the Company's capital stock following this offering, the issuance of class A common stock to Banco Itau and Abrenuncio and the concurrent distribution by the Cisneros Group, AOL and the Cisneros Group will have the power to elect the remaining four directors.

   Under the stockholder's agreement between AOL-LA, AOL and the Cisneros Group, AOL and the Cisneros Group have agreed to non-compete provisions. If either AOL or the Cisneros Group breaches these provisions, AOL-LA and the non-breaching party may be able to acquire the breaching party's capital stock.

The AOL Warrant

   Upon the effectiveness of the offering, the Company will issue a warrant to purchase 16,642,500 shares in any combination of its series B preferred, class A common or class B common stock at a per share exercise price equal to the initial public offering price. The number of shares for which the warrant is exercisable is 6% of the sum of the Company's outstanding shares of capital stock at the closing of the offering, including shares issued to Banco Itau, shares issuable under the over-allotment option and shares issuable under the Company's stock plan. The warrant will be immediately exercisable and will have a ten year term. The number of shares issuable under the warrant may be increased if AOL or the Cisneros Group admit one or more strategic stockholders. No other warrants are outstanding. The warrant has a net exercise feature that allows AOL to pay the exercise price due under the warrant by tendering to the Company a portion of the shares subject to the warrant instead of paying the exercise price in cash.

Stock Plan

   In July 2000, the Company's board of directors and stockholders adopted the Company's 2000 Stock Plan. Under the stock plan, the Company may grant incentive stock options and nonqualified stock options to its employees, consultants and directors. The maximum term of options granted under the stock plan is ten years. A total of 13,208,333 shares of class A common stock have been reserved for issuance under the stock plan. The Company plans to grant stock options to purchase a total of 9,000,000 shares of class A common stock with an exercise price equal to the initial public offering price.

                       AMERICA ONLINE LATIN AMERICA, INC.

Note 5. Loss Per Share

   Since the Company has losses from operations for both periods represented and has no common stock outstanding, there are no earnings per share amounts as described in SFAS No. 128, "Earnings per Share." As a result, any conversion of preferred stock or the AOL Warrant to common stock would be antidilutive.

   Shares potentially dilutive for the nine month period ended March 31, 2000, include those relating to preferred stock and the AOL Warrant of 203,716,668 and 16,642,500 respectively.

Note 6. Segment Information

   Effective June 30, 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, the Company must disclose information based on the way it organizes financial information for making operating decisions and assessing performance.

   Currently, the Company operates in a single segment, interactive services. Interactive services consist of the delivery of the Company's interactive products, including the AOL-LA country services and portals and CompuServe services. Delivery of interactive services by AOL-LA is in a start-up phase with the launches in Brazil and Mexico just recently completed and an anticipated launch in Argentina later this year.

   The Company's revenues for the nine months ended March 31, 2000 were approximately $2.4 million in Mexico and approximately $2.3 million in Brazil. The Company's revenues for the period from inception to March 31, 1999 were primarily in Mexico. The Company's revenues for the period from inception to June 30, 1999 were $869,000 in Mexico and $188,000 in Brazil. No single customer of the Company accounted for 10% or greater of the Company's total revenues in either period.

   At March 31, 2000, the Company had long-lived assets of $2.8 million, $508,000, $1.3 million and $1.4 million in Brazil, United States, Mexico and Argentina, respectively. At June 30, 1999, the Company had an immaterial amount of long-lived assets.

Note 7. Property and Equipment

   The Company's property and equipment consist of the following:

                                                            June 30,  March 31,
                                                              1999      2000
                                                            -------- -----------
                                                                     (unaudited)
                                                               (In thousands)
   Leasehold and network improvements......................   $--      $2,219
   Furniture and fixtures..................................    --       1,542
   Equipment...............................................    --       1,331
   Computer equipment and internal software................     9       1,236
                                                              ---      ------
                                                                9       6,328
   Less accumulated depreciation and amortization..........    --        (315)
                                                              ---      ------
   Net property and equipment..............................   $ 9      $6,013
                                                              ===      ======

   Depreciation expense was $315,000 for the nine months ended March 31, 2000.

                      AMERICA ONLINE LATIN AMERICA, INC.

Note 8. Commitments and Contingency

Commitments

  Leases

   The Company has entered into facilities and equipment leases primarily under long-term operating agreements, some of which may have renewal options. At June 30, 1999 and March 31, 2000, the Company had facility leases with the following future minimum payments:

        Period Ending June 30,                      June 30, 1999 March 31, 2000
        ----------------------                      ------------- --------------
                                                           (In thousands)
        2000.......................................    $  228         $  N/A
        2001.......................................       500          1,945
        2002.......................................       506          1,895
        2003.......................................       406          1,361
        2004.......................................       413          1,004
        After 2004.................................       450            953
                                                       ------         ------
                                                       $2,503         $7,158
                                                       ======         ======

   Subsequent to June 30, 1999, the Company entered into significant additional lease agreements.

  Network Services

   The Company has entered into third party telecommunications network capacity contracts. These contracts commit the Company to purchase a minimum amount of network capacity or to pay a fixed minimum cost for network capacity. The Company records expense related to these contracts up to the minimum commitments and expenses any additional costs in the period that it is incurred. As of June 30, 1999 and March 31, 2000, the fixed minimum costs for network capacity commitments under these contracts for future periods are as follows:

        Period Ending June 30,                      June 30, 1999 March 31, 2000
        ----------------------                      ------------- --------------
                                                           (In thousands)
        2000.......................................    $ 4,046       $   N/A
        2001.......................................      7,496        12,986
        2002.......................................      8,438        19,545
        2003.......................................      2,438         6,739
                                                       -------       -------
                                                       $22,418       $39,270
                                                       =======       =======

   Subsequent to June 30, 1999, the Company entered into significant additional network capacity contracts.

Contingency

   Legal Proceedings

   On December 28, 1999, ADEC, a non-governmental, private consumer protection association, filed a complaint against the Company in the Brazilian State of Rio de Janeiro seeking monetary damages and a preliminary restraining order. ADEC is seeking R$10.0 million, or approximately $5.6 million, in damages on behalf of consumers who have allegedly complained about the installation of the Company's America Online Brazil software on their PCs. The preliminary restraining order would have required the Company to stop distributing its CD software in Brazil. While ADEC obtained the order, the Company was successful in having

                       AMERICA ONLINE LATIN AMERICA, INC.

it revoked and ADEC later lost an appeal of the revocation. Although the Company believes that ADEC's claims are without merit and will continue to contest them vigorously, it may not be successful in defeating their claims. If the Company is unsuccessful, ADEC's claims could have a material adverse effect on the Company's business.

Note 9. Income Taxes

   During the periods ended March 31, 2000 and June 30, 1999, income tax provision represented the Company's estimated income taxes in certain foreign locations. Tax losses generated by the Company in foreign jurisdictions during these periods will be available to be carried forward against future foreign taxable income, subject to local tax restrictions, if any. For U.S. tax purposes, the Company has made elections to treat foreign locations as branches and therefore, loss carry forwards prior to the reorganization will not be available to the Company. Therefore, for U.S. tax purposes loss carryforwards at March 31, 2000 and June 30, 1999 are immaterial. Consolidated operating losses arising in periods after the reorganization will be available for carry forward by the Company.

   The Company anticipates that after the reorganization, there will be further net operating losses for tax purposes that will be available to offset the Company's future U.S. and foreign taxable income. If the Company does not use these carryforwards in a timely manner, they will expire. To the extent that the Company realizes net operating loss carryforwards that relate to stock deductions, the resulting benefits will be credited to stockholders' equity. As of March 31, 2000 and June 30, 1999, the Company had no net deferred tax assets or liabilities.

   In the future, when the Company records deferred income taxes, it will reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. If any deferred tax assets are recorded, the Company will determine to what extent a valuation allowance is necessary. When the Company is more likely than not to realize a deferred tax asset, the benefit related to the deductible temporary differences attributable to operations will be recognized as a reduction of income tax expense. The Company will credit to paid-in capital the realized benefits related to the deductible temporary differences attributable to stock option deductions, if any.

Note 10. Subsequent Events (Unaudited)

 The Banco Itau Strategic Alliance

   In June 2000, the Company entered into a ten year strategic marketing alliance with Banco Itau, one of the largest banks in Latin America with approximately seven million customers and one million users of its interactive financial services. We have agreed to create a customized co-branded version of our America Online Brazil service that Banco Itau will market to all of its customers. We will issue 31,700,000 shares of class A common stock at the closing of this offering to Banco Itau in exchange for its commitment to various subscriber and revenue levels.

   The Banco Itau shares will be granted at the completion of the offering and will be fixed, fully vested and non-forfeitable, at that date. There are no circumstances that require the shares to be returned to AOL-LA, nor does Banco Itau have to meet any performance criteria to keep the shares. It is estimated the shares will be valued at approximately $285 million based on the expected offering price of $9.00 per share.

   Banco Itau has agreed to achieve certain subscriber and revenue targets in the first five years of the agreement. In the event these performance targets are not met, Banco Itau could be liable for payments back to

                       AMERICA ONLINE LATIN AMERICA, INC.

AOL-LA. Banco Itau has provided a promissory note that will secure any payments due AOL-LA. The cost of this agreement will be recorded as a contra-equity account and captioned as "Unearned Services" in the consolidated statement of changes in stockholders' equity.

   As there are potential, specific payments related to performance in the first five years of the agreement, it is estimated that $185.4 million of the unearned services will be amortized on a straight-line basis over that period. The estimated, remaining balance of the unearned services, $99.6 million, will be amortized on a straight-line basis over the ten-year term of the agreement.

 Capital Contribution

   In June 2000, AOL and the Cisneros Group each contributed $15.0 million to AOL-LA. In addition, in July 2000, AOL and the Cisneros Group each agreed to contribute an additional $35.0 million to AOL-LA by December 31, 2000. During July 2000, AOL and the Cisneros Group each contributed $17.5 million.

 Rock in Rio Festival Advertising Contract

   On May 4, 2000, the Company entered into an agreement to pay $20 million in exchange for the exclusive right to sponsor the Brazilian Rock in Rio Festival, which will take place from January 12 through 21, 2001. The Company is required to provide this funding from May to December 2000. The cost of this exclusive right will be amortized on a straight-line basis through the end of the event.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               25,000,000 Shares

                       America Online Latin America, Inc.
                              Class A Common Stock

[LOGO OF FPO ONLINE LATIN AMERICA]

                                   --------
                                   PROSPECTUS
                                       , 2000
                                   --------

                              Salomon Smith Barney

                          Donaldson, Lufkin & Jenrette
                                   --------

                                Lehman Brothers

                                 Cazenove & Co.

                          Prudential Volpe Technology
                        a unit of Prudential Securities

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   Until       , 2000, all dealers that buy, sell or trade America Online Latin
America's class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is independent of the dealers' obligation to deliver a prospectus when acting as underwriters and for their unsold allotments or subscriptions.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
          [ALTERNATIVE COVER PAGE FOR CONCURRENT OFFERING PROSPECTUS]

                  SUBJECT TO COMPLETION, DATED AUGUST 2, 2000

PROSPECTUS

                                 [COMPANY LOGO]

                                2,057,950 Shares
                       America Online Latin America, Inc.
                              Class A Common Stock

  The owners of one of our principal stockholders, the Cisneros Group of Companies, intend to give up to 2,057,950 shares of our class A common stock to some current and former employees of companies within the Cisneros Group of Companies in thanks to these individuals for their past assistance. The distribution of these shares will be made concurrently with our initial public offering made by a separate prospectus in which we are offering to sell 25,000,000 shares of our class A common stock through the underwriters named in that prospectus. Neither we nor the Cisneros Group will receive any proceeds from the distribution by the Cisneros Group of Companies under this prospectus.

  Before our initial public offering, there has been no public market for the class A common stock. We have applied to have the class A common stock included for quotation on the Nasdaq National Market under the symbol AOLA.

  Investing in our class A common stock involves risks. See risk factors beginning on page 10.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     , 2000

        [ALTERNATIVE PLAN OF DISTRIBUTION PAGE FOR CONCURRENT OFFERING]

                              PLAN OF DISTRIBUTION

   One of our principal stockholders, the Cisneros Group of Companies, intends to distribute up to 2,057,950 shares of our class A common stock to some current and former employees of companies within the Cisneros Group of Companies in recognition of past employment services. Neither we nor the Cisneros Group of Companies will receive any proceeds from the distribution by the Cisneros Group.

   The employees and former employees of the Cisneros Group of Companies receiving shares in this distribution, have agreed not to dispose of or hedge any of their class A common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

     SEC Registration Fee........................................... $  182,160
     Nasdaq National Market Listing Fee.............................     95,000
     NASD Filing Fee................................................     30,500
     Printing and Engraving Fees....................................    873,000
     Legal Fees and Expenses........................................  2,143,000
     Accounting Fees and Expenses...................................    700,000
     Blue Sky Fees and Expenses.....................................      5,000
     Transfer Agent and Registrar Fees..............................      2,000
     Miscellaneous..................................................    969,340
                                                                     ----------
       Total........................................................ $5,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Our restated certificate of incorporation provides that we shall indemnify to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of AOL-LA or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection with such service. Our restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our restated by-laws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

   Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought because such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

   Our restated certificate of incorporation contains a provision, permitted by the Delaware General Corporation Law, that generally eliminates the liability of a director to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

  . from any breach of the director's duty of loyalty to us or our stockholders;

  . from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; and

  . from any transaction from which the director derived an improper personal benefit.

   We intend to enter into insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

   Additionally, reference is made to the Underwriting Agreement to be filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of AOL-LA, our directors and officers who sign the Registration Statement and persons who control AOL-LA, under certain circumstances.

Indemnification of AOL and the Cisneros Group

   Each of our restated certificate of incorporation and the stockholders' agreement between AOL, the Cisneros Group and us provides that we will indemnify AOL and the Cisneros Group to the fullest extent authorized by the Delaware General Corporation Law if we or any of our stockholders or any other person bring an action against AOL or the Cisneros Group seeking damages or other relief based on a breach or alleged breach of a fiduciary or other duty by AOL or the Cisneros Group based on AOL or the Cisneros Group engaging or investing in any business activity, including those that might be similar to and in competition with us, or based on the pursuit by AOL or the Cisneros group of an investment or a business opportunity or prospective economic advantage in which we could have an interest or expectancy. Each of our restated certificate of incorporation and the stockholders' agreement further provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of AOL or the Cisneros Group, to repay all amounts advanced if it is ultimately determined that AOL or Cisneros Group is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our restated certificate of incorporation and the stockholders' agreement authorize AOL or the Cisneros Group to bring an action against us and prescribe what constitutes a defense to such action.

Item 15. Recent and Anticipated Sales of Unregistered Securities.

   In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act as summarized below.

 (a) Issuances of Capital Stock

   On August , 2000, we entered into a contribution agreement with AOL, Riverview Media Corp., a wholly owned subsidiary of the Cisneros Group, and AOL Latin America, S.L. under which we will issue 101,858,334 shares of our series B preferred stock to AOL and 101,858,334 shares of our series C preferred stock to Riverview Media Corp. and two current executives and one former executive of the Cisneros Group in exchange for their contribution to us of all their interests in AOL Latin America S.L. AOL contributed a royalty free license in exchange for shares of our series B preferred stock. We recorded the value of the license at AOL's historical cost basis, which was zero. The Cisneros Group has contributed an aggregate amount of $100.1 million for our series C preferred stock.

   On August , 2000, we entered into a stock subscription agreement with Banco Itau, under which we will issue 31,700,000 shares of class A common stock to Banco Itau at the initial public offering price contemporaneously with the closing of this offering.

   On July , 2000, we entered into an interactive services agreement under which we agreed that we would issue 27,778 shares, or $250,000, of our class A common stock to Abrenuncio in exchange for entering into an interactive services agreement.

   On July , 2000, we entered into a stock subscription agreement under which we agreed to issue 83,333 shares of our class A common stock to Bakti Technologies Inc., a Panamanian corporation and an affiliate of Abrenuncio, S.A., a Colombian corporation. Under the terms of the stock subscription agreement, Bakti Technologies Inc. will purchase 83,333 shares of our class A common stock for $750,000. This sale of our class A common stock will occur by December 31, 2000 with the actual date of the sale to be selected by Bakti Technologies Inc. It is a condition to our issuance of any shares to Bakti Technologies Inc. that Abrenuncio, S.A. enter into the interactive services agreement before the closing of our initial public offering.

 (b) Issuance of Warrant

   On August , 2000, we will issue a warrant to AOL to purchase any combination of 16,642,500 shares of series B preferred stock or class A or class B common stock at a per share exercise price equal to the initial public offering price.

 (c) Grant of Stock Options

   Pursuant to our 2000 Stock Plan, immediately before the effectiveness of our initial public offering, we will issue options to purchase an aggregate of 9,000,000 shares of Class A common stock at the initial public offering price.

   Except with respect to the sale to Banco Itau, the sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipient of securities in each such transaction represented their intention to acquire the securities for investment only and not with the view to or for the sale in connection with any distribution thereof and appropriate legends will be affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with AOL-LA, to information about us. We will sell the shares of class A common stock to Banco Itau under Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
   @1.1  Form of Underwriting Agreement.
   @3.1  Restated Certificate of Incorporation of America Online Latin America,
         Inc. to be effective upon completion of the initial public offering.
   @3.2  Restated By-laws of America Online Latin America, Inc. to be effective upon completion of the initial public offering.
   @4.1  Form of Class A Common Stock Certificate.
   @5.1  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. on the
         legality of securities being registered.
   @9.1  Form of Voting Agreement and Irrevocable Proxy by and among America
         Online Latin America, Inc., Riverview Media Corp. and children of
         Gustavo Cisneros and Ricardo Cisneros, dated as of    , 2000.
  @10.1  America Online Latin America, Inc. 2000 Stock Plan.
 @+10.2  Stockholders' Agreement by and among America Online Latin America,
         Inc., America Online, Inc. and Riverview Media Corp., dated as of    ,
         2000.

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  @10.3  Contribution Agreement by and among America Online Latin America,
         Inc., AOL Latin America, S.L., America Online, Inc. and Riverview
         Media Corp., Eduardo Hauser, Cristina Pieretti and Steven Bandel,
         dated as of    , 2000.
  @10.4  Registration Rights Agreement by and among America Online Latin
         America, Inc., America Online, Inc. and Riverview Media Corp., dated
         as of    , 2000.
 @+10.5  AOL License Agreement by and between America Online, Inc. and America
         Online Latin America, Inc., dated as of       , 2000.
 @+10.6  AOL Online Services Agreement by and between America Online, Inc. and
         America Online Latin America, Inc., dated as of       , 2000.
  @10.7  Form of Warrant to be issued by America Online Latin America, Inc. to
         America Online, Inc., dated as of    , 2000.
  @10.8  Letter of employment for Charles M. Herington, dated July 31, 2000.
   10.9  [intentionally omitted]
 @+10.10 Agreement by and between Embratel and AOL Brasil Ltda., dated as of
         October 18, 1999.
 @+10.11 Agreement by and between Netstream Telecom Ltda. and AOL Brasil Ltda., dated as of September 24, 1999.
 @+10.12 Amendment to Agreement by and between Embratel and AOL Brasil Ltda., dated as of May 10, 2000.
 @+10.13 Strategic Interactive Services and Marketing Agreement by and among
         America Online Latin America, Inc., AOL Brasil Ltda. and Banco Itau
         S.A., dated as of June 12, 2000.
 @+10.14 Stock Subscription Agreement by and among America Online Latin
         America, Inc., Banco Itau S.A. and Banco Banerj S.A., dated as of June
         12, 2000.
  @10.15 Form of Registration Rights and Stockholders' Agreement by and among
         America Online Latin America, Inc., Banco Itau S.A. and Banco Banerj
         S.A., dated as of    , 2000.
  @10.16 Form of Escrow Agreement by and among The Bank of New York, America
         Online Latin America, Inc., AOL Brasil Ltda. and Banco Itau S.A.,
         dated as of    , 2000.
 @+10.17 Agreement by and between Avantel, S.A. and AOL Mexico, S. de R.L. de
         C.V., dated as of January 20, 2000.
 @+10.18 Agreement by and between Impsat, S.A. and AOL Argentina, S.R.L., dated as of December 23, 1999.
  @10.19 Contribution Agreement by and among America Online Latin America,
         Inc., AOL Latin America, S.L., America Online, Inc. and Riverview
         Media Corp., dated as of July 3, 2000.
  @10.20 Letter of employment for Javier Aguirre, dated February 22, 2000.
  @10.21 Letter of employment for Gustavo Benejam, dated February 25, 2000.
  @10.22 Letter of employment for John D. Gardiner, dated February 23, 2000.
  @10.23 Letter of employment for Eduardo Hauser, dated February 22, 2000.
  @21.1  Subsidiaries of America Online Latin America, Inc.
   23.1  Consent of Ernst & Young LLP.
  @23.2  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1)
  @24.1  Powers of Attorney.
  @99.1  Consent of Roberto Egydio Setubal.
  @99.2  Consent of Vernon E. Jordan, Jr.
  @99.3  Consent of William H. Luers
  @99.4  Consent of M. Brian Mulroney

--------
*  To be filed by amendment.
+ Confidential treatment has been requested for portions of this exhibit. These portions have been omitted and filed separately with the Commission.
@  Previously filed.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 13 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida, on August 7, 2000.

                                          America Online Latin America, Inc.

                                             /s/ Charles M. Herington
                                          By: _________________________________
                                             Charles M. Herington
                                             Chief Executive Officer

   As required by the Securities Act of 1933, this Amendment No. 13 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----


       /s/ Charles M. Herington        Chief Executive Officer      August 7, 2000
 ______________________________________  (principal executive
         Charles M. Herington           officer)

                  *                    Chief Financial Officer      August 7, 2000
 ______________________________________  (principal financial and
            Javier Aguirre              accounting officer)

                  *                    Director                     August 7, 2000
 ______________________________________
           Steven I. Bandel

                  *                    Director                     August 7, 2000
 ______________________________________
         Gustavo A. Cisneros

                  *                    Director                     August 7, 2000
 ______________________________________
         Ricardo J. Cisneros

                  *                    Director                     August 7, 2000
 ______________________________________
          Miles R. Gilburne

                  *                    Director                     August 7, 2000
 ______________________________________
           J. Michael Kelly

                  *                    Director                     August 7, 2000
 ______________________________________
            Michael Lynton

                  *                    Director                     August 7, 2000
______________________________________
        Robert S. O'Hara, Jr.

              Signature                          Title                   Date
              ---------                          -----                   ----


                  *                    Director                     August 7, 2000
 ______________________________________
          Cristina Pieretti

                  *                    Director                     August 7, 2000
 ______________________________________
          Robert W. Pittman

                  *                    Director                     August 7, 2000
______________________________________
          Gerald Sokol, Jr.

* By executing his name hereto, Charles M. Herington is signing this document on behalf of the persons indicated above by the powers of attorney duly executed by these persons and filed with the Securities and Exchange Commission.

      /s/ Charles M. Herington
By: _________________________________
         Charles M. Herington
          (Attorney-in-fact)

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
   @1.1  Form of Underwriting Agreement.
   @3.1  Restated Certificate of Incorporation of America Online Latin America,
         Inc. to be effective upon completion of the initial public offering.
   @3.2  Restated By-laws of America Online Latin America, Inc. to be effective upon completion of the initial public offering.
   @4.1  Form of Class A Common Stock Certificate.
   @5.1  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. on the
         legality of securities being registered.
   @9.1  Form of Voting Agreement and Irrevocable Proxy by and among America
         Online Latin America, Inc., Riverview Media Corp. and children of
         Gustavo Cisneros and Ricardo Cisneros, dated as of    , 2000.
  @10.1  America Online Latin America, Inc. 2000 Stock Plan.
 @+10.2  Stockholders' Agreement by and among America Online Latin America,
         Inc., America Online, Inc. and Riverview Media Corp., dated as of    ,
         2000.
  @10.3  Contribution Agreement by and among America Online Latin America,
         Inc., AOL Latin America, S.L., America Online, Inc. and Riverview
         Media Corp., Eduardo Hauser, Cristina Pieretti, and Steven Bandel,
         dated as of    , 2000.
  @10.4  Registration Rights Agreement by and among America Online Latin
         America, Inc.,
         America Online, Inc. and Riverview Media Corp., dated as of    , 2000.
 @+10.5  AOL License Agreement by and between America Online, Inc. and America
         Online Latin America, Inc., dated as of       , 2000.
 @+10.6  AOL Online Services Agreement by and between America Online, Inc. and
         America Online Latin America, Inc., dated as of       , 2000.
  @10.7  Form of Warrant to be issued by America Online Latin America, Inc. to
         America Online, Inc., dated as of    , 2000.

  @10.8  Letter of employment for Charles M. Herington, dated July 31, 2000.

   10.9  [intentionally omitted]

 @+10.10 Agreement by and between Embratel and AOL Brasil Ltda., dated as of October 18, 1999.

 @+10.11 Agreement by and between Netstream Telecom Ltda. and AOL Brasil Ltda., dated as of September 24, 1999.

 @+10.12 Amendment to Agreement by and between Embratel and AOL Brasil Ltda., dated as of May 10, 2000.

 @+10.13 Strategic Interactive Services and Marketing Agreement by and among
         America Online Latin America, Inc., AOL Brasil Ltda. and Banco Itau
         S.A., dated as of June 12, 2000.

 @+10.14 Stock Subscription Agreement by and among America Online Latin
         America, Inc., Banco Itau S.A. and Banco Banerj S.A., dated as of June
         12, 2000.

  @10.15 Form of Registration Rights and Stockholders' Agreement by and among
         America Online Latin America, Inc., Banco Itau S.A. and Banco Banerj
         S.A., dated as of    , 2000.

  @10.16 Form of Escrow Agreement by and among The Bank of New York, America
         Online Latin America, Inc., AOL Brasil Ltda. and Banco Itau S.A.,
         dated as of    , 2000.

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
 @+10.17 Agreement by and between Avantel, S.A. and AOL Mexico, S. de R.L. de
         C.V., dated as of January 20, 2000.

 @+10.18 Agreement by and between Impsat, S.A. and AOL Argentina, S.R.L., dated as of December 23, 1999.

  @10.19 Contribution Agreement by and among America Online Latin America,
         Inc., AOL Latin America, S.L., America Online, Inc. and Riverview
         Media Corp., dated as of July 3, 2000.

  @10.20 Letter of employment for Javier Aguirre, dated February 22, 2000.
  @10.21 Letter of employment for Gustavo Benejam, dated February 25, 2000.
  @10.22 Letter of employment for John D. Gardiner, dated February 23, 2000.
  @10.23 Letter of employment for Eduardo Hauser, dated February 22, 2000.
  @21.1  Subsidiaries of America Online Latin America, Inc.
   23.1  Consent of Ernst & Young LLP
  @23.2  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1)

  @24.1  Powers of Attorney.
  @99.1  Consent of Roberto Egydio Setubal.
  @99.2  Consent of Vernon E. Jordan, Jr.
  @99.3  Consent of William H. Luers
  @99.4  Consent of M. Brian Mulroney

--------
*  To be filed by amendment.
+ Confidential treatment has been requested for portions of this exhibit. These portions have been omitted and filed separately with the Commission.
@ Previously filed.